UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BAKBONE SOFTWARE INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common shares and preferred shares of BakBone Software Incorporated

(2)	Aggregate number of securities to which transaction applies:

86,738,815 common shares (which amount includes 5,854,218 common shares subject to future issuance) and 18,000,000 preferred shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 86,738,815 common shares multiplied by $0.33 per share, and (B) 18,000,000 preferred shares multiplied by $1.291667 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $.0000713 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$51,873,815

(5)	Total fee paid:

$3,698.60

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING OF SECURITYHOLDERS

to be held [                ]

and

NOTICE OF ORIGINATING APPLICATION

TO THE COURT OF QUEEN’S BENCH OF ALBERTA

and

INFORMATION CIRCULAR and PROXY STATEMENT

with respect to a

PLAN OF ARRANGEMENT

involving

BAKBONE SOFTWARE INCORPORATED, QUEST SOFTWARE, INC.,

BOLTS ACQUISITION CORPORATION AND

THE SECURITYHOLDERS OF BAKBONE SOFTWARE INCORPORATED

[                ], 2010

This information circular and the accompanying materials require your immediate attention. If you are in doubt as to how to deal with these documents or matters to which they refer, please consult a professional advisor. If you have any questions, please contact Kingsdale Shareholder Services Inc. by:

1)	telephone at 1-866-581-1571 toll-free in North America or (416) 867-2272 outside of North America;
2)	facsimile at (416) 867-2271 or toll-free in North America — at 1 (866) 545-5580;
3)	mail to:

The Exchange Tower 130 King Street West, Suite 2950

P.O. Box 361, Toronto, Ontario M5X 1E2; or

4)	by e-mail at contactus@kingsdaleshareholder.com

BAKBONE SOFTWARE INCORPORATED

9540 Towne Centre Drive, Suite 100

San Diego, CA 92121

858-450-9009

Dear Securityholder:

We invite you to attend a special meeting of securityholders of BakBone Software Incorporated (“BakBone”) to be held at the offices of Burnet, Duckworth & Palmer LLP, located at Suite 1400, 350 — 7th Avenue SW, Calgary, Alberta, at 8:00 a.m., local time, on [                ]. Registered holders of common shares, preferred shares and options and warrants to acquire common shares at the close of business on November 30, 2010 will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

At the special meeting, we will ask you to vote in favour of the arrangement resolution approving the plan of arrangement contemplated by that certain Arrangement Agreement dated as of November 8, 2010, among Quest Software, Inc. (“Quest”), Bolts Acquisition Corporation, a Canadian corporation and a wholly owned subsidiary of Quest (“Acquisition Sub”) and BakBone. As a result of the arrangement contemplated by the arrangement agreement, BakBone will become a wholly owned subsidiary of Quest.

If the arrangement is completed, you will be entitled to receive $0.33 in cash, without interest, for each common share of BakBone that you own, and $1.291667 in cash, without interest, for each preferred share of BakBone that you own. If you hold options or warrants to acquire common shares, you will not be entitled to receive any consideration therefor in the arrangement. We cannot complete the arrangement unless all of the conditions to the completion of the arrangement are satisfied or waived by Quest, and the arrangement resolution is approved by the required votes of BakBone’s securityholders.

Our board of directors, none of whom have any interest in Quest, carefully reviewed and considered the terms and conditions of the arrangement. Based on its review, our board of directors has approved the arrangement agreement, determined that the arrangement agreement and the plan of arrangement are advisable, fair to the holders of common shares and preferred shares and in the best interests of BakBone and the shareholders of BakBone, authorized and approved the execution, delivery and performance of the arrangement agreement by BakBone and resolved to recommend that BakBone’s securityholders approve the arrangement resolution. As required by the Canada Business Corporations Act, the two directors elected by the holders of BakBone’s preferred shares did not vote on the foregoing. The directors that voted on the matter were unanimous in their approval.

THE BOARD OF DIRECTORS RECOMMENDS

THAT YOU VOTE “FOR” THE ARRANGEMENT RESOLUTION.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a notice of special meeting of securityholders, an information circular relating to the actions to be taken by our securityholders at the special meeting, a proxy card and a letter of transmittal. The information circular includes important information about the arrangement. We encourage you to read the entire information circular carefully.

All of our securityholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the internet or by telephone as instructed in these materials. It is important that your securities be represented and voted at the special meeting. If you are a registered securityholder and attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the internet or by telephone.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the arrangement resolution.

Sincerely,

/s/ STEVE MARTIN
Steve Martin
Sr. Vice President, Chief Financial Officer and
Interim Chief Executive Officer

San Diego, California

[                    ], 2010

i

BAKBONE SOFTWARE INCORPORATED

9540 Towne Centre Drive, Suite 100

San Diego, CA 92121

858-450-9009

NOTICE OF SPECIAL MEETING OF SECURITYHOLDERS

TO BE HELD ON [                ]

Pursuant to an interim order of the Court of Queen’s Bench of Alberta dated [                    ], 2010, a special meeting of the securityholders of BakBone Software Incorporated, a Canadian corporation (“BakBone”), will be held at the offices of Burnet, Duckworth & Palmer LLP located at Suite 1400, 350 — 7th Avenue SW, Calgary, Alberta, at 8:00 a.m., local time, on [                ], for the following purposes:

1.	to consider and, if thought advisable, to pass, with or without variation, the arrangement resolution, the full text of which is set forth in Annex B of Appendix A to the accompanying information circular of BakBone dated [ ], 2010, approving the plan of arrangement contemplated by that certain Arrangement Agreement dated as of November 8, 2010, among Quest Software, Inc. (“Quest”), Bolts Acquisition Corporation, a Canadian corporation and a wholly owned subsidiary of Quest, and BakBone; and

2.	to transact such other business that may properly come before the special meeting or any postponement or adjournment of the special meeting.

The foregoing items of business are more fully described in the information circular accompanying this notice of meeting.

The board of directors of BakBone has fixed the close of business on November 30, 2010 as the record date for the determination of securityholders entitled to receive notice of and vote at the special meeting and at any adjournment or postponement thereof.

Our board of directors, none of whom have any interest in Quest, carefully reviewed and considered the terms and conditions of the arrangement. Based on its review, our board of directors has approved the arrangement agreement, determined that the arrangement agreement and the plan of arrangement are advisable, fair to the holders of common shares and preferred shares and in the best interests of BakBone and the shareholders of BakBone, authorized and approved the execution, delivery and performance of the arrangement agreement by BakBone and resolved to recommend that BakBone’s securityholders approve the arrangement resolution. As required by the Canada Business Corporations Act, the two directors elected by the holders of BakBone’s preferred shares did not vote on the foregoing. The directors that voted on the matter were unanimous in their approval.

THE BOARD OF DIRECTORS (OTHER THAN THE TWO DIRECTORS ELECTED BY THE

HOLDERS OF THE PREFERRED SHARES, WHO AS REQUIRED BY THE CANADA

BUSINESS CORPORATIONS ACT DID NOT VOTE) UNANIMOUSLY

RECOMMENDS THAT YOU VOTE “FOR” THE ARRANGEMENT

RESOLUTION. YOUR VOTE IS IMPORTANT.

By Order of the Board of Directors

/s/ STEVE MARTIN
Steve Martin
Sr. Vice President, Chief Financial Officer and
Interim Chief Executive Officer

San Diego, California

[                    ], 2010.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the arrangement described in the information circular or determined if the information circular is adequate or accurate. Any representation to the contrary is a criminal offense.

ORIGINATING APPLICATION

Form 7

[Rule 3.8]

Clerk’s Stamp:
COURT FILE NUMBER

COURT	COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE	CALGARY

APPLICANT	BAKBONE SOFTWARE INCORPORATED

RESPONDENTS	None

DOCUMENT	ORIGINATING APPLICATION

ADDRESS FOR SERVICE AND CONTACT INFORMATION OF PARTY FILING THIS DOCUMENT

Burnet, Duckworth & Palmer LLP

1400, 350 — 7 Avenue SW

Calgary, Alberta T2P 3N9

Lawyer: Michael J. Donaldson

Phone Number: (403) 260-0228

Fax Number: (403) 260-0332

Email Address: mjd@bdplaw.com

File No. 54461-64

NOTICE

This application will be heard as shown below:

DATE	[ ] day, [ ], 2010
TIME	1:30 p.m.
WHERE	Calgary — Calgary Courts Centre 601 — 5 Street, SW, Calgary, AB T2P 5P7
BEFORE WHOM	[ ], in Chambers

Basis for this claim:

1.	The Applicant, BakBone Software Incorporated (the “Company”), states that:

(a)	The Company is a body corporate continued under the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”). The head office of the Company is located in San Diego, California and the registered office of the Company is located in Calgary, Alberta.

(b)	Quest Software, Inc. (“Parent”) is a body corporate reincorporated under the laws of Delaware, United States of America. The head office of Parent is located in Aliso Viejo, California and the registered office of Parent is located in Aliso Viejo, California.

(c)	Bolts Acquisition Corporation (“Acquisition Sub”) is a body corporate incorporated under the CBCA. The head office of Acquisition Sub is located in Aliso Viejo, California and the registered office of Acquisition Sub is located in Montreal, Quebec. Acquisition Sub is a wholly owned subsidiary of Parent.

(d)	The Applicant seeks approval of this Honourable Court pursuant to Section 192 of the CBCA for a plan of arrangement (the “Arrangement”) which is proposed pursuant to the terms of an agreement (the “Arrangement Agreement”) dated as of November 8, 2010, among the Company, Parent, and Acquisition Sub.

(e)	It is impracticable to effect the result contemplated by the Arrangement under any provision of the CBCA other than Section 192 thereof.

(f)	Notice of this application has been given to the Director appointed under Section 260 of the CBCA, as required by Section 192(5) of the CBCA.

Remedy sought:

2.	The Applicant seeks the following relief:

(a)	an order approving the Arrangement pursuant to Section 192 of the CBCA and pursuant to the terms and conditions of the Arrangement Agreement, as described in the Affidavit of Steve Martin, Senior Vice President, Chief Financial Officer and Interim Chief Executive Officer of the Company, sworn on [ ], 2010, filed herein;

(b)	an interim order and directions (the “Interim Order”) for:

(i)	the calling and holding of a special meeting (the “Meeting”) of the holders of common shares, preferred shares, options and warrants of the Company (collectively, the “Securityholders”) to consider and vote upon the proposed Arrangement,

(ii)	the giving of notice of the Meeting,

(iii)	the manner of conducting the vote at the Meeting,

(iv)	the return of this Originating Application, and

(v)	such other matters as may be required for the proper consideration of the Arrangement;

(c)	a declaration that the registered holders of common shares of the Company shall have the right to dissent in respect of the Arrangement pursuant to the provisions of Section 190 of the CBCA, as modified by the Interim Order;

(d)	a declaration that the Arrangement will, upon the filing of Articles of Arrangement under the CBCA and the issuance of the Certificate of Arrangement under the CBCA, be effective under the CBCA in accordance with its terms;

(e)	a declaration that the terms and conditions of the Arrangement, and the procedures relating thereto, are fair to the Securityholders and other affected parties, both from a substantive and procedural point of view; and

(f)	such further and other orders, declarations and directions as this Honourable Court may deem just.

Affidavit or other evidence to be used in support of this application:

3.	The Affidavit of Steve Martin, Senior Vice President, Chief Financial Officer and Interim Chief Executive Officer of the Company, sworn on [ ], 2010.

Applicable Acts and Regulations:

4.	Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended.

v

INFORMATION CIRCULAR

Introduction

This information circular is furnished in connection with the solicitation of proxies by and on behalf of our management and board of directors for use at the special meeting of securityholders of BakBone to be held at the offices of Burnet, Duckworth & Palmer LLP, located at Suite 1400, 350 — 7th Avenue SW, Calgary, Alberta, at 8:00 a.m., local time, on [                ] or any adjournment or postponement of the special meeting. No person has been authorized to give any information or to make any representations other than those set forth in this information circular in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by BakBone or any other person.

Information contained in this information circular is given as of [                    ], 2010 unless otherwise specifically stated.

Exchange rate information

All dollar amounts set forth in this information circular are in United States dollars, except where otherwise indicated. The following table sets forth: (i) the rates of exchange for United States dollars, expressed in Canadian dollars, in effect at the end of each of the periods indicated; (ii) the average of exchange rates in effect during such periods; and (iii) the high and low exchange rates during each such periods, in each case based on the noon rate as reported by the Bank of Canada.

	Nine Months Ended September 30 2010	Year Ended December 31
		2009	2008	2007
Rate at end of Period	1.0298	1.0466	1.2246	0.9881
Average rate during Period	1.0356	1.1420	1.0660	1.0748
High	1.0778	1.3000	1.2969	1.1853
Low	0.9961	1.0292	0.9719	0.9170

On [                ], 2010, the noon rate for $1.00 United States was $[            ] Canadian.

Please contact Kingsdale Shareholder Services Inc. at 1 (866) 581-1571,

if you have any questions, or require assistance in completing your form of proxy

FORWARD-LOOKING STATEMENTS

This information circular contains “forward-looking statements” and “forward-looking information” (“forward looking statements”) within the meaning of applicable securities laws. All statements included in this information circular that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions we have made based on our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Any such projections or statements include our current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Risks and uncertainties that may affect these forward-looking statements include, among other things, risks related to:

•	the risk that one or more conditions to the arrangement may not be satisfied, including the approval of the Court of Queen’s Bench of Alberta, Canada (the “Court”);

•	the risk that the arrangement will not be completed, or if completed, not completed on a timely basis;

•

the risk that the arrangement agreement may be terminated if the arrangement resolution fails to receive the required securityholder approvals at the special meeting in which case we would be required to pay a specified termination fee of $600,000 plus an expense reimbursement of up to $800,000;

•	the risk that the arrangement agreement may be terminated in other circumstances that would require us to pay a termination fee of $2,350,000 plus an expense reimbursement of up to $800,000;

•	the diversion of management’s attention from ongoing business operations, diversion of our resources and disruption of our business as a result of the transaction process;

•	exposure to litigation, including the possibility that litigation relating to the arrangement agreement and transactions contemplated thereby could delay or impede the completion of the arrangement;

•	our ongoing relationships with our employees, customers and partners; and

•

other risks described from time to time in our filings with securities regulatory authorities, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Except as required by applicable securities laws, we disclaim any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof or, in the case of documents incorporated by reference, as of the date of those documents.

SUMMARY INFORMATION

This summary highlights selected information from this information circular and may not contain all of the information that is important to you. To fully understand the arrangement contemplated by the arrangement agreement dated as of November 8, 2010, among Quest, Acquisition Sub and BakBone, and for a more complete description of the legal terms of the arrangement agreement, you should read carefully this entire information circular and the documents to which we refer. See “Where You Can Find More Information” (page [    ]). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The arrangement agreement is attached as Appendix A to this information circular. We encourage you to read the arrangement agreement as it is the legal document that governs the arrangement.

The Companies

BakBone Software Incorporated (page 15). BakBone is a global provider of software-based data protection solutions that enable the effective backup, recovery and overall availability of business critical data and information. BakBone develops, markets, sells and supports a portfolio of products sold under the NetVault® brand name. Its products include award-winning Linux solutions, application-focused solutions to protect the Windows environment, and unique solutions to leverage emerging disk-based and virtual environments.

Quest Software, Inc. (page 15).

Quest delivers innovative products that help IT organizations get enhanced performance from their computing environment. Quest’s product areas are Application Management, Database Management, Windows Management and Virtualization Management. Quest’s innovative solutions make solving the toughest IT management problems easier, enabling more than 100,000 customers worldwide to save time and money across physical, virtual and cloud environments. Quest is a Delaware corporation.

Bolts Acquisition Corporation (page 15).

Acquisition Sub is a newly formed corporation incorporated under the Canada Business Corporations Act (the “CBCA”) and a wholly owned subsidiary of Quest that has been formed specifically for the purpose of participating in the arrangement transaction with BakBone.

Arrangement Consideration (page 42). Upon completion of the arrangement, (i) each outstanding common share of BakBone will be automatically transferred to Acquisition Sub in exchange for $0.33 in cash, without interest and subject to any applicable withholding taxes, assuming the shareholder has not properly exercised rights of dissent under Canadian law, (ii) each outstanding preferred share of BakBone will be automatically transferred to Acquisition Sub in exchange for $1.291667 in cash, without interest and subject to any applicable withholding taxes, and (iii) each stock option and each warrant to purchase common shares of BakBone that is not exercised prior to the completion of the arrangement (whether or not then vested) will automatically be cancelled at the completion of the arrangement and will not be entitled to any consideration under the arrangement.

Market Price of BakBone Common Shares (page 63). Our common shares are listed on the Over-the-Counter Bulletin Board under the ticker symbol “BKBO.OB”. On November 8, 2010, the last full trading day prior to the public announcement of the arrangement, our common shares closed at $0.25 per share. On [                    ], 2010, the last full trading day prior to the date of this information circular, our common shares closed at $[            ] per share. Our share price can fluctuate broadly even over short periods of time. It is not possible to predict the actual price of our common shares immediately prior to the completion of the arrangement.

Reasons for the Arrangement (page 20). In the course of reaching its decision to approve the arrangement and the arrangement agreement, our board of directors considered possible change in control transactions involving us, including the arrangement described in this information circular, and considered a number of factors in its deliberations. Those factors are described below in this information circular.

Recommendation of the BakBone Board of Directors in Favour of the Arrangement (page 29). Our board of directors (other than the two directors elected by the holders of preferred shares, who as required by the CBCA) has approved the arrangement agreement, determined that the arrangement agreement and the plan of arrangement are advisable, found the terms to be fair to the holders of common shares and preferred shares and in the best interests of BakBone and the shareholders of BakBone, authorized and approved the execution, delivery and performance of the arrangement agreement by BakBone, and resolved to recommend that BakBone’s securityholders approve the arrangement resolution. Accordingly, our board of directors recommends that you vote “FOR” for the arrangement resolution. As required by the CBCA, the two directors elected by the holders of BakBone’s preferred shares did not vote on the foregoing. The directors that voted on the matter were unanimous in their approval.

Opinion of Financial Advisor (page 23). On November 8, 2010, GCA Savvian Advisors, LLC, or GCA Savvian, financial advisor to BakBone, delivered its opinion to our board of directors. The opinion stated that, as of November 8, 2010, based upon and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken set forth in the GCA Savvian opinion, the aggregate purchase price to Quest for the transaction of approximately $55.98 million represents a fair valuation of BakBone, and, based on such aggregate consideration, and in light of the amounts payable upon completion of the arrangement to holders of preferred shares and former shareholders of ColdSpark, Inc., the $0.33 per share consideration payable to holders of common shares is fair, from a financial point of view, to the holders of common shares.

The full text of that opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken by GCA Savvian in connection with its opinion, is attached as Appendix B to this information circular. GCA Savvian provided its opinion for the information and assistance of our board of directors in connection with its consideration of the arrangement from a financial point of view. The opinion of GCA Savvian is not a recommendation as to how any securityholder should vote or act with respect to any aspect of the arrangement. We urge you to read the opinion carefully in its entirety.

Interests of BakBone’s Directors and Executive Officers in the Arrangement (page 29). In considering the recommendation of our board of directors in favour of the arrangement, you should be aware that some members of our board of directors and our executive officers have interests in the arrangement that are different from, or are in addition to, the interests of our shareholders generally. The members of our board of directors were aware of these interests and considered them, among other matters, when they approved the arrangement agreement, the arrangement and the other transactions contemplated by the arrangement agreement.

Conditions to the Effectiveness of the Arrangement (page 51). The arrangement agreement provides that the parties are obligated to effect the arrangement only if a number of conditions are satisfied or, to the extent permitted by law, waived by both BakBone, as applicable, on one hand, and Quest and Acquisition Sub, as applicable, on the other hand.

Procedure for the Arrangement to become Effective (page 41).

Procedural Steps

The arrangement is proposed to be carried out pursuant to Section 192 of the CBCA. The following procedural steps must be taken in order for the arrangement to become effective:

•	the arrangement must be approved by BakBone’s securityholders in the manner set forth in the interim order;

•	the Court must grant the final order approving the arrangement;

•	all conditions precedent to the arrangement, as set forth in the arrangement agreement, must be satisfied or waived by the appropriate party; and

•	the final order and articles of arrangement in the form prescribed by the CBCA must be filed with the Director appointed under the CBCA.

Securityholder Approvals

Pursuant to the interim order, the number of votes required to pass the arrangement resolution will be (i) not less than 66 2/3% of the votes cast on the arrangement resolution by holders of common shares, holders of preferred shares, holders of options and holders of warrants present in person or by proxy at the special meeting and voting together as a single class and (ii) not less than 50.01% of the votes cast on the arrangement resolution by holders of common shares present in person or by proxy at the special meeting and voting together as a single class, other than the votes attached to common shares required under Multilateral Instrument 61-101 — Protection of Minority Securityholders in Special Transactions (“MI 61-101”) to be excluded in connection with the approval of the arrangement resolution. See “The Special Meeting — Votes Required; Abstentions and Broker Non-Votes” and “The Special Meeting — Voting by Our Directors, Executive Officers and Stockholders; Voting and Support Agreements”.

Concurrently with the execution of the arrangement agreement, certain shareholders of BakBone affiliated with JK&B Capital, the preferred shareholders of BakBone and each of BakBone’s directors (other than the two directors elected by the preferred shareholders) who owns common shares (all of the foregoing collectively representing 100% of the outstanding preferred shares and approximately 16% of the outstanding common shares as of the record date), entered into voting and support agreements with Quest and Acquisition Sub providing, among other things, that they will vote in favour of the arrangement resolution. On a combined basis, holders of approximately 30% of our outstanding common shares and preferred shares entitled to vote at the special meeting have entered into voting and support agreements with Quest.

Court Approval

The arrangement requires the Court’s approval. Prior to mailing this information circular, BakBone obtained the interim order of the Court authorizing and directing BakBone to call, hold and conduct the special meeting and to submit the arrangement to the BakBone’s securityholders for approval. A copy of the interim order is attached as Appendix C to this information circular. Subject to the approval of the arrangement resolution by BakBone’s securityholders, the hearing in respect of the final order is expected to take place on [                ] at the Calgary Courts Centre, 601 — 5th Street S.W., Calgary, Alberta. See “The Arrangement Agreement — Effectiveness of the Arrangement — Court Approval”.

Conditions Precedent

The implementation of the arrangement is subject to a number of conditions being satisfied or waived by BakBone, or by Quest and Acquisition Sub at or prior to the completion of the arrangement. See “The Arrangement Agreement — Conditions to the Effectiveness of the Arrangement”.

No Solicitation by BakBone (page 48). We have agreed that we will not, except in certain circumstances, take certain actions (directly or indirectly) regarding an alternative acquisition proposal or change in any manner the approval by the BakBone board of directors of the arrangement agreement and the plan of arrangement or the recommendation of BakBone’s board of directors to our securityholders to approve the arrangement resolution.

Change in BakBone Board of Directors Recommendation (page 49). The arrangement agreement provides that at any time prior to the approval of the arrangement resolution by the BakBone securityholders, the BakBone board of directors may, if certain conditions are satisfied, effect a change in recommendation and the BakBone board of directors may approve or recommend, or propose publicly to approve or recommend, any superior acquisition proposal.

Termination of the Arrangement Agreement (page 54). The arrangement agreement provides that it may be terminated at any time prior to the completion of the arrangement by either Quest and Acquisition Sub or BakBone in specified circumstances.

Termination Fee and Expenses (page 54). We must pay to Quest a $600,000 termination fee if the arrangement agreement is terminated by either Quest and Acquisition Sub or BakBone due to the arrangement resolution failing to receive the required vote of BakBone’s securityholders at the special meeting, together with the amount of Quest’s reasonable out-of-pocket expenses related to the arrangement agreement and arrangement up to a maximum of $800,000. We must pay to Quest a termination fee of $2,350,000 if the arrangement agreement is terminated in other specified circumstances together with the amount of Quest’s reasonable out-of-pocket expenses related to the arrangement agreement and arrangement up to a maximum of $800,000.

Rights of Dissent (page 32).

Pursuant to the interim order, registered holders of common shares have the right to dissent with respect to the arrangement resolution if Quest and BakBone, c/o Burnet, Duckworth & Palmer LLP, Suite 1400, 350 — 7th Avenue SW, Calgary, Alberta, T2P 3N9, Attention: Michael Donaldson, receive by 5:00 p.m. (Calgary time) on the business day prior to the date of the special meeting or any adjournment thereof, a written objection to the arrangement resolution and such holder complies with Section 190 of the CBCA, as modified by the interim order. Provided the arrangement becomes effective, each dissenting shareholder will be entitled to be paid the fair value of the common shares in respect of which the holder dissents in accordance with Section 190 of the CBCA, as modified by the interim order. See Appendices C and D of this information circular for a copy of the interim order and the provisions of Section 190 of the CBCA, respectively.

The statutory provisions covering the right to dissent are technical and complex. Failure to strictly comply with the requirements set forth in Section 190 of the CBCA, as modified by the interim order, may result in the loss of any right to dissent. Persons who are beneficial owners of common shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that only the registered holder of such common shares is entitled to dissent. Accordingly, a beneficial owner of common shares desiring to exercise the right to dissent must make arrangements for such common shares beneficially owned to be registered in such holder’s name prior to the time the written objection to the arrangement resolution is required to be received by BakBone, or alternatively, make arrangements for the registered holder to dissent on such holder’s behalf. Pursuant to the interim order, a beneficial owner of common shares desiring to exercise the right to dissent may not exercise the right to dissent in respect of only a portion of such holder’s common shares. See “Rights of Dissent”.

It is a condition to Quest’s obligation to complete the arrangement that BakBone’s shareholders holding no more than 7% of the common shares shall have exercised rights of dissent in relation to the arrangement that have not been withdrawn as at the completion of the arrangement.

Certain Canadian Federal Income Tax Consequences of the Arrangement (page 35).

This information circular contains a summary of the principal Canadian federal income tax considerations applicable to certain holders of common shares in respect of the arrangement. See “Certain Canadian Federal Income Tax Considerations of the Arrangement”. The comments below are qualified in their entirety by reference to such summary.

Generally, a resident holder (as defined under the heading “Certain Canadian Federal Income Tax Considerations of the Arrangement”) who disposes of common shares under the arrangement will realize a capital gain (or capital loss) equal to the amount, if any, by which the amounts received for such common shares under the arrangement, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the resident holder of the common shares immediately before the disposition.

Generally, a non-resident holder (as defined under the heading entitled “Certain Canadian Federal Income Tax Considerations of the Arrangement”) will not be subject to tax under the Income Tax Act (Canada) (the “Canadian Tax Act”) on any capital gain realized on a disposition of common shares under the arrangement, unless the common shares are “taxable Canadian property” to the non-resident holder for purposes of the Canadian Tax Act and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident.

Material U.S. Federal Income Tax Consequences of the Arrangement (page 38).

The conversion of common shares or preferred shares into the right to receive cash in the arrangement will be a taxable transaction. Generally, this means that our shareholders will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference between (1) the amount of cash such shareholder receives in the arrangement, and (2) such shareholder’s adjusted tax basis in such shareholder’s common shares or preferred shares (which is usually a shareholder’s original cost for the shares). Tax matters can be complicated and the tax consequences of the arrangement to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the arrangement to you.

Settlement Agreements (page 58).

In connection with entering into the arrangement agreement, BakBone also entered into two separate agreements with groups of its securityholders, both intended to facilitate the arrangement agreement and the arrangement.

Preferred Shareholders’ Agreement. Pursuant to an agreement among BakBone and our preferred shareholders, the preferred shareholders have agreed, concurrently with the consummation of the arrangement, to accept cash consideration equal to $1.291667 per share of preferred stock for the 18,000,000 shares of preferred stock held by them concurrently with the consummation of the arrangement, in lieu of the $1.49475 (CDN$1.50) per share amount to which they would otherwise be entitled as a result of the arrangement, as set forth in our charter documents (assuming an exchange rate of CDN$1.002900 to U.S.$1.00, as quoted by WM/Reuters on November 8, 2010).

ColdSpark Agreement. Pursuant to a Settlement Agreement and General Release of Claims between BakBone and the former shareholders of ColdSpark, Inc. (collectively, the “ColdSpark Shareholders”), the ColdSpark Shareholders have agreed, concurrently with the consummation of the arrangement, to accept $4,106,000 concurrently with the consummation of the arrangement, as payment in full of the remaining cash consideration owed by BakBone to the ColdSpark Shareholders pursuant to an Agreement and Plan of Merger dated as of May 11, 2009, pursuant to which BakBone acquired ColdSpark, Inc., in lieu of the $6,625,000 to which the ColdSpark Shareholders would otherwise be entitled thereunder. The completion of the arrangement will have the effect, under the terms of such Agreement and Plan of Merger, of accelerating the time at which the former ColdSpark Shareholders receive (i) the reduced cash amount described above and (b) certain additional deferred consideration in the form of BakBone common shares (the amount of which was not reduced as a result of this settlement agreement).

The Preferred Shareholders’ Agreement and ColdSpark Agreement also provide, respectively, for mutual general releases between BakBone and our preferred shareholders, and between BakBone and the ColdSpark Shareholders.

The Special Meeting of BakBone Securityholders (page 10).

Time, Date and Place. The special meeting will be held to consider and vote upon the proposal to approve the arrangement resolution, at the offices of Burnet, Duckworth & Palmer LLP, located at Suite 1400, 350 — 7th Avenue SW, Calgary, Alberta at 8:00 a.m., local time, on [                ].

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned BakBone common shares, preferred shares or options or warrants to acquire common shares at the close of business on November 30, 2010, the record date for the special meeting. You will have one vote at the special meeting for each common share held by you, each preferred share held by you, each common share subject to options held by you that you would be entitled to acquire if such holder exercised all options held by you, without reference to any vesting provisions or exercise price, and one vote for each common share subject to warrants held by you that you would be entitled to acquire if such holder exercised all warrants held by such holder, without reference to any vesting provisions or exercise price, at the close of business on the record date.

Procedure for Voting. To vote, you can (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) if you are a registered securityholder, attend the special meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “against” adoption of the arrangement agreement.

Required Vote. The approval of the arrangement resolution requires the affirmative vote of the holders of: (i) not less than 66 2/3% of the votes cast on the arrangement resolution by holders of common shares, holders of preferred shares, holders of options and holders of warrants present in person or by proxy at the special meeting and voting together as a single class and (ii) not less than 50.01% of the votes cast on the arrangement resolution by holders of common shares present in person or by proxy at the special meeting and voting together as a single class, other than the votes attached to common shares required under MI 61-101 to be excluded in connection with the approval of the arrangement resolution.

RISK FACTORS ASSOCIATED WITH THE ARRANGEMENT

You should consider the following factors in conjunction with the other information included in this information circular.

If the arrangement is not completed, our business could be materially and adversely affected and our share price could decline.

The arrangement is subject to customary closing conditions, including the approval of the arrangement resolution by our securityholders and other closing conditions. Therefore, the arrangement may not be completed or may not be completed in the expected time period. If the arrangement agreement is terminated, the market price of our common shares will likely decline, as we believe that our market price reflects an assumption that the arrangement will be completed. In addition, our share price may be adversely affected as a result of the fact that we have incurred and will continue to incur significant expenses related to the arrangement that will not be recovered if the arrangement is not completed. As well, we must pay to Quest a $600,000 termination fee if the arrangement agreement is terminated by either Quest and Acquisition Sub or BakBone due to the arrangement resolution failing to receive the required vote of BakBone’s securityholders at the special meeting plus an expense reimbursement of up to $800,000. Moreover, if the arrangement agreement is terminated under certain other circumstances, we may be obligated to pay Quest a termination fee of up to $2,350,000 plus an expense reimbursement of up to $800,000. As a consequence of the failure of the arrangement to be completed, as well as of some or all of these potential effects of the termination of the arrangement agreement, our business and long-term prospects could be materially and adversely affected.

The fact that there is an arrangement pending could have an adverse effect on our business, revenue and results of operations.

While the arrangement is pending, uncertainty exists about our future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our products pending completion of the arrangement or termination of the arrangement agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below our expectations.

In addition, while the arrangement in pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

•	we have incurred and will continue to incur significant expenses related to the arrangement; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

THE SPECIAL MEETING

We are furnishing this information circular to you in connection with the solicitation of proxies by our management and board of directors for use at the special meeting.

Date, Time and Place

The special meeting will be held at the offices of Burnet, Duckworth & Palmer LLP located at Suite 1400, 350 — 7th Avenue SW, Calgary, Alberta at 8:00 a.m., local time, on [                ].

Purpose of the Special Meeting

The special meeting has been called for the following purposes:

•

to consider and, if thought advisable, to pass, with or without variation, the arrangement resolution, the full text of which is set forth in Annex B of Appendix A to this information circular, approving the plan of arrangement contemplated by the arrangement agreement; and

•	to transact such further and other business as may properly be brought before the special meeting or any adjournment thereof.

Record Date; Securities Entitled to Vote; Quorum

Only registered securityholders at the close of business on November 30, 2010, the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date: (i) [                ] common shares were issued and outstanding and such shares were held by approximately [                ] holders of record; (ii) [                ] preferred shares were issued and outstanding and such shares were held by three holders of record; (iii) [                ] options to acquire common shares were issued and outstanding and such options were held by approximately [                ] holders of record; and (iv) [                ] warrants to acquire common shares were issued and outstanding and such warrants were held by approximately [                ] holders of record. A quorum will be present at the special meeting if not less than two holders of common shares representing not less than 33 1/3% of the outstanding common shares are present in person or proxy. In the event that a quorum is not present at the special meeting, or there are not sufficient votes at the time of the special meeting to pass the arrangement resolution, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Procedure and Votes Required

The interim order provides that the holders of our common shares, preferred shares, and options and warrants to acquire common shares at the close of business on the record date will be entitled to receive notice of, to attend the special meeting and to vote on the arrangement resolution. Each such securityholder will be entitled to vote in accordance with the provisions set out below. In addition, the interim order provides that each of our common shares issued after the record date and prior to the date of the special meeting will be entitled to receive notice of and to vote at the special meeting.

The interim order provides:

(a)	for the calling and the holding of the special meeting, including the establishment of the record date for determining the persons to whom notice of the special meeting is to be provided and for determining the persons entitled to vote at the special meeting;

(b)

that all of BakBone’s registered securityholders as at the record date established for the special meeting shall be entitled to vote on the arrangement resolution, with (i) each holder of common shares being entitled to one vote for each common share held, (ii) each holder of preferred shares being entitled to one vote for each preferred share held, (iii) each holder of options being entitled to one vote for each common share subject to the options held by such holder that such holder would be entitled to acquire if such holder exercised all options held by such holder, without reference to any vesting provisions or exercise price, and (iv) each holder of warrants being entitled to one vote for each common share subject to the warrants held by such holder that such holder would be entitled to acquire if such holder exercised all warrants held by such holder, without reference to any vesting provisions or exercise price;

(c)

that the requisite level of approval for the arrangement resolution shall be: (i) not less than 66 2/3% of the votes cast on the arrangement resolution by holders of common shares, holders of preferred shares, holders of options and holders of warrants present in person or by proxy at the special meeting and voting together as a single class and (ii) not less than 50.01% of the votes cast on the arrangement resolution by holders of common shares present in person or by proxy at the special meeting and voting together as a single class, other than the votes attached to common shares required under MI 61-101 to be excluded in connection with the approval of the arrangement resolution;

(d)	that, in all other respects, the terms, restrictions and conditions of the constating documents of BakBone, including quorum requirements and all other matters, shall apply in respect of the special meeting;

(e)	for the grant of the rights in favour of the holders of common shares to dissent to the arrangement resolution and to be paid the fair value of the common shares, all in accordance with the interim order;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the final order; and

(g)	that the special meeting may be adjourned or postponed by BakBone in certain circumstances without the need for additional approval of the Court.

Voting by our Directors and Executive Officers; Voting and Support Agreements

Pursuant to the arrangement agreement, certain securityholders of BakBone, concurrent with the signing of the arrangement agreement, delivered to Quest, voting and support agreements pursuant to which such securityholders have agreed to vote all of their BakBone securities in favour of the arrangement resolution, subject to the terms of such agreements. The securityholders that entered into voting and support agreements (including all of our directors that hold common shares) hold or exercise control or direction over 18,000,000 preferred shares and 12,634,487 common shares, representing 100% of the outstanding preferred shares and approximately 16% of the outstanding common shares as of the record date. On a combined basis, holders of approximately 30% of our outstanding common shares and preferred shares entitled to vote at the special meeting have entered into voting and support agreements with Quest.

Solicitation of Proxies

This information circular is furnished in connection with the solicitation of proxies by the management of BakBone to be used at the special meeting. Solicitations of proxies will be primarily by mail, but may also be by newspaper publication, in person or by telephone, fax or oral communication by directors, officers, employees or agents of BakBone who will be specifically remunerated therefore. BakBone has retained Kingsdale Shareholder Services Inc. in connection with the solicitation of proxies. For this service, and other advisory services, Kingsdale will be paid a fee between CDN$45,000 and CDN$145,000 plus out-of-pocket expenses. All costs of the solicitation will be borne by BakBone.

If you have questions about the information contained in this information circular or require assistance in completing your form of proxy, please call Kingsdale Shareholder Services Inc., our proxy solicitation agent, by:

1)	telephone at 1-866-581-1571 toll-free in North America or (416) 867-2272 outside of North America;
2)	facsimile at (416) 867-2271 or toll-free in North America — at 1 (866) 545-5580;
3)	mail to:

The Exchange Tower 130 King Street West, Suite 2950

P.O. Box 361, Toronto, Ontario M5X 1E2; or

4)	by e-mail at contactus@kingsdaleshareholder.com

Appointment and Revocation of Proxies

Accompanying this information circular is a form of proxy: (i) in the case of registered holders of common shares, a form of proxy printed on white paper; (ii) in the case of registered holders of preferred shares, a form of proxy printed on yellow paper; (iii) in the case of registered holders of options, a form of proxy printed on blue paper; and (iv) in the case of registered holders of warrants, a form of proxy printed on green paper.

The persons named in the enclosed form of proxy are directors or officers of BakBone. You have the right to appoint someone else as your proxy holder. A securityholder desiring to appoint a person (who need not be a securityholder) to represent such securityholder at the special meeting other than the persons designated in the accompanying form of proxy may do so by inserting such person’s name in the blank space provided in the appropriate form of proxy and sending or delivering the completed proxy to the offices of Computershare Investor Services Inc. located at 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 or by fax at 1-866-249-7775. A form of proxy must be received by Computershare Investor Services Inc. at least 48 hours (excluding Saturdays and holidays) prior to the time set for the special meeting or any adjournment thereof. Failure to so deposit a form of proxy shall result in its invalidation.

A securityholder who has given a form of proxy may revoke it as to any matter on which a vote has not already been cast pursuant to its authority by depositing an instrument in writing executed by such securityholder or by such securityholder’s attorney duly authorized in writing and deposited at

(a)	the above mentioned office of Computershare Investor Services Inc.; or

(b)	the registered office of BakBone, located at 9450 Towne Center Drive, Suite 100, San Diego, California 92121;

at any time up to and including the last day (other than a Saturday or holiday (a “business day”)) preceding the day of the special meeting, or any adjournment or postponement of such meeting.

Our board of directors has fixed the record date for the special meeting as at the close of business on November 30, 2010. The registered securityholders as of the record date are entitled to receive notice of, to attend and to vote at the special meeting. If you transfer your common shares after the record date but before the special meeting, you will (unless the transferee of such common shares demand, not later than 10 days before the special meeting, that the transferee’s name be included in the list of securityholders entitled to vote at the special meeting), retain your right to vote at the special meeting but will transfer the right to receive the arrangement consideration to the transferee of such common shares.

Beneficial Holders of Common Shares

The persons named in the accompanying forms of proxy will vote the securities in respect of which they are appointed in accordance with the direction of the securityholder appointing them. In the absence of such direction, such securities will be voted FOR the approval of the arrangement resolution.

The information set forth in this section is of significant importance to many holders of common shares, as a substantial number of holders of common shares do not hold common shares in their own name. Holders of common shares who do not hold their common shares in their own name (referred to in this section as “beneficial holders”) should note that only proxies deposited by holders of common shares whose names appear on the records of our transfer agent as registered holders of common shares, can be recognized and acted upon at the special meeting. If common shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those common shares will not be registered in the shareholder’s name on the records of our transfer agent. Such common shares will more likely be registered in the name of the broker or an agent of the broker. In Canada, the vast majority of such common shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as a nominee for many Canadian brokerage firms). Common shares held by brokers or their nominees can only be voted (for or against resolutions) upon instructions of the beneficial holder. Without specific instructions, brokers/nominees are prohibited from voting securities for their clients. We do not know for whose benefit the securities registered in the names of CDS & Co. are held. Therefore, beneficial holders cannot be recognized at the special meeting for purposes of voting their securities in person or by way of proxy.

Applicable regulatory policies require intermediaries/brokers to seek voting instructions from beneficial holders in advance of the special meeting. Every intermediary/broker has its own mailing procedures and provides its own return instructions that should be carefully followed by beneficial holders in order to ensure that their common shares are voted at the special meeting. Often, the form of proxy supplied to a beneficial holder by its broker is identical to that provided to registered holders of common shares. However, its purpose is limited to instructing the registered shareholder on how to vote on behalf of the beneficial holder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a scannable voting instruction form in lieu of the form of proxy. Beneficial holders are asked to complete and return the voting instruction form to Broadridge by mail or facsimile or to follow specified telephone or internet voting procedures. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the special meeting. If a beneficial holder receives a voting instruction form from Broadridge it cannot be used as a proxy to vote common shares directly at the special meeting as the voting instruction forms must be returned to Broadridge or the telephone or internet procedures completed well in advance of the special meeting in order to have the common shares voted.

If you are a beneficial holder of common shares and wish to vote in person at the special meeting, please contact your broker or agent well in advance of the special meeting to determine how you can do so.

Signature of Proxy

The form of proxy must be executed by the shareholder or his attorney authorized in writing, or if the shareholder is a corporation, the form of proxy should be signed in its corporate name under its corporate seal by an authorized officer whose title should be indicated. A proxy signed by a person acting as attorney or in some other representative capacity should reflect such person’s capacity following his signature and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has been previously filed with us).

Voting of Proxies

The persons named in the accompanying forms of proxy will vote the securities in respect of which they are appointed in accordance with the direction of the securityholder appointing them. In the absence of such direction, such securities will be voted FOR the approval of the arrangement resolution.

Exercise of Discretion of Proxy

The enclosed forms of proxy confer discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the accompanying notice of meeting and this information circular and with respect to other matters that may properly come before the special meeting. At the date of this information circular, we know of no amendments, variations or other matters to come before the special meeting other than the matters referred to in the notice of meeting.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to BakBone Software Incorporated, Attn: Investor Relations, 9540 Towne Centre Drive, Suite 100, San Diego, California 92121 or call Investor Relations at (858) 450-9009. Securityholders who currently receive multiple copies of this information circular at their address and would like to request “householding” of their communications should contact their brokers.

THE COMPANIES

BakBone Software Incorporated

BakBone (Over-the-Counter Bulletin Board: BKBO) is a global provider of software-based data protection solutions that enable the effective backup, recovery and overall availability of business critical data and information. We develop, market, sell and support a portfolio of products sold under the NetVault® brand name. Our products include award-winning Linux solutions, application-focused solutions to protect the Windows environment, and unique solutions to leverage emerging disk-based and virtual environments. Our common shares are listed on the Over-the-Counter Bulletin Board under the ticker symbol “BKBO.OB”. We are incorporated under the CBCA. Our executive offices are located at 9540 Towne Centre Drive, Suite 100, San Diego, CA 92121. Our telephone number is (858) 450-9009. Our website is www.bakbone.com. Information contained on our website does not constitute a part of this information circular.

Quest Software, Inc.

Quest (Nasdaq: QSFT) delivers innovative products that help IT organizations get enhanced performance from their computing environment. Quest’s product areas are Application Management, Database Management, Windows Management and Virtualization Management. Quest’s innovative solutions make solving the toughest IT management problems easier, enabling more than 100,000 customers worldwide to save time and money across physical, virtual and cloud environments. Quest is a Delaware corporation. Quest’s business telephone number is (949) 754-8000 and its principal executive offices are located at 5 Polaris Way, Aliso Viejo, California 92656.

Bolts Acquisition Corporation

Bolts Acquisition Corporation, or Acquisition Sub, is a newly formed corporation incorporated under the CBCA and a wholly owned subsidiary of Quest. Acquisition Sub has represented to us that it has not engaged in any business activity other than in connection with the arrangement. Acquisition Sub has the same business telephone number as Quest, and its executive offices are located at Quest’s executive offices.

THE ARRANGEMENT

The discussion under the sections of this information circular entitled “The Arrangement” and “The Arrangement Agreement” summarizes the material terms of the arrangement and certain related background information. Although we believe that the description covers the material terms of the arrangement, this summary may not contain all of the information that is important to you. We urge you to read this information circular, the arrangement agreement and the other documents referred to herein carefully for a more complete understanding of the arrangement.

Background of the Arrangement

As a regular part of our business, from time to time our board of directors and senior management have considered opportunities to expand and strengthen our technology, products, research and development capabilities and distribution channels, including opportunities through strategic acquisitions, business combinations, investments, licenses, development agreements and joint ventures. This has included consideration of whether it would be in the best interests of BakBone and our shareholders to continue as a separate company and expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.

The following chronology summarizes the key meetings and events that led to BakBone considering the strategic alternatives that ultimately led to the signing of the arrangement agreement. The chronology below covers only certain key events leading up to entry into the arrangement agreement and does not purport to catalogue every conversation between our representatives and other parties or representatives of other parties.

In November 2008, our board of directors invited representatives of GCA Savvian Advisors, LLC, or GCA Savvian, to present an overview of the mergers and acquisition marketplace generally and in relation to BakBone and its prospects. Following such presentation, the board of directors appointed a committee (the “committee”), comprised of directors Ian Bonner, Bruce Nakao and Douglas Lindroth, to oversee, with the assistance of management and such advisors as the committee deemed appropriate, an analysis and review of the valuation and prospects of BakBone’s business and equity value in light of the then-current and expected business and financial market environment.

In February 2009, the committee led a discussion by the board of directors regarding its analysis and review of the valuation and prospects of BakBone’s business and equity value, and the board of directors concluded that additional analysis of these items should be conducted.

On May 7, 2009, BakBone signed an engagement letter with GCA Savvian to act as BakBone’s exclusive financial advisor in connection with (i) an assessment of strategic alternatives for BakBone and (ii) a possible transaction, including a business combination, sale, minority investment in BakBone, or a debt or equity financing.

On May 11, 2009, BakBone acquired ColdSpark, Inc. (“ColdSpark”) for approximately $15.9 million, comprised of a combination of cash in the amount of $8.125 million and the rest in common shares of BakBone. As part of this transaction, both the cash component and the stock component were payable to the former ColdSpark Shareholders in several tranches, with all remaining stock and cash obligations of BakBone accelerated and payable upon any change in control of BakBone. The initial cash payment made by BakBone was $0.75 million, leaving BakBone with approximately $7.4 million of cash on hand at that time.

In August 2009, at a meeting of the board of directors, GCA Savvian presented a strategic review to the board of directors, and the committee made a presentation with respect to the prospects of BakBone’s business. The committee recommended that GCA Savvian be asked to begin a process to determine third-party interest in a business combination with, or an acquisition of BakBone. Following the discussion, the board of directors voted to instruct GCA Savvian to begin discussions with prospective buyers to determine interest and price for a potential sale, and to report back to the committee so that it and the board of directors could evaluate each expression of interest on a case-by-case basis.

During September and October 2009, GCA Savvian contacted 34 prospective acquirers on behalf of BakBone, including 22 strategic parties, three portfolio companies of financial sponsors, and nine financial parties. BakBone entered into confidentiality agreements with 32 of these prospective acquirers. Prospective purchasers were directed to submit preliminary proposals by October 19, 2009. Three parties initially submitted preliminary non-binding indications of interest, but subsequently, in the course of the process, two of those parties dropped out of the bidding.

On December 7, 2009, the remaining party that had submitted a preliminary non-binding indication of interest (“Company A”) delivered a letter of intent to GCA Savvian setting forth the terms of a proposed acquisition of BakBone. At a special meeting of the board of directors on December 11, 2009, following a presentation by GCA Savvian (which included a summary of the proposal from Company A and the attempts to date to secure alternative proposals), the board of directors determined to pursue the proposed transaction with Company A, as well as any other proposals that might be made by other bidders.

At the direction of the board of directors, counsel to BakBone prepared a form of arrangement agreement which was made available to representatives of Company A, and certain discussions ensued with respect to a possible strategic transaction between BakBone and Company A. In January 2010, Company A informed BakBone that it had determined not to pursue further a strategic transaction with BakBone.

At the same time that discussions with Company A were ongoing, senior management of BakBone, at the board of directors’ direction, had begun to investigate BakBone’s prospects for relisting its common shares on the Toronto Stock Exchange (“TSX”). At a meeting of the board of directors on November 19, 2009, BakBone’s senior management presented their analysis and recommendation regarding listing on the TSX. Senior management was directed to prepare all necessary filings, but to refrain from filing any application until obtaining further authority from the board of directors. For the next several months, management continued to investigate listing on the TSX, ultimately concluding, after consultation with counsel and representatives of the TSX, that BakBone would not qualify for listing on the TSX but that it may qualify for listing on the TSX Venture Exchange (“TSX-V”), an affiliated exchange available to companies with lower market capitalizations compared to the TSX requirements. At a meeting of the board of directors on March 15, 2010, senior management reported these conclusions and was instructed to continue preparations for applying for a listing on the TSX-V.

Effective April 6, 2010, Mr. Johnson ceased to be the Chief Executive Officer of BakBone, and resigned as a member of the board of directors, and the board of directors appointed Mr. Martin as BakBone’s Interim Chief Executive Officer.

At a meeting of the board of directors on April 16, 2010, Mr. Martin discussed the results of management’s assessment of the state of BakBone’s business, covering such matters as near-term financial outlook, the performance of ColdSpark and the prospects for listing the common shares on the TSX-V. It was noted that BakBone would require exemptive relief from the Listings Committee of the TSX-V in order to be listed and there was considerable uncertainty as to whether such relief would be granted. The discussion also included an analysis of cost-cutting measures taken in the base business of BakBone (excluding ColdSpark), the ColdSpark forecast and pipeline, prospective bookings, consolidated cash balances and strategic alternatives for the ColdSpark business. Mr. Martin also presented management’s recommendation to shut down the ColdSpark business as soon as reasonably practicable, and to pursue negotiations with the representative of the former ColdSpark Shareholders for a possible settlement and compromise of certain indemnity rights and related claims that BakBone might have arising out of the original acquisition, including a possible offset of such rights and claims against the outstanding obligations of BakBone to the former ColdSpark Shareholders. Management believed that it was necessary to shut down the ColdSpark business in order to eliminate the risk of ColdSpark’s comparatively longer sales cycle, stabilize cash utilization for BakBone and to position BakBone to generate enhanced returns for shareholders from its core storage and data protection business.

On April 21, 2010, the board of directors reconvened to discuss management’s analysis of the potential legal strategies associated with the proposed disposition of the ColdSpark business. After a thorough discussion, management was directed to proceed with discussions with the ColdSpark shareholder representative and prepare for the closure of the ColdSpark business. The board of directors also discussed capital strategies and determined to suspend all listing activities. On May 11, 2010, the board of directors directed management to discontinue ColdSpark operations in accordance with management’s plan, and to instruct GCA Savvian to seek other strategic alternatives for BakBone.

Following its receipt of these instructions, GCA Savvian made contact with 21 potential acquirers (many of which had been among the parties contacted in September and October 2009), including 11 strategic parties and 10 financial parties. Those contacts resulted in 11 of these parties initially expressing some degree of interest in continuing to participate in a process with BakBone. Certain of these parties conducted initial due diligence throughout late June, and on June 30, 2010, GCA Savvian contacted the remaining interested parties and asked for written indications of interest to be delivered in advance of a scheduled meeting of the board of directors on July 13, 2010.

At a meeting of the board of directors on July 13, 2010, GCA Savvian reported that it had received one written proposal, three verbal indications of interest, and four reports of on-going due diligence from the parties that had submitted initial expressions of interest. The interested parties continued to conduct due diligence, and GCA Savvian asked the parties to submit further proposals by August 13, 2010, in time for a meeting of the board of directors scheduled for August 17, 2010. On August 13, 2010, Quest submitted a non-binding proposal indicating interest at an enterprise value lower than the consideration ultimately payable by Quest under the arrangement, and on August 16, 2010, another party (“Company B”) submitted a written proposal representing an enterprise value higher than Quest’s August 13, 2010 proposal.

At the meeting of the board of directors on August 17, 2010, GCA Savvian was directed to instruct the interested parties to return with best and final proposals by the close of business on August 20, 2010. In addition, the board of directors reviewed a proposal submitted by a third party (“Company C”) which contemplated an equity investment in BakBone in exchange for the issuance by BakBone of a number of its common shares sufficient to result in Company C obtaining fully diluted ownership of approximately 55% of BakBone, indicating an implied enterprise value lower than the consideration payable by Quest under the arrangement.

On August 18, 2010, a representative of BakBone provided to Quest a form of arrangement agreement that had been prepared by BakBone’s counsel.

On August 20, 2010, Company B confirmed its expression of interest at the same enterprise value as its August 16, 2010 proposal. On August 23, 2010, Quest submitted an expression of interest at an enterprise value of $55 million, depending on findings during due diligence, an amount higher than Company B’s August 16, 2010 proposal. Based on the foregoing, at the board of directors meeting on August 23, 2010, the board of directors voted to move forward in exclusive discussions with Quest.

On August 30, 2010, BakBone and Quest entered into a 28-day exclusivity agreement and between August 30, 2010 and September 27, 2010, Quest conducted additional due diligence on BakBone.

On September 27, 2010, the board of directors agreed to grant Quest’s request for a two-week extension of the period of exclusivity, through October 11, 2010.

On October 2, 2010, counsel to Quest provided counsel to BakBone with preliminary comments on the form of arrangement agreement that had been prepared by BakBone’s counsel. Between October 2, 2010 and

November 1, 2010, the parties and their respective representatives negotiated the terms of the arrangement and ancillary documents, including the terms of the voting and support agreements. During this period, the parties and their counsel exchanged multiple drafts of the arrangement agreement, the voting and support agreements and other deal documentation, and identified and resolved multiple issues, including with respect to covenants, closing conditions and other material terms, including the scope of the “deal protections” afforded to Quest in the arrangement agreement (including the non-solicitation covenant, limitations on the ability of BakBone’s board of directors to change its recommendation in favor of the arrangement, the size of the termination fees and expense reimbursement payable to Quest in the event the arrangement agreement were to be terminated under certain circumstances, and Quest’s match right in the event that a third party were to make an unsolicited superior proposal to acquire BakBone).

In the course of their negotiation of the arrangement agreement, representatives of BakBone and representatives of Quest also continued to negotiate the aggregate purchase price for the transaction. In a meeting on October 25, 2010 between such representatives, it was agreed that, subject to the completion of due diligence and the negotiation of a mutually satisfactory arrangement agreement, and taking into account the payments required upon consummation of the transaction including the ColdSpark settlement and the anticipated amount of excess cash that BakBone would have upon the completion of the arrangement, the aggregate purchase price under the arrangement would be $55.98 million. Contemporaneously with these discussions, representatives of BakBone held discussions with representatives of the holders of its preferred shares and representatives of the former ColdSpark Shareholders, with a view toward negotiating a reduction in the amounts that would otherwise be payable to each of such groups in any transaction with Quest, with the goal of maximizing the cash amount per share that would be available from the Quest transaction to holders of common shares generally. As discussed above, BakBone had previously explored the possibility of an offset of its potential rights and claims against the former shareholders of ColdSpark against the outstanding obligations of BakBone to the former ColdSpark Shareholders. As a result of these discussions (a) the holders of BakBone’s preferred shares ultimately agreed to accept $1.291667 per preferred share in the arrangement, in lieu of the $1.49475 (CDN$1.50) per share amount to which they would otherwise have been entitled, as set forth in our charter documents (assuming an exchange rate of CDN$1.002900 to $1.00, as quoted by WM/Reuters on November 8, 2010), and (b) the former ColdSpark Shareholders ultimately agreed to accept $4,106,000 concurrently with the consummation of the arrangement, as payment in full of the remaining cash consideration owed by BakBone to such former ColdSpark shareholders in lieu of the $6,625,000 to which such former ColdSpark Shareholders would otherwise be entitled thereunder pursuant to the Agreement and Plan of Merger dated as of May 11, 2009, pursuant to which BakBone acquired ColdSpark, Inc. The completion of the arrangement will have the effect, under the terms of such Agreement and Plan of Merger, of accelerating the time at which the former ColdSpark Shareholders receive (i) the reduced cash amount described above and (b) certain additional deferred consideration in the form of BakBone common shares (the amount of which was not reduced as a result of the foregoing discussions). In connection with both of these arrangements, it was agreed that there would be mutual releases between BakBone and each group of shareholders with respect to, among other things, all claims that any of them might have arising out of their respective investments in BakBone.

At a meeting of the board of directors on November 1, 2010, Mr. Martin updated the board of directors on the negotiations with Quest and presented management’s recommendation that the board of directors approve BakBone entering into the arrangement agreement with Quest and the settlement agreements with the holders of its preferred shares and the former ColdSpark Shareholders, and that the board of directors approve a voting and support agreement. At the meeting, representatives of GCA Savvian delivered GCA Savvian’s oral opinion, subsequently confirmed in writing as of November 8, 2010, that, as of the date of such opinion and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken described therein, the aggregate purchase price to Quest for the transaction, or the “Aggregate Consideration,” represents a fair valuation of BakBone, and, based on the Aggregate Consideration, and in light of the payments which are due to holders of preferred shares and certain former shareholders of ColdSpark, the $0.33 per share to be received by the holders of common shares, or the “Per Share Consideration”, is fair, from a financial point of view, to the holders of common shares. After receiving GCA Savvian’s oral opinion, members of BakBone management, representatives of GCA Savvian and Messrs. Harroch and Frasch excused themselves from the meeting in order to allow the other members of the board of directors to discuss the proposed transactions in an in camera session. Following full discussion, the remaining members of the board of directors unanimously voted to authorize management to continue to negotiate the proposed transaction with Quest. Members of management, representatives of GCA Savvian and the two directors elected to the board of directors by the holders of our preferred shares, Mr. Harroch and Mr. Richard Frasch, then, re-joined the meeting.

Between November 1, 2010 and November 7, 2010, the parties and their respective representatives continued to negotiate certain terms of the arrangement and related transactions. In a meeting of the board of directors convened on November 7, 2010 and continued on November 8, 2010, the board of directors considered the proposed final terms of the arrangement and related transactions with Quest. Messrs. Harroch and Frasch did not participate in the meeting in order to allow the other members of the board of directors to discuss the proposed transactions in an in camera session. After full discussion, the board of directors (other than Messrs. Harroch and Frasch):

•	unanimously approved the arrangement agreement, the settlement agreements and the voting and support agreements;

•

determined that the arrangement agreement and plan of arrangement are advisable, fair to the holders of common shares and preferred shares of BakBone and in the best interests of BakBone and its shareholders;

•	authorized and approved the execution, delivery and performance of the arrangement agreement by BakBone; and

•	recommended that BakBone’s securityholders approve the arrangement resolution.

Following the conclusion of the board of directors meeting, BakBone and Quest finalized the arrangement agreement, the settlement agreements, the voting and support agreements and all related documentation, and the parties entered into such agreements.

Before the opening of trading on the Over-the-Counter Bulletin Board on November 9, 2010, BakBone and Quest issued a joint press release announcing the execution of the arrangement agreement.

Reasons for the Arrangement

Reasons for the Recommendation of the Board of Directors

In considering the arrangement with Quest, the board of directors consulted with GCA Savvian regarding the financial aspects of the arrangement and with representatives of Cooley LLP and Burnet, Duckworth & Palmer LLP, outside counsel to BakBone, regarding the fiduciary duties of the members of the board of directors, legal due diligence matters and the terms of the arrangement agreement and related agreements. Following these consultations, and based on the factors discussed below, the board of directors approved the transaction, authorized BakBone to enter into the arrangement agreement, and resolved to recommend that BakBone’s securityholders approve the arrangement resolution.

In the course of reaching the foregoing determinations and recommendation, the board of directors considered a number of potentially positive factors in its deliberations, including the following:

•

the belief that, having engaged in a process involving a number of bidders over time, BakBone was obtaining the greatest aggregate value and the greatest price per BakBone common share that Quest was willing to pay and that was reasonably available from any potential acquirer with the degree of assurance that the transaction would be completed that our board of directors deemed necessary;

•	the fact that as a result of the settlement agreements being entered into contemporaneously with the arrangement agreement between BakBone and two of its groups of shareholders, which were negotiated by the board of directors and management of BakBone with the intent to benefit the holders of common shares, such groups of shareholders agreed to accept in the arrangement amounts significantly less than the amounts to which they would have been otherwise entitled had the settlement agreements not been entered into, enabling the arrangement consideration per BakBone common share to be increased by more than $0.06 from the amount that would have otherwise been payable, to $0.33 per share;

•

the fact that the arrangement consideration per BakBone common share of $0.33 was a 94% premium to the average closing price of our common shares ($0.17) for the five trading days ended November 8, 2010, the day the board of directors approved the arrangement agreement and the transactions contemplated thereby, a 106% premium to the average closing price of our common shares ($0.16) for the 10 trading days ended November 8, 2010, a 120% premium to the average closing price of our common shares ($0.15) for the 30 trading days ended November 8, 2010, a 106% premium to the average closing price of our common shares ($0.16) for the 60 trading days ended November 8, 2010 and an 83% premium to the average closing price of our common shares ($0.18) for the 90 trading days ended November 8, 2010;

•

the fact that the arrangement consideration is all cash, which provides certainty of value to our shareholders, and that Quest’s financial resources provided significant assurance of its ability to complete the arrangement without financing or any related contingency;

•

the business, market and execution risks associated with remaining independent and successfully implementing an aggressive growth strategy, including the fact that BakBone is a small participant in a very large data protection software marketplace dominated by a few large competitors with substantially greater resources to invest in product development, marketing and sales;

•	the fact that the transaction gives the holders of BakBone share liquidity for these shares and that a number of shareholders had indicated to BakBone’s management that they desire liquidity;

•

the fact that BakBone has a capital structure that makes raising capital more difficult, including a liquidation preference in favor of the holders of the preferred shares, which are convertible on a one-for-one basis, and a cash obligation to the former ColdSpark Shareholders that is also ahead of the common shareholders, both of which have the effect of limiting the interest of certain investors in BakBone’s common shares and diminishing the opportunities for institutions to acquire the common shares, and that given the lack of liquidity in the public market for the common shares, the board of directors believed that a transaction such as the arrangement agreement with Quest that provides a full exit for all holders of common shares was highly desirable;

•

the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the arrangement agreement to authorize BakBone’s management to provide information to and engage in negotiations with a third party following receipt of a bona fide written unsolicited proposal or offer that our board of directors (or any committee thereof) determines in good faith is reasonably likely to lead to a superior proposal in the manner provided in the arrangement agreement, subject to specified conditions;

•

the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the arrangement agreement to terminate the arrangement agreement following receipt of a bona fide written superior proposal in the manner provided in the arrangement agreement, subject to specified conditions, including the payment of a $2,350,000 termination fee to Quest, which is approximately 4.2% of the total arrangement consideration, plus an expense reimbursement of up to $800,000; and

•	the fact that the arrangement would be subject to the approval of our securityholders, including the holders of a majority of our common shares.

The board of directors also considered a number of potentially countervailing factors in its deliberations concerning the arrangement, including the following:

•

that we would no longer exist as an independent company following the completion of the arrangement, and our shareholders would no longer participate in our growth or from any future increase in the value of BakBone or from any synergies that may be created by the arrangement;

•

that, under the terms of the arrangement agreement, we would be prohibited from soliciting other acquisition proposals and we would be required to pay to Quest a termination fee and an expense reimbursement in cash if the arrangement agreement were terminated under certain circumstances specified in the arrangement agreement, including if we exercised our right to terminate the arrangement agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that otherwise could be more advantageous to our shareholders;

•	that any gains from the exchange of our shares for cash in the arrangement would generally be taxable to our shareholders for U.S. federal and Canadian federal income tax purposes;

•

that, under the terms of the arrangement agreement, we agreed that we would carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we would not take a number of actions related to the conduct of our business without the prior consent of Quest (certain of which cannot be unreasonably withheld in circumstances specified in the arrangement agreement);

•

that if the arrangement does not close, our business would most likely have been adversely affected by the announcement of the pending arrangement, as our customers would likely reduce their business with us pending the closing of the arrangement; and

•

that if the arrangement does not close, our officers and other employees would have expended extensive efforts attempting to complete the transaction and would have experienced significant distractions from their work during the pendency of the transaction and we would have incurred substantial transaction costs in connection with the transaction and such costs would harm our operating results.

Our board of directors also considered the interests of our directors and executive officers in the arrangement which existed as of the time of the board of directors’ determination and recommendation, which are described herein under “The Arrangement — Interests of BakBone’s Directors and Executive Officers in the Arrangement.”

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the arrangement and the complexity of these matters, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board of directors may have given different weight to different factors.

After its consideration of the preceding factors and deliberations, our board of directors (excluding the two directors elected by the holders of preferred shares, who did not vote) approved the arrangement agreement, determined that the arrangement agreement and the plan of arrangement are advisable, fair to the holders of common shares and preferred shares and in the best interests of BakBone and the shareholders of BakBone, authorized and approved the execution, delivery and performance of the arrangement agreement by BakBone, and resolved to recommend that BakBone’s securityholders approve the arrangement resolution.

Opinion of Financial Advisor

BakBone has retained GCA Savvian Advisors, LLC, or GCA Savvian, to act as its financial advisor in connection with the arrangement. On November 8, 2010, GCA Savvian delivered to the board of directors its written opinion that, as of that date, the aggregate purchase price to Quest for the transaction of approximately $55.98 million, or the “Aggregate Consideration”, represents a fair valuation of BakBone, and, based on the Aggregate Consideration, and in light of the payments to preferred shareholders and certain former shareholders of ColdSpark, which GCA Savvian understood are due to the recipients thereof, the $0.33 per share to be received by holders of common shares, or the “Per Share Consideration,” is fair from a financial point of view to the holders of common shares.

BakBone determined the consideration its securityholders would receive in the transaction through negotiations with Quest. Except as described below, BakBone did not impose any limitations on GCA Savvian with respect to the investigations made or procedures followed in rendering its opinion. Further, no opinion or view was expressed as to the relative merits of the arrangement in comparison to other strategies or transactions that might be available to BakBone or in which BakBone might engage or as to the underlying business decision of BakBone to proceed with or effect the arrangement.

The full text of the written opinion that GCA Savvian delivered to the board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered, and limitations on the review undertaken by GCA Savvian, is attached as Appendix B to this information circular. You should read this opinion carefully in its entirety. However, the following summary of the GCA Savvian opinion has been included in this information circular, which is qualified in its entirety by reference to the full text of the opinion attached as Appendix B.

GCA Savvian provided its opinion to the board of directors for the benefit and use of the board of directors in connection with and for purposes of its evaluation of the Aggregate Consideration and the Per Share Consideration from a financial point of view. GCA Savvian’s opinion does not constitute a recommendation to any securityholder as to how to vote or act in connection with the arrangement. The GCA Savvian opinion was approved by a fairness committee of GCA Savvian.

The opinion addresses only whether the Aggregate Consideration represents a fair valuation of BakBone, and, based on the Aggregate Consideration, and, in light of the payments to preferred shareholders and certain former shareholders of ColdSpark, which GCA Savvian understood are due to the recipients thereof, whether the Per Share Consideration is fair, from a financial point of view, to the holders of common shares. It does not address the relative merits of the arrangement as compared to any alternatives to the arrangement or any other aspect of the arrangement. Further, it does not address BakBone’s underlying decision to proceed with or effect the arrangement. Moreover, it does not address the fairness of the arrangement to, or any consideration to be received in connection therewith by, the holders of preferred shares or the former ColdSpark Shareholders, nor does it address the relative value or relative fairness of the payments to the holders of preferred shares, the former ColdSpark Shareholders, and the holders of common shares, including, without limitation, whether in relation to the Aggregate Consideration, Per Share Consideration, or each other. Further, the opinion does not address the fairness of the amount or nature of the compensation to any of BakBone’s officers, directors or employees, or class of such persons, including, without limitation, in relation to the Aggregate Consideration or the Per Share Consideration.

In connection with its opinion, GCA Savvian:

(i)	reviewed the draft of the arrangement agreement dated November 8, 2010;

(ii)	reviewed certain publicly available financial statements and other information provided to GCA Savvian by BakBone relating to BakBone;

(iii)	reviewed certain internal financial statements, other financial and operating data, and other information concerning BakBone, prepared by the management of BakBone;

(iv)	discussed the past and current operations and financial condition and the prospects of BakBone with the management of BakBone;

(v)	compared the financial performance of BakBone with that of certain publicly-traded companies that GCA Savvian deemed comparable to BakBone;

(vi)	reviewed the financial terms, to the extent publicly available, of certain transactions that GCA Savvian identified as comparable to the arrangement;

(vii)	analyzed discounted cash flow models for BakBone prepared based upon estimates from management of BakBone;

(viii)	participated in discussions and negotiations among representatives of BakBone and Quest and their respective legal and financial advisors with respect to the arrangement; and

(ix)	performed such other analyses and considered such other factors that GCA Savvian deemed appropriate.

In preparing its opinion, GCA Savvian did not assume any obligation to independently verify the information referred to above. Instead, with BakBone’s consent, GCA Savvian relied on the information being accurate and complete in all material respects. GCA Savvian also made the following assumptions, in each case with BakBone’s consent:

•

with respect to the financial forecasts for BakBone provided to GCA Savvian by BakBone’s management, upon their advice and with their consent, GCA Savvian assumed for purposes of its opinion that the forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of BakBone’s management at the time of preparation as to the future financial performance of BakBone and that they provided a reasonable basis upon which GCA Savvian could form its opinion;

•

that there have been no material changes in BakBone’s assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to GCA Savvian;

•

that the arrangement will be consummated following receipt of all governmental, regulatory and other consents necessary for the consummation of the arrangement without any adverse effect on BakBone, Quest or on the expected benefits of the arrangement; and

•

that the arrangement will be consummated in accordance with the terms described in the draft arrangement agreement referred to above, without any further amendments thereto, and without waiver by BakBone of any of the conditions to its obligations thereunder.

In addition, for purposes of GCA Savvian’s opinion:

•

GCA Savvian relied on the advice of counsel and independent accountants to BakBone as to all legal, financial reporting, tax, accounting and regulatory matters with respect to BakBone, the arrangement and the arrangement agreement;

•

GCA Savvian did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of BakBone, nor was GCA Savvian furnished with any of these appraisals; and

•

GCA Savvian’s opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to GCA Savvian as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, GCA Savvian has not assumed any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses performed by GCA Savvian in connection with providing its opinion to BakBone’s board of directors. Some of the summaries of financial analyses performed by GCA Savvian include information presented in tabular format. In order to fully understand the financial analyses performed by GCA Savvian, BakBone’s shareholders should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by GCA Savvian.

Comparable Company Analysis. Based on public and other available information, GCA Savvian calculated the multiples of enterprise value, which GCA Savvian defined as equity value, plus debt, preferred stock, minority interests and capital lease obligations, less cash and cash equivalents, to estimated calendar year 2010 and 2011 revenue and earnings before interest, taxes, stock-based compensation, depreciation and amortization (EBITDA) for selected companies in the software industry with equity market capitalizations of less than $250 million, based on the closing prices of common shares as of October 29, 2010. GCA Savvian believes that the eleven companies listed below have similar financial profiles to that of BakBone, but noted that none of these companies have the same management, composition, size, operations, or combination of businesses as BakBone:

•	Actuate Corp.

•	Keynote Systems Inc.

•	Openwave Systems Inc.

•	CDC Corp.

•	Saba Software Inc.

•	American Software Inc.

•	QAD Inc.

•	FalconStor Software Inc.

•	Dot Hill Systems Corp.

•	Pervasive Software Inc.

•	iPass Inc.

While the comparable company analysis compared BakBone to eleven companies in the software industry with equity market capitalizations of less than $250 million, based on the closing prices of common shares as of October 29, 2010, GCA Savvian did not include every company that could be deemed to be a participant in this same industry, in the specific sectors of this industry, or with equity market capitalizations of less than $250 million, based on the closing prices of common shares as of October 29, 2010.

Based on these comparable companies, GCA Savvian determined a range of potential trading multiples of revenue and EBITDA for BakBone that it determined, based on comparative analysis and its judgment, were most applicable to BakBone. The following table sets forth the multiples indicated by this analysis, the implied enterprise value of BakBone, and the implied per share values to common shareholders:

Comparable Company Analysis

			Implied Enterprise Value(1)		Implied per Share Value(2)
	Range of Multiples		Low	High	Low	High
Enterprise Value to:
CY2010E Revenue	0.7x	1.0x	$40	$57	$0.16	$0.35
CY2011E Revenue	0.6x	0.9x	$33	$50	$0.08	$0.27
CY2010E EBITDA	6.0x	8.0x	$38	$50	$0.13	$0.28
CY2011E EBITDA	4.0x	6.5x	$41	$67	$0.17	$0.47

(1)	All numbers in millions.

(2)	Implied per Share Value assumes liquidation preferences to Series A Preferred Stock and cash payments to former ColdSpark Shareholders in amounts set forth in the arrangement agreement.

GCA Savvian noted that the proposed enterprise value of $55 million, based upon the Aggregate Consideration and BakBone’s estimated cash and debt, and Per Share Consideration were within or above the range of implied enterprise value and per share value, respectively, for each of CY2010E Revenue, CY2011E Revenue, CY 2010E EBITDA and CY 2011E EBITDA.

Comparable Transactions Analysis. Based on public and other available information, GCA Savvian calculated the multiples of enterprise value to last-twelve-months (LTM) and next-twelve-months (NTM) revenue and LTM and NTM EBITDA for the following selected fourteen comparable acquisitions of software companies of similar transaction size and with similar financial profile to BakBone that have been consummated or announced since January, 2007:

Announcement Date	Acquirer	Target
08/31/10	Kenexa Corp.	Salary.com
05/17/10	Vision Solutions (Thoma Bravo)	Double-Take Software
03/15/10	Pegasystems	Chordiant Software
12/08/09	Francisco Partners	QuadraMed
10/27/09	Accel-KKR	KANA Software
06/12/09	Infor	SoftBrands
05/06/09	Micro Focus	Borland Software
04/13/09	Thoma Bravo	Entrust
04/06/09	Vista Equity Partners	SumTotal Systems
09/09/08	Tripos	Pharsight
09/04/08	Open Text	Captaris Inc.
06/19/08	TIBCO Software	Insightful
05/29/08	Blackbaud	Kintera Inc.
04/06/07	Thoma Cressey Bravo	Embarcadero Technologies Inc.

No company or transaction used in the comparable transactions analyses is identical to BakBone or the arrangement. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies and transactions to which BakBone and the arrangement, respectively, are being compared.

Based on these comparable transactions, GCA Savvian determined a range of potential trading multiples of revenue and EBITDA for BakBone that it determined, based on comparative analysis and its judgment, were most applicable to BakBone. The following table sets forth the multiples indicated by this analysis, the implied enterprise value of BakBone, and the implied per share values to holders of common shares:

Comparable Transactions Analysis

			Implied Enterprise Value(1)		Implied per Share Value(2)
	Range of Multiples		Low	High	Low	High
Enterprise Value to:
LTM Revenue	0.8x	1.1x	$46	$60	$0.22	$0.38
NTM Revenue	0.7x	1.0x	$39	$55	$0.14	$0.33
LTM EBITDA	7.0x	9.0x	$44	$57	$0.20	$0.35
NTM EBITDA	5.0x	7.0x	$52	$72	$0.29	$0.53

(1)	All numbers in millions.

(2)	Implied per Share Value assumes liquidation preferences to Series A Preferred Stock and cash payments to former ColdSpark Shareholders in amounts set forth in the arrangement agreement.

GCA Savvian noted that the proposed enterprise value and Per Share Consideration were within the range of implied enterprise value and per share value, respectively, for each of LTM Revenue, NTM Revenue, LTM EBITDA and NTM EBITDA.

Discounted Cash Flow Analysis. GCA Savvian used free cash flow forecasts of BakBone for the last calendar year quarter of 2010 and the calendar years 2011 through 2014, as estimated by BakBone’s management, to perform a discounted cash flow analysis. In conducting this analysis, GCA Savvian assumed that BakBone would perform in accordance with these forecasts provided by BakBone’s management. GCA Savvian estimated the perpetual cash flows by applying annual growth rates of (2.0%) to 2.0% to BakBone’s estimated 2014 free cash flow and then discounted the cash flows projected through 2014 and the perpetual cash flows to present values using rates ranging from 15.0% to 20.0%. This method of analysis indicated a range of enterprise values from $44 million to $66 million, each of which were then decreased by BakBone’s estimated net debt and payments to preferred shareholders and certain former shareholders of ColdSpark, to calculate a range of equity values. These equity values were then divided by BakBone’s common shares outstanding to calculate implied equity values per share ranging from $0.21 to $0.46. GCA Savvian noted the proposed Aggregate Consideration and Per Share Consideration with within the range of implied enterprise and equity values, respectively, of the discounted cash flow analysis.

Premiums Paid Analysis. GCA Savvian reviewed the consideration paid in 918 acquisitions involving an enterprise value greater than $25 million announced between October 28, 2006 and October 28, 2010. GCA Savvian calculated the premiums paid in these transactions over the applicable stock price of the target company one day and thirty days prior to the announcement of the proposed acquisition, and calculated the implied per share value to common shareholders based on third and first quartile metrics.

Premiums Paid Analysis

	Premiums Paid		Implied per Share Value
	1st Quartile	3rd Quartile	Low	High
1 Day Premium	14%	45%	$0.17	$0.22
30 Day Premium	19%	53%	$0.18	$0.23

GCA Savvian noted that the premium implied by the arrangement was 120%, based on the closing price of BakBone’s common shares one day and thirty days prior to October 29, 2010.

Miscellaneous

The foregoing description is only a summary of the analyses and examinations that GCA Savvian deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by GCA Savvian. The preparation of a fairness opinion necessarily is a complex process involving subjective judgment and is not necessarily susceptible to partial analysis or summary description. GCA Savvian believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to us. In addition, GCA Savvian may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of GCA Savvian with respect to the actual value of BakBone.

In performing its analyses, GCA Savvian made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BakBone. The analyses performed by GCA Savvian are not necessarily indicative of actual values or actual future results, which may be significantly more or less favourable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by GCA Savvian with respect to its opinion and were provided to the board of directors in connection with the delivery of the GCA Savvian opinion that the Aggregate Consideration represents a fair valuation of BakBone, and, based on the Aggregate Consideration, and in light of the payments which are due to preferred shareholders and certain former shareholders of ColdSpark, the Per Share Consideration is fair, from a financial point of view, to the holders common shares. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, GCA Savvian’s opinion and presentation were among the many factors the board of directors of BakBone took into consideration in making its determination to approve, and to recommend that its securityholders approve, the arrangement, and should not be viewed as determinative of the views of the board of directors or management with respect to the arrangement, the Aggregate Consideration or the Per Share Consideration. GCA Savvian did not recommend any specific consideration to the board of directors or state that any specific Aggregate Consideration or Per Share Consideration constituted the only appropriate Aggregate Consideration or Per Share Consideration for the arrangement.

BakBone has agreed to pay GCA Savvian an aggregate fee currently estimated to be approximately $1.25 million, a significant portion of which is contingent on the completion of the arrangement (or another transaction). Further, regardless of whether the arrangement is completed, BakBone has agreed to reimburse GCA Savvian for its reasonable out-of-pocket expenses and to indemnify GCA Savvian, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under securities laws of the United States and Canada. In addition, in December 2008 and July 2009, GCA Savvian advised Quest in connection with repurchases of its shares by means of tender offers for which it received customary compensation.

Except as described above, GCA Savvian has had no other material relationships with BakBone or Quest in the past two years. GCA Savvian and its affiliates may in the future provide financial advisory and/or financing services to BakBone and/or Quest. GCA Savvian was selected by our board of directors based on GCA Savvian’s qualifications, expertise and reputation. GCA Savvian and its affiliates are engaged in investment banking and financial advisory services, principal investment and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GCA Savvian and its affiliates may at any time make or hold long or short positions and investments, as well as trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of BakBone or Quest or any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the arrangement agreement for their own account.

Recommendation of the Board of Directors

At a special meeting of our board of directors held on November 7 and 8, 2010, our board of directors (excluding the two directors elected by the holders of preferred shares, who did not vote) approved the arrangement agreement, determined that the arrangement agreement and the plan of arrangement are advisable, fair to the holders of common shares and preferred shares and in the best interests of BakBone and the shareholders of BakBone, authorized and approved the execution, delivery and performance of the arrangement agreement by BakBone and resolved to recommend that BakBone’s securityholders approve the arrangement resolution. The two directors elected to the board of directors by the holders of our preferred shares were not present for the vote on, and abstained from voting on, the arrangement agreement and the plan of arrangement, as required pursuant to the CBCA. The directors that voted on the matter were unanimous in their approval.

Accordingly, our board of directors (excluding the two directors elected by the holders of the preferred shares, who did not vote) unanimously recommends that our securityholders vote “FOR” the arrangement resolution.

Interests of BakBone’s Directors and Executive Officers in the Arrangement

In considering the recommendation of our board of directors in favour of the arrangement, you should be aware that certain members of our board of directors and our executive officers have interests in the arrangement different from, or in addition to, the interests of our shareholders generally. The members of our board of directors were aware of these interests and considered them, among other matters, when they approved the arrangement agreement, the arrangement and the other transactions contemplated by the arrangement agreement. These interests include the following:

Change in Control and Retention Agreements with our Executive Officers

The following is a description of our retention and change in control agreements with our executive officers. As discussed below, each agreement entitles the executive officer to certain rights in the event of the executive’s termination without cause, or for good reason by the executive, upon a “change in control” or within a specified period of time following a “change in control.” For purposes of these agreements, a “change in control” will occur if the arrangement is consummated. “Cause” is generally defined in each agreement to mean that the executive has: (i) failed to substantially perform his material duties, (ii) refused to comply with a material direction from the chief executive officer and/or the board of directors, (iii) materially breached any other agreement with us or the terms of our employee policies, (iv) engaged in conduct which brings us into material public disgrace or disrepute, (v) committed a felony or certain other crimes, or any other act involving dishonesty, material disloyalty or fraud with respect to us, or (vi) been convicted or pleaded guilty or nolo contendere to any felony.

Each of the change in control agreements described below provides for the immediate vesting of all options to purchase our common shares held by the executive in the event of a change in control. However, all of our outstanding stock options, including the stock options held by our executive officers, has an exercise price above the per share consideration to be paid to our holders of common shares in the arrangement. As a result, our executive officers will not receive any consideration in the arrangement as a result of the acceleration of their stock options. In connection with the arrangement agreement, all stock options, including all options held by our executive officers and directors, will be cancelled upon the consummation of the arrangement.

Agreements with Steve Martin, Interim Chief Executive Officer and Chief Financial Officer

Pursuant to the terms of our change in control agreement entered into with Mr. Martin, if within twelve months following the completion of the arrangement, Mr. Martin is terminated without cause or terminates voluntarily for good reason, he will be entitled to receive: (i) payment of severance in the amount equal to nine months of base salary in effect as of the termination date; (ii) continuation of health care benefits for a nine-month period following the termination date; and (iii) acceleration of vesting of all unvested options to purchase common shares. Mr. Martin’s current annual base salary is $250,000.

Pursuant to the terms of our retention agreement with Mr. Martin, upon consummation of the arrangement, Mr. Martin is entitled to receive a lump sum cash retention bonus of $250,000 and an additional lump sum payment of $250,000 if, within twelve months following the consummation of the arrangement, Mr. Martin is either terminated without cause or voluntarily terminates his employment for good reason. Mr. Martin’s retention agreement also provides that he will be entitled to a lump sum cash retention bonus of $125,000 if a change in control transaction does not occur and he remains continuously employed with us through April 30, 2011, and an additional lump sum cash retention bonus of $125,000 if a change in control transaction does not occur and he remains continuously employed with us through April 30, 2012.

Agreements with Dan Woodward, Senior Vice President of Product Delivery

Pursuant to the terms of our change in control agreement with Mr. Woodward, if within twelve months following the completion of the arrangement, Mr. Woodward is terminated without cause or terminates voluntarily for good reason, he will be entitled to receive: (i) payment of severance in the amount equal to nine months of base salary in effect as of the termination date; (ii) continuation of health care benefits for a nine-month period following the termination date; and (iii) acceleration of vesting of all unvested options to purchase common shares. Mr. Woodward’s current annual base salary is $235,000.

Pursuant to the terms of our retention agreement with Mr. Woodward, upon consummation of the arrangement, Mr. Woodward is entitled to receive a lump sum cash retention bonus of $146,875 and an additional lump sum payment of $146,875 if, within twelve months following the consummation of the arrangement, Mr. Woodward is either terminated without cause or voluntarily terminates his employment for good reason. Mr. Woodward’s retention agreement also provides that he will be entitled to a lump sum cash retention bonus of $73,437.50 if a change in control transaction does not occur and he remains continuously employed with us through April 30, 2011, and an additional lump sum cash retention bonus of $73,437.50 if a change in control transaction does not occur and he remains continuously employed with us through April 30, 2012.

Agreements with Robert Wright, Senior Vice President and General Counsel

Pursuant to the terms of our change in control agreement with Mr. Wright, if within twelve months following the completion of the arrangement, Mr. Wright is terminated without cause or terminates voluntarily for good reason, he will be entitled to receive: (i) payment of severance in the amount equal to nine months of base salary in effect as of the termination date; (ii) continuation of health care benefits for a nine-month period following the termination date; and (iii) acceleration of vesting of all unvested options to purchase common shares. Mr. Wright’s current annual base salary is $230,000.

Pursuant to the terms of our retention agreement with Mr. Wright, upon consummation of the arrangement, Mr. Wright is entitled to receive a lump sum cash retention bonus of $115,000 and an additional lump sum payment of $115,000 if, within twelve months following the consummation of the arrangement, Mr. Wright is either terminated without cause or voluntarily terminates his employment for good reason. Mr. Wright’s retention agreement also provides that he will be entitled to a lump sum cash retention bonus of $57,500 if a change in control transaction does not occur and he remains continuously employed with us through April 30, 2011, and an additional lump sum cash retention bonus of $57,500 if a change in control transaction does not occur and he remains continuously employed with us through April 30, 2012.

Agreements with Roy Hogsed, Senior Vice President of Worldwide Sales

Pursuant to the terms of our change in control agreement with Mr. Hogsed, if within twelve months following the completion of the arrangement, Mr. Hogsed is terminated without cause or terminates voluntarily for good reason, he will be entitled to receive: (i) payment of severance in the amount equal to nine months of base salary in effect as of the termination date; (ii) continuation of health care benefits for a nine-month period following the termination date; and (iii) acceleration of vesting of all unvested options to purchase common shares. Mr. Hogsed’s current annual base salary is $200,000.

Pursuant to the terms of our retention agreement with Mr. Hogsed, upon consummation of the arrangement, Mr. Hogsed is entitled to receive a lump sum cash retention bonus of $100,000 and an additional lump sum payment of $100,000 if, within twelve months following the consummation of the arrangement, Mr. Hogsed is either terminated without cause or voluntarily terminates his employment for good reason. Mr. Hogsed’s retention agreement also provides that he will be entitled to a lump sum cash retention bonus of $50,000 if a change in control transaction does not occur and he remains continuously employed with us through April 30, 2011, and an additional lump sum cash retention bonus of $50,000 if a change in control transaction does not occur and he remains continuously employed with us through April 30, 2012.

Treatment of Options to Purchase our common shares

Certain of our executive officers and directors have been granted options to purchase our common shares. Any unvested options to purchase our common shares held by our executive officers or directors will vest in connection with the arrangement. However, all outstanding unvested options to purchase our common shares held by our directors and executive officers have an exercise price of $0.35 per share, which is in excess of the per share consideration to be received by our holders of common shares in the arrangement. As a result, our directors and executive officers will not receive any consideration in the arrangement as a result of the accelerated vesting of their unvested stock options.

Name	Unvested Options	Value of Accelerated Option Vesting
Steve Martin	140,625	$0
Dan Woodward	156,250	$0
Robert Wright	175,000	$0
Roy Hogsed	175,000	$0
Ian Bonner	200,000	$0
Richard Frasch	200,000	$0
Richard Harroch	200,000	$0
Douglas Lindroth	200,000	$0
Neil MacKenzie	200,000	$0
Bruce Nakao	200,000	$0
Archie Nesbitt	200,000	$0

Directors’ and Officers’ Indemnification and Insurance

The arrangement agreement provides that after completion of the arrangement, all obligations pursuant to (i) each indemnification agreement in effect between BakBone or any subsidiary of BakBone and any of our officers or directors at or prior to the completion of the arrangement and (ii) any indemnification provision and any exculpation provision set forth in the charter documents of BakBone or any subsidiary of BakBone will be fulfilled and honoured in all respects. After the completion of the arrangement, such provisions in our charter documents will not be amended, repealed or otherwise modified in any manner that could materially adversely affect the rights of any indemnified officer or director.

The arrangement agreement further provides that for a period of six years following the completion of the arrangement, Quest will indemnify and hold harmless each indemnified officer or director against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, legal proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such indemnified officer’s or director’s capacity as a director, officer, employee or agent of BakBone or any subsidiary or other affiliate of BakBone, regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the completion of the arrangement or (ii) any of the transactions contemplated by the arrangement agreement.

The arrangement agreement further provides that from and after the completion of the arrangement through the sixth anniversary of the date the arrangement is completed, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in our current directors’ and officers’ liability insurance policies will be maintained, provided that (i) Quest shall not be required to expend in any one year an amount in excess of 200% of the annual premium payable by us as of the date of the arrangement agreement and if the annual premiums payable for such insurance coverage exceed such amount, Quest will be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount and (ii) alternatively, we may obtain a prepaid tail policy prior to the completion of the arrangement which provides the indemnified officer or director with directors’ and officers’ liability insurance for a period of six years following the completion of the arrangement.

Interests of the Directors Elected by the Preferred Shareholders in the Arrangement

Directors Richard Harroch and Richard Frasch have been elected by the preferred shareholders to our board of directors. Mr. Harroch is Managing Director and the Global Head of Mergers and Acquisitions for VantagePoint Venture Partners, an affiliate of the preferred shareholders. Mr. Harroch and Mr. Frasch were not present during the vote on, and abstained from voting on, the arrangement agreement and the plan of arrangement as required pursuant to the CBCA.

Pursuant to the terms of our charter documents, the preferred shareholders have rights to certain payments in preference to our holders of common shares in connection with a change in control. As further described in this information circular, we have entered into an agreement with the preferred shareholders pursuant to which they have agreed to accept cash consideration equal to $1.291667 per share of preferred shares held by them, in lieu of the $1.49475 (CDN$1.50) per share amount to which they would otherwise be entitled (assuming an exchange rate of CDN$1.002900 to $1.00 as quoted by WM/Reuters on November 8, 2010). This agreement also includes a release by the Company of any claims that the Company might have against the directors serving at the request of the holders of the preferred shares.

Deregistration of Common Shares

If the arrangement is completed, our common shares will cease trading on the Over-the-Counter Bulletin Board (“OTCBB”) and will be deregistered under the Securities Exchange Act of 1934, and we will no longer be a reporting issuer in Canada.

Rights of Dissent

The following description of the right to dissent and appraisal to which holders of common shares are entitled is not a comprehensive statement of the procedures to be followed by a registered holder of common shares who validly exercises the rights of dissent provided to them under the interim order (a “dissenting shareholder”) and is qualified in its entirety by reference to the full text of the interim order, which is attached to this information circular as Appendix C, Section 190 of the CBCA, which is attached to this information circular as Appendix D and the plan of arrangement which is attached as Annex C of Appendix A to this information circular. A common shareholder who intends to exercise the right to dissent and appraisal should carefully consider and comply with the interim order and the provisions of Section 190 of the CBCA. Failure to strictly comply with the interim order and the provisions of Section 190 of the CBCA and to adhere to the procedures established therein may result in the loss of all rights thereunder.

A court hearing the application for the final order approving the arrangement has the discretion to alter the rights of dissent described herein based on the evidence presented at such hearing.

Pursuant to the interim order, registered holders of common shares have the right to dissent with respect to the arrangement resolution if BakBone, c/o Burnet, Duckworth & Palmer LLP, Suite 1400, 350 — 7th Avenue SW, Calgary, Alberta, T2P 3N9, Attention: Michael Donaldson, receives by 5:00 p.m. (Calgary time) on or before the business day prior to the date of the special meeting or any adjournment thereof, a written objection to the arrangement resolution and such holder complies with Section 190 of the CBCA, as modified by the interim order. Provided the arrangement becomes effective, each dissenting shareholder will be entitled to be paid the fair value of the common shares in respect of which the holder dissents in accordance with Section 190 of the CBCA, as modified by the interim order. See Appendices C and D of this information circular for a copy of the interim order and the provisions of Section 190 of the CBCA, respectively. A dissenting shareholder will be deemed to have transferred the common shares held by such dissenting shareholder to Acquisition Sub, such common shares will be cancelled and such dissenting shareholder will be entitled, in the event the arrangement becomes effective, to be paid the fair value of the common shares held by such dissenting shareholder determined as of the close of business on the business day before the day the arrangement resolution is adopted.

A dissenting shareholder may dissent only with respect to all of the common shares held by such holder or on behalf of any one beneficial owner and registered in the dissenting shareholder’s name. Only registered holders of common shares may dissent. The vast majority of the common shares are registered in the name of CDS & Co. and the Depository Trust Company and are held through the beneficial holders’ brokers and intermediaries. A non-registered common shareholder who wishes to exercise dissent rights should immediately contact the broker or intermediary with whom he or she deals in respect of his or her common shares, as the case may be, and instruct the broker or intermediary to exercise the right of dissent on such common shareholder’s behalf.

A dissenting shareholder who wishes to dissent must send a written objection to the arrangement resolution, which written objection must be received by BakBone c/o their counsel Burnet, Duckworth & Palmer LLP, 1400, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9, Attention: Michael Donaldson by 5:00 p.m. (Calgary time) on or before the business day prior to the date of special meeting or any adjournment thereof. The filing of a written objection does not deprive a dissenting shareholder of the right to vote; however, the CBCA provides, in effect, that a dissenting shareholder who has submitted a written objection to the arrangement resolution and who votes in favour of the arrangement resolution will no longer be considered a dissenting shareholder with respect to the common shares voted in favour of the arrangement resolution. The CBCA does not provide, and BakBone will not assume, that a vote against the arrangement resolution constitutes a written objection to the arrangement resolution. There is no right of partial dissent and, accordingly, a dissenting shareholder may only exercise the right to dissent with respect to all of the common shares held by it on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

BakBone is required, within 10 days after the adoption of the arrangement resolution, to notify each dissenting shareholder that the arrangement resolution has been adopted, but such notice is not required to be sent to any dissenting shareholder who voted for the arrangement resolution or who has withdrawn its written objection to the arrangement resolution.

A dissenting shareholder must, within 20 days after the dissenting shareholder receives notice that the arrangement resolution has been adopted or, if the dissenting shareholder does not receive such notice, within 20 days after the dissenting shareholder learns that the arrangement resolution has been passed, send to BakBone, a written notice (a “payment demand”) containing the dissenting shareholder’s name and address, the number of common shares in respect of which the dissenting shareholder dissented and a demand for payment of the fair value of such securities. Within 30 days after a payment demand, the dissenting shareholder must send to Computershare Investor Services Inc., at the address given in this information circular, the certificates representing the common shares that are the subject of the payment demand. A dissenting shareholder who fails to send the certificates representing the common shares that are the subject of the payment demand forfeits its right to make a claim under Section 190 of the CBCA. Computershare Investor Services Inc. will endorse on the certificates received from a dissenting shareholder a notice that the holder is a dissenting shareholder and will forthwith return the certificates to the dissenting shareholder.

On filing a payment demand, a dissenting shareholder ceases to have any rights as a common shareholder, other than the right to be paid the fair value of the common shares, as the case may be, in respect of which the dissenting shareholder dissented as determined under Section 190 of the CBCA, except where:

•	the dissenting shareholder withdraws its payment demand before BakBone or Acquisition Sub makes an offer (as hereinafter described) to such shareholder;

•	BakBone fails to make an offer and the dissenting shareholder withdraws its payment demand; or

•	the board of directors of BakBone revokes the arrangement resolution.

Upon the occurrence of any of the events in the three bullet points above, a dissenting shareholder’s rights as a common shareholder will be reinstated.

BakBone is required, not later than seven days after the later of the completion of the arrangement or the date on which it received the payment demand of a dissenting shareholder, to send to each dissenting shareholder who has sent it a payment demand, a written offer to pay (“offer to pay”) for its common shares, as the case may be, in respect of which the dissenting shareholder dissented in an amount considered by the board of directors to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every offer to pay with respect to common shares must be on the same terms. BakBone must pay for the common shares of a dissenting shareholder within 10 days after an offer to pay has been accepted by a dissenting shareholder, but any such offer to pay lapses if it does not receive an acceptance thereof within 30 days after the offer to pay has been made. If BakBone fails to make an offer to pay for the common shares that are the subject of the payment demand, or if a dissenting shareholder fails to accept an offer to pay that has been made, BakBone may, within 50 days after the completion of the arrangement or within such further period as a court may allow, apply to a court to fix a fair value for the common shares of dissenting shareholders. If BakBone fails to apply to a court, a dissenting shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A dissenting shareholder is not required to give security for costs in such an application.

Upon an application to a court, all dissenting shareholders whose common shares in respect of which they dissent have not received a cash payment from BakBone will be joined as parties and bound by the decision of the court, and BakBone will be required to notify each affected dissenting shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court will then fix a fair value for the common shares of all dissenting shareholders. The final order of a court will be rendered against BakBone in favour of each dissenting shareholder and for the amount of the fair value of the common shares in respect of which dissent rights are being exercised as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the completion of the arrangement until the date of payment.

The above is only a summary of the dissent provisions of the CBCA, the interim order and the plan of arrangement, which are technical and complex. It is suggested that any dissenting shareholder wishing to avail itself of its rights under those provisions seek its own legal advice as failure to comply strictly with the provisions of the CBCA, the interim order and the plan of arrangement may prejudice its right of dissent.

Certain Canadian Federal Income Tax Consequences of the Arrangement

The following summary fairly describes the principal Canadian federal income tax considerations generally applicable to a common shareholder who sells common shares under the arrangement and who, at all relevant times, for purposes of the application of the Canadian Tax Act, (1) deals at arm’s length with BakBone, Quest and Acquisition Sub; (2) is not affiliated with BakBone, Quest or Acquisition Sub; and (3) holds the common shares as capital property. Generally, the common shares will be capital property to a holder provided the holder does not hold those common shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This portion of the summary is not applicable to: (i) a common shareholder that is a “specified financial institution”, (ii) a common shareholder an interest in which is a “tax shelter investment”, (iii) a common shareholder that is, for purposes of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, a “financial institution”, or (iv) a common shareholder to whom the “functional currency” reporting rules apply, each as defined in the Canadian Tax Act. In addition, this summary does not discuss all of the tax considerations in respect of common shares acquired pursuant to employment compensation plans, such as stock option plans, and does not apply in respect of shares of BakBone other than common shares. Persons to whom this paragraph may apply should consult their own tax advisors.

This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder (the “Canadian Tax Regulations”) and understanding of the published administrative practices of the Canada Revenue Agency (“CRA”). This summary also takes into account all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practice, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular common shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, holders of common shares are urged to consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their common shares pursuant to the arrangement, having regard to their own particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, local and foreign tax laws.

Holders Resident in Canada

This portion of the summary is generally applicable to a holder who, at all relevant times, for purposes of the application of the Canadian Tax Act and any applicable income tax treaty or convention, is, or is deemed to be, resident in Canada (a “resident holder”).

Certain resident holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act, the effect of which is to deem to be capital property any common shares (and all other “Canadian securities”, as defined in the Canadian Tax Act) owned by such resident holder in the taxation year in which the election is made and in all subsequent taxation years. Resident holders who might not otherwise be considered to hold common shares as capital property should consult their own tax advisors concerning this election.

Disposition of Common Shares

Generally, a resident holder who disposes of common shares under the arrangement will realize a capital gain (or capital loss) in the year of disposition equal to the amount by which the cash payment received is greater (or less) than the aggregate of the holder’s adjusted cost base of the common shares and any reasonable costs of disposition.

Generally, a resident holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Canadian Tax Act, a resident holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the resident holder in the year. Allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Canadian Tax Act.

The amount of any capital loss realized by a resident holder that is a corporation on the disposition of a common share may be reduced by the amount of any dividends received (or deemed to be received) by the resident holder on such common share to the extent and under the circumstances prescribed by the Canadian Tax Act.

Similar rules may apply where a common share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such resident holders should consult their own advisors.

A resident holder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Canadian Tax Act, may be liable for a 6 2/3% refundable tax on investment income, including taxable capital gains realized upon a disposition of the common shares. Capital gains realized by an individual or a trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax under the Canadian Tax Act.

Dissenting Holders

A resident holder who validly exercises dissent rights (a “resident dissenting holder”) will be deemed to have transferred such holder’s common shares to Acquisition Sub in exchange for payment by Acquisition Sub of the fair value of such common shares. In general, a resident dissenting holder will realize a capital gain (or capital loss) equal to the amount, if any, by which the cash received by the resident dissenting holder in respect of the fair value of such holder’s common shares (other than in respect of interest awarded by a court) exceeds (or is exceeded by) the adjusted cost base to the resident dissenting holder of such common shares and any reasonable costs of disposition. See “Holders Resident in Canada — Disposition of common shares” above.

Interest awarded by a court to a resident dissenting holder will be included in the holder’s income for the purposes of the Canadian Tax Act.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a holder who, at all relevant times, for purposes of the application of the Canadian Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the common shares in a business carried on in Canada (a “non-resident holder”). Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

Disposition of Common Shares

A non-resident holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of common shares under the arrangement, unless the common shares are “taxable Canadian property” to the non-resident holder for purposes of the Canadian Tax Act and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident.

The common shares should not constitute taxable Canadian property to a non-resident holder at the completion of the arrangement since the common shares did not, at any time during the 60-month period that ends at the time of disposition, derive, directly or indirectly, more than 50% of their fair market value from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options or interests in respect of property described in (i), (ii), (iii). Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, common shares may be deemed to be taxable Canadian property.

Even if common shares are considered to be taxable Canadian property of a non-resident holder at the completion of the arrangement, any capital gain realized by the non-resident holder on a disposition of the common shares under the arrangement may be exempt from tax under the Canadian Tax Act pursuant to the terms of an applicable income tax convention. Non-resident holders should consult their own tax advisors with respect to the availability of any relief under the terms of any applicable income tax convention in their particular circumstances.

If the common shares constitute taxable Canadian property of a non-resident holder and any capital gain realized by the non-resident holder on the disposition of common shares under the arrangement is not exempt from tax under the Canadian Tax Act by virtue of an applicable income tax convention, then the tax consequences described above under the heading “Holders Resident in Canada — Disposition of Common Shares” will generally apply.

Non-resident holders whose common shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Dissenting Holders

A non-resident holder who validly exercises dissent rights (a “non-resident dissenting holder”) will be deemed to have transferred such holder’s common shares to Acquisition Sub in exchange for payment by Acquisition Sub of the fair value of such common shares. In general, the tax treatment of a non-resident dissenting holder will be similar to that of a non-resident holder who participates in the arrangement. See “Holders Not Resident in Canada — Disposition of Common Shares” above.

An amount paid in respect of interest to a dissenting non-resident holder will not be subject to Canadian withholding tax.

Non-resident dissenting holders should consult their own tax advisors with respect to the availability of any relief under the terms of an applicable income tax convention in their particular circumstances.

Material U. S. Federal Income Tax Consequences of the Arrangement

The following summary is a general discussion of the material U.S. federal income tax consequences to our shareholders whose common shares or preferred shares are converted into cash in the arrangement. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our shareholders as described herein. No ruling from the Internal Revenue Service, or the “IRS,” has been or will be sought with respect to any aspect of the transactions described herein, so there can be no assurance that the IRS will agree with the statements and conclusions set forth in this summary. This summary is for the general information of our shareholders only and does not purport to be a complete analysis of all potential tax effects of the arrangement. For example, it does not consider the effect of any applicable state, local, or non-U.S. income tax laws, or of any non-income-tax laws and, except where noted, does not discuss tax rates or currently scheduled tax rate changes. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the arrangement (whether or not such transactions occur in connection with the arrangement), including, without limitation, the acquisition or disposition of common shares or preferred shares other than pursuant to the arrangement. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular BakBone shareholders in light of their particular circumstances, including holders:

•	who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code);

•

who are subject to special tax rules such as banks or other financial institutions, broker-dealers and traders in securities, mutual funds, corporations that accumulate earnings to avoid U.S. federal income tax, regulated investment companies, real estate investment trusts, insurance companies, or tax-exempt organizations;

•	except as provided under “Backup Withholding” below, who are not U.S. Holders[1];

•

who have, at any time within the 5-year period preceding the arrangement, owned, or been deemed to own within the meaning of Section 958 of the Code, 10% or more of the combined voting power of all classes of BakBone shares entitled to vote;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S Corporations, or other pass-through entities or an estate or trust;

•	who hold their shares as a hedge or as part of a hedge, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy;

•	who hold their shares through individual retirement or other tax-deferred accounts;

•	whose functional currency for United States federal income tax purposes is not the U.S. dollar; or

•	who hold stock options or warrants of BakBone.

IN VIEW OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY ONLY, EACH BAKBONE SHAREHOLDER SHOULD

[1]	A “U.S. Holder” means a beneficial holder of common shares or preferred shares that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE ARRANGEMENT AND RELATED TRANSACTIONS IN LIGHT OF SUCH SHAREHOLDER’S OWN TAX SITUATION.

Treatment of Holders of common shares or preferred shares

The conversion of common shares or preferred shares into the right to receive cash in the arrangement will be a taxable transaction for our shareholders. Generally, this means that our shareholders will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference between (1) the amount of cash such shareholder receives in the arrangement, and (2) such shareholder’s adjusted tax basis in such shareholder’s common shares or preferred shares (which is usually a shareholder’s original cost for the shares). For this purpose, BakBone shareholders who acquired different blocks of shares at different times for different prices, or who hold both common shares and preferred shares, must calculate gain or loss separately for each identifiable block of shares surrendered in the exchange.

Such capital gain or loss generally will be long-term capital gain or loss if the holder has held common shares or preferred shares for more than one year as of the date of the completion of the arrangement. If the shareholder’s holding period for the common shares or preferred shares is one year or less as of the date of the completion of the arrangement, any gain or loss will generally be treated as short-term capital gain. Under current U.S. federal income tax law, long-term capital gain is taxable at a reduced rate for certain non-corporate holders. Capital losses are subject to limitations on deductibility for individuals, corporations, estates and trusts.

Notwithstanding the foregoing, if BakBone currently is, or at any time during which a BakBone shareholder held the common shares or preferred shares was, a passive foreign investment company (a “PFIC”), then some or all the gain, if any, recognized by such BakBone shareholder in the conversion of common shares or preferred shares into the right to receive cash in the arrangement may be recharacterized as ordinary income and such BakBone shareholder may be subject to an interest charge based, in part, on the amount of such gain and the amount of time which such BakBone shareholder owned the common shares or preferred shares which generated such gain. We believe that we are not currently, nor have we recently been, a PFIC. BakBone shareholder should consult their tax advisors with respect to the determination of whether the Company is or has been a PFIC and application of the rules governing PFICs.

Dissenters’ Rights

Under specified circumstances, a BakBone shareholder may be entitled to dissenters’ rights in connection with the arrangement. If dissenters’ rights are available and a BakBone shareholder receives cash pursuant to the exercise of dissenters’ rights, such shareholder generally will recognize gain or loss equal to the difference between (1) the amount of cash received by such shareholder pursuant to the exercise of such rights, and (2) such shareholder’s adjusted tax basis in such shareholder’s (which is usually a shareholder’s original cost for the shares). BakBone shareholder who exercise dissenters’ rights are urged to consult their own tax advisors. Interest, if any, awarded in connection with the exercise of dissenters’ rights by a court would be included in such shareholder’s income as ordinary income for U.S. federal income tax purposes.

Backup Withholding

Unless certain requirements are satisfied, BakBone shareholder may be subject to “backup withholding” for U.S. federal income tax purposes with respect to certain “reportable payments” including taxable proceeds received in exchange for such shareholder’s common shares or preferred shares in the arrangement. Backup withholding will generally not apply to a BakBone shareholder who completes Form W-9 (if the BakBone shareholder is a U.S. Holder) or the appropriate series of Form W-8 (if the BakBone shareholder is not a U.S. Holder). Each BakBone shareholder and, if applicable, each other payee, should complete the appropriate form in accordance with instructions that are included with the letter of transmittal in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the depositary.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes by such shareholder, such shareholder should timely seek advice from such shareholder’s tax advisors regarding the possibility of obtaining a refund of such overpayment.

The foregoing discussion of the U.S. federal income tax consequences of the arrangement is for our shareholder’s general information only. Accordingly, our shareholders should consult their own tax advisors with respect to the particular tax consequences to them of the arrangement, including the applicable U.S. federal, state, local, and non-U.S. tax consequences.

Regulatory Matters

Although the parties have determined that there are no antitrust, competition or foreign investment filings required in connection with the arrangement, at any time before or after the completion of the arrangement, (1) any governmental authority of any state, province or country may seek to review the arrangement and/or take action to enjoin, or having the effect of enjoining, the arrangement or, after completion of the arrangement, to unwind the arrangement under the antitrust or foreign investment laws of any jurisdiction as they consider necessary or desirable, or (2) any private party may seek to enjoin the arrangement on anti-competitive or other grounds. We cannot be sure that such actions would not be taken, or that, if taken, that we will prevail.

THE ARRANGEMENT AGREEMENT

The following description summarizes the material provisions of the arrangement agreement and is qualified in its entirety by reference to the complete text of the arrangement agreement. The arrangement agreement is included as Appendix A to this information circular. We encourage you to read it carefully and in its entirety. The arrangement agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about BakBone. Such information can be found elsewhere in this information circular and in the other public filings BakBone makes with the applicable securities regulators, which are available without charge at www.sec.gov and at www.sedar.com.

Structure of the Arrangement

Subject to the terms and conditions of the arrangement agreement and the final order approving the arrangement, each preferred share shall be transferred to Acquisition Sub in exchange for $1.291667 per preferred share and each common share shall be transferred to Acquisition Sub in exchange for $0.33 per common share, following which BakBone will be a wholly owned subsidiary of Acquisition Sub.

Please read the plan of arrangement, which is attached as Annex C to Appendix A of this information circular, for a description of the specific transactions that are expected to take place in connection with the completion of the arrangement.

Effectiveness of the Arrangement

The arrangement is proposed to be carried out pursuant to Section 192 of the CBCA. The following procedural steps must be taken for the arrangement to become effective:

•	the arrangement must be approved by BakBone’s securityholders in the manner set forth in the interim order;

•	the Court must grant the final order approving the arrangement;

•	all conditions precedent to the arrangement, as set forth in the arrangement agreement, must be satisfied or waived by the appropriate party; and

•	the final order and articles of arrangement in the form prescribed by the CBCA must be filed with the Director appointed under the CBCA.

Securityholder Approvals

Pursuant to the interim order, the number of votes required to pass the arrangement resolution shall be: (i) not less than 66 2/3% of the votes cast on the arrangement resolution by holders of common shares, holders of preferred shares, holders of options and holders of warrants present in person or by proxy at the special meeting and voting together as a single class and (ii) not less than 50.01% of the votes cast on the arrangement resolution by holders of common shares present in person or by proxy at the special meeting and voting together as a single class, other than the votes attached to common shares required under MI 61-101 to be excluded in connection with the approval of the arrangement resolution.

Court Approval

Interim Order

On [                    ], 2010, the Alberta Court of Queen’s Bench granted the interim order directing the calling of the special meeting and prescribing the conduct of the special meeting and other matters. A copy of the interim order is attached as Appendix C to this information circular.

Final Order

The CBCA provides that a plan of arrangement requires court approval. Subject to the terms of the arrangement agreement, and if the arrangement resolution is approved by securityholders at the special meeting in the manner required by the interim order, BakBone will make application to the Court for the final order.

The application for the final order approving the arrangement is scheduled for [                ] at 1:30 p.m., (Calgary time), or as soon thereafter as counsel may be heard, at the Calgary Courts Centre, 601 — 5th Street SW, Calgary, Alberta. At the hearing, any securityholder and any other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing with the Court and serving upon BakBone a notice of intention to appear together with any evidence or materials which such party intends to present to the Court on or before 5:00 p.m. (Calgary time) on [                ]. Service of such notice shall be effected by service upon the solicitors for BakBone: Burnet, Duckworth & Palmer LLP, Suite 1400, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9, Attention: Michael Donaldson. See the Notice of Originating Application accompanying this information circular.

We are advised that the Court has broad discretion under the CBCA when making orders with respect to plans of arrangement. The Court will consider, among other things, the fairness and reasonableness of the arrangement, both from a substantive and a procedural point of view. The Court may approve the arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, BakBone and/or Quest may determine not to proceed with the arrangement.

Arrangement Consideration

If the arrangement is completed: (i) you will receive $0.33 in cash, without interest, subject to any applicable withholding tax, in exchange for each share of BakBone common share that you own and for which you have not properly exercised any rights of dissent; and (ii) the holders of our preferred shares will receive $1.291667 in cash, without interest, subject to any applicable withholding tax, in exchange for each preferred share that they own.

After the arrangement is completed, you will have the right to receive the arrangement consideration, but as a result of the arrangement you will no longer have any rights as a BakBone securityholder. BakBone securityholders will receive the arrangement consideration after exchanging their BakBone share certificates in accordance with the instructions contained in the letter of transmittal accompanying this information circular.

The per-share consideration described above was determined through arm’s-length negotiations between BakBone and Quest.

Treatment of Stock Options and Warrants

At the completion of the arrangement, each stock option and each warrant to purchase common shares of BakBone that is not exercised prior to the completion of the arrangement (whether or not then vested) will automatically be cancelled at the completion of the arrangement and will not be entitled to any consideration under the arrangement.

Payment Procedures

The arrangement agreement provides that at or before the effective time of the arrangement, Quest will deposit with the depositary in escrow for the benefit of the securityholders, cash in the aggregate amount equal to the payments contemplated by the plan of arrangement (calculated without reference to whether any common shareholders have exercised or may exercise dissent rights).

As soon as practicable following the later of the effective date of the arrangement and the surrender to the depositary for cancellation of a certificate which immediately prior to the effective time of the arrangement represented outstanding shares that were exchanged under the arrangement, together with a duly completed and executed letter of transmittal and such additional documents and instruments as the depositary may reasonably require, the shareholder of such surrendered certificate will be entitled to receive in exchange therefore, the cash which such shareholder has the right to receive under the arrangement for such shares, and any certificate so surrendered will forthwith be cancelled. The cash deposited with the depositary will be held in an interest-bearing account and any interest earned on such funds will be for the account of Acquisition Sub.

Until surrendered as contemplated by the plan of arrangement, each certificate which, immediately prior to the effective time of the arrangement represented shares, will be deemed at the effective time of the arrangement to represent only the right to receive, upon such surrender, a cash payment in lieu of such certificate as contemplated in the arrangement.

BakBone, Acquisition Sub and Quest will cause the depositary, in the case of a former holder of shares, as soon as practicable following the time the former holder becomes entitled to a cash payment in accordance with the plan of arrangement, to: (i) forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the letter of transmittal; (ii) if requested by such former holder in the letter of transmittal, make available at the offices of the depositary specified in the letter of transmittal for pick-up by such former holder; or (iii) if the letter of transmittal neither specifies an address nor contains a request as described above, forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address of such former holder as shown on the central securities register maintained by or on our behalf in respect of shares immediately prior to the effective time of the arrangement, a cheque representing the net cash payment, if any, payable to such former holder in accordance with the plan of arrangement.

Any certificate formerly representing the shares shall, on the sixth anniversary of the effective date of the arrangement, cease to represent a claim of any nature whatsoever and shall be deemed to have been surrendered to BakBone or Acquisition Sub, as applicable and shall be cancelled. Any payment made by way of cheque by the depositary pursuant to the plan of arrangement that has not been deposited or has been returned to the depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the effective date of the arrangement, and any right or claim to payment thereunder that remains outstanding on the sixth anniversary of the effective date of the arrangement shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the cash consideration for shares pursuant to the plan of arrangement shall terminate and be deemed to be surrendered and forfeited to BakBone or Acquisition Sub, as applicable, for no consideration.

In the event any certificate which immediately prior to the effective time of the arrangement represented any outstanding shares that were acquired by Acquisition Sub pursuant to the arrangement has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the depositary will pay in relation to such lost, stolen or destroyed certificate, the net cash payment which the former holder of such shares is entitled to receive pursuant to the plan of arrangement. When authorizing such payment in relation to any lost, stolen or destroyed certificate, the person to whom the payment is made will, as a condition precedent to the delivery thereof, give a bond satisfactory to Acquisition Sub, BakBone and the depositary in such sum as Acquisition Sub may direct or otherwise indemnify Acquisition Sub and BakBone in a manner reasonably satisfactory to Acquisition Sub and BakBone against any claim that may be made against Acquisition Sub and BakBone with respect to the certificate alleged to have been lost, stolen or destroyed.

Representations and Warranties

The arrangement agreement contains representations and warranties made by BakBone to Quest and Acquisition Sub and representations and warranties made by Quest and Acquisition Sub to BakBone. The representations and warranties contained in the arrangement agreement were made only for purposes of the arrangement agreement and as of specified dates, were solely for the benefit of the parties to the arrangement agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the arrangement agreement. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the arrangement agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. For the foregoing reasons, you should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of BakBone, Quest, Acquisition Sub or any of their respective subsidiaries or affiliates. The representations and warranties in the arrangement agreement and the description of them in this information circular should be read in conjunction with the other information contained in the reports, statements and filings BakBone publicly files with the Securities and Exchange Commission and with the Canadian securities regulatory authorities in British Columbia, Alberta and Ontario.

We made a number of representations and warranties to Quest and Acquisition Sub regarding, among other things:

•	our corporate organization, qualification to do business and subsidiaries;

•	our capitalization and charter documents;

•	the settlement agreement with ColdSpark executed in connection with the execution of the arrangement agreement

•	our corporate power and authority to execute the arrangement agreement and consummate our obligations under the arrangement agreement;

•	the absence of conflicts with, or violations of, our organizational documents, applicable legal requirements, governmental authorizations or our contracts as a result of the arrangement;

•	applicability of certain legal filings and requirements;

•	possession of permits and governmental authorizations;

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the documents we have filed with the Securities and Exchange Commission and Canadian securities regulatory authorities, the financial statements contained or incorporated by reference into those documents, and internal controls over financial reporting;

•	the absence of specified changes or events affecting us or our business between July 1, 2010 and November 8, 2010;

•	our liabilities;

•	our employee benefit plans and agreements, our compliance with employment, health and welfare laws, and our employees and independent contractors;

•	labour and employment matters with respect to us and our employees;

•	our title to our assets;

•	our leased and subleased real property;

•	our intellectual property;

•	tax matters with respect to us;

•	environmental matters with respect to us;

•	our material contracts;

•	our compliance with applicable legal requirements;

•	compliance with regulatory laws and authorities;

•	our insurance policies;

•	the absence of litigation;

•	our customers;

•	our receipt of a fairness opinion from GCA Savvian;

•	the absence of fees payable by us to brokers, finders or investment banker other than GCA Savvian;

•	the inapplicability of anti-trust and foreign investment statutes to the arrangement; and

•

our representations not being false or misleading or omitting to state a material fact necessary in order to make the representations and, warranties contained therein (in light of the circumstances under which such representations and warranties were made) not false or misleading.

Quest and Acquisition Sub made a number of representations and warranties to us in the arrangement agreement regarding, among other things:

•	their corporate organization, qualification to do business and good standing;

•	the absence of certain litigation;

•	their authorization of the arrangement agreement and the enforceability of the arrangement agreement against them;

•	the absence of conflicts with, or violations of, their organizational documents, applicable legal requirements, governmental authorizations or their contracts as a result of the arrangement;

•	information supplied by or on behalf of Quest for inclusion in this information circular;

•	the absence of fees payable by them to brokers, finders or investment banker [other than Morgan Stanley];

•	that neither Quest nor Acquisition Sub owns shares in BakBone;

•	the absence of operations by Acquisition Sub and its status under Canadian law; and

•	the sufficiency of Quest’s funds to pay the consideration required in the arrangement.

The arrangement agreement provides that the representations and warranties of BakBone, Quest and Acquisition Sub will not survive the completion of the arrangement.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions in the arrangement agreement use the phrase “material adverse effect.” The arrangement agreement provides that “material adverse effect” means, with respect to BakBone, any change, event, development, circumstance, condition, state of facts or effect that individually or considered together with all other changes, events, developments, circumstances, conditions, states of facts or effects, (i) is or is reasonably likely to have a material adverse effect on the business, assets and liabilities (taken together), results of operations or financial condition of BakBone and its subsidiaries, taken as a whole, or (ii) prevents the completion of the arrangement or materially delays the completion of the arrangement beyond the latest possible “termination date” provided in the arrangement agreement (or a longer date if certain circumstances set forth in the arrangement agreement exist and either party extend such date in accordance with the terms of the arrangement agreement).

The arrangement agreement provides, however, that none of the following will be taken into account in determining whether there has occurred, a material adverse effect with respect to BakBone:

•	any general changes in the economy or financial markets to the extent BakBone and its subsidiaries are not affected disproportionately compared with the effect on their industry peers;

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any changes in general economic or business conditions that generally affect industries in which BakBone and its subsidiaries conduct business to the extent BakBone and its subsidiaries are not affected disproportionately compared with the effect on their industry peers;

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any act of terrorism, war, national or international calamity or any other similar event to the extent BakBone and its subsidiaries are not affected disproportionately compared with the effect on their industry peers;

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any effect from the announcement of the arrangement agreement or the arrangement to the extent BakBone and its subsidiaries are not affected disproportionately compared with the effect on their industry peers;

•	any change in GAAP or any change in legal requirements applicable to the operation of the business of BakBone and its subsidiaries; or

•	any decline in BakBone’s share price, in and of itself.

Conduct of Business Prior to the Arrangement

We have agreed in the arrangement agreement that, until the completion of the arrangement or the termination of the arrangement agreement, and subject to certain exceptions, we will use commercially reasonable efforts to conduct our business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable legal requirements and use commercially reasonable efforts to preserve substantially intact our business organizations and goodwill, keep available the services of our officers and employees and preserve the relationships with those persons having business dealings with us or any of our subsidiaries.

We have also agreed in the arrangement agreement that, until the completion of the arrangement or the termination of the arrangement agreement, subject to certain exceptions or except as otherwise agreed to in writing by Quest, we will not, and will not permit any of our subsidiaries to do the following:

•	amend our organizational documents or the organizational documents of any of our subsidiaries;

•	split, combine or reclassify any shares of our capital stock or otherwise amend the terms of any of our outstanding security or any of our subsidiary;

•	declare, set aside or pay any dividend with respect to any shares of our capital stock or other equity or voting interests;

•

(i) form any subsidiary; (ii) merge with, enter into a consolidation with or otherwise acquire any equity interest in any other entity or acquire any portion of the assets or business of any other person or any division or line of business thereof, or (iii) otherwise acquire (including, through leases, subleases and licenses of real or immoveable property) any assets, subject to certain limited exceptions;

•

issue, grant, confer, award, deliver, sell, pledge, transfer, dispose of or encumber any additional shares of our capital stock or our other equity or voting interests or any of our subsidiaries, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any such shares of capital stock, or any stock appreciation rights, “phantom” stock rights, performance units, or other rights that are linked to the value of our capital stock or the capital stock of any of our subsidiaries or our value or the value of any of our subsidiaries or any part thereof, subject to certain limited exceptions;

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transfer, sell, lease, sublease or license (including, without limitation, through any enterprise licensing agreements or similar arrangements) to any third party, or materially encumber, mortgage, pledge or abandon or permit to lapse or expire any of our material assets or properties or any material asset or property of any of our subsidiaries, including any of our intellectual property or certain intellectual property licensed to us subject to certain limited exceptions;

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directly or indirectly repurchase, redeem or otherwise acquire any of our shares or any of our equity or voting interest or of any of our subsidiaries, or options, warrants, calls or rights to acquire any such shares or other securities, subject to certain limited exceptions;

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create, incur or assume any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any such indebtedness, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for certain limitations;

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adopt or amend any of our benefit plans or of our subsidiaries, increase the compensation or fringe benefits, adopt or materially amend any employment or severance agreement or pay any amount under any benefit plan not otherwise due, grant any bonuses, or accelerate the vesting of any compensation or grant or amend in any material respect any award under any benefit plan, grant any right to receive any severance, change in control, retention, termination or similar compensation or benefits or increases therein, for any of our directors, officers or senior employees or of any our subsidiaries except in certain limited exceptions;

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(i) hire or otherwise commence the employment of any individual, other than in the ordinary course of business (ii) promote or change the position, title or primary work location of any employee, other than in the ordinary course of business or (iii) announce, implement or effect any material reduction in labour force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of any of our employees or of our subsidiaries other than routine employee terminations;

•	enter into, materially amend or prematurely terminate any material contract or waive, release or assign any material rights under any material contract;

•	make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of us or our subsidiaries;

•	settle, pay or discharge any litigation, investigation, arbitration, except in certain limited exceptions;

•	permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated;

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adopt any securityholder rights plan or otherwise take any action which would, directly or indirectly, restrict or impair the ability of Quest or Acquisition Sub to vote, or otherwise to exercise the rights and receive the benefits of a securityholder with respect to, our securities acquired or to be acquired by Quest or Acquisition Sub;

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(i) change any of our methods of accounting or accounting practices in any material respect other than as required or permitted by GAAP or (ii) write down or write up or fail to write down or write up the value of any receivables or revalue any of our assets other than in the ordinary course of business and in accordance with GAAP;

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make, change or revoke any material tax election; settle or compromise any claim, notice, audit report or assessment in respect of taxes; change any annual tax accounting period, or, except as required by any legal requirement, adopt or change any method of tax accounting; file any amended tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax; surrender any right to claim a tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment;

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(i) materially accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) make any changes to our cash management policies; (iii) vary any inventory purchasing practices in any material respect from past practices; or (iv) vary any fee arrangements or the terms of any agreements with any financial or legal advisors;

•	incur, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than certain limited exceptions; or

•	enter into a binding agreement to take any of the foregoing actions.

The covenants in the arrangement agreement relating to the conduct of our business are complicated and not easily summarized.

No Solicitation by BakBone

We have agreed that we will not, directly or indirectly, and that our subsidiaries and their representatives will not, directly or indirectly:

•

solicit, initiate, knowingly facilitate or knowingly encourage, including by way of furnishing information or entering into any form of agreement, arrangement or understanding, the initiation of any inquiries or proposals regarding an alternative acquisition transaction with a party other than Quest;

•

participate in any discussions or negotiations, furnish non-public information relating to us or any of our subsidiaries or offer or provide access to our or our subsidiaries’ properties, assets, books or records or otherwise cooperate in any way with, any proposal or offer or any other efforts or attempts that constitute or may lead to, an acquisition proposal,

•

withdraw, modify or qualify in a manner adverse to Quest, the approval by the BakBone board of directors of the arrangement agreement and the arrangement or the recommendation of the BakBone board of directors to our securityholders approve the arrangement resolution (any of the foregoing is referred herein as a “change in recommendation”),

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•	accept or enter into any contract, understanding or arrangement in respect of an acquisition proposal.

Pursuant to the arrangement agreement, we also agreed to cease and cause to be terminated any discussions ongoing as of the date of the arrangement agreement with any person that related to any acquisition proposal.

However, at any time prior to the approval of the arrangement resolution by the BakBone securityholders, we and our representatives may engage in any discussions or negotiations and provide information regarding us if:

•

the BakBone board of directors determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that an acquisition proposal made by a third party to us constitutes or could reasonably be expected to lead to a superior proposal;

•

prior to engaging in any negotiations with this third party concerning, or providing any non-public information regarding us to this third party, we give Quest written notice of the identity of this third party and of our intention to engage in negotiations with, or furnish non-public information to, such third party; and

•

prior to providing any non-public information regarding us to such third party, we receive from such third party an executed confidentiality agreement having terms not less favourable to us than the confidentiality agreement with Quest (including as to standstill provisions), provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with us and may not prohibit us from providing the information required by the arrangement agreement to Quest and Acquisition Sub regarding any acquisition proposal, and we make such non-public information concurrently available to Quest and its advisors (to the extent has not been previously provided to Quest).

The arrangement agreement provides that BakBone will promptly (and in no event later than 24 hours after receipt of any acquisition proposal) advise Quest first orally and then in writing of any future acquisition proposal or any request for non-public information relating to us or any of our subsidiaries which we reasonably believe may be expected to lead to an acquisition proposal, of which any of our directors or officers are or become aware, including any amendment or material correspondences with respect to the foregoing, and a description of the material terms and conditions, including the identity of the person making such proposal or request, together with a copy of all documentation relating to such acquisition proposal. The arrangement agreement further provides that BakBone will keep Quest and Acquisition Sub informed of any change to the material terms of any such acquisition proposal and will provide Quest and Acquisition Sub a copy of all material correspondences relating to such potential acquisition proposal, in each case as soon as practicable and in any event within 24 hours following receipt thereof.

The arrangement agreement provides that:

•

An “acquisition proposal” is any written proposal or offer (including through public announcement) for a merger, amalgamation, business combination, tender offer, statutory arrangement, liquidation or acquisition or purchase by any person of assets representing 20% or more of the net income, revenues or assets of us and our subsidiaries, taken as a whole, or any purchase or sale of shares of capital stock or other securities representing more than a 20% interest in our equity or voting interest or in the equity or voting securities of our subsidiaries, taken as a whole, on a fully diluted basis.

•

A “superior proposal” is a bona fide written acquisition proposal: (i) to acquire not less than 50.1% of our outstanding common shares (on a fully diluted basis) and not less than all of our preferred shares, or not less than 50.1% of our consolidated assets; (ii) that is reasonably capable of being completed, taking into account to the extent considered appropriate by the BakBone board of directors in good faith, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal; (iii) in respect of which financing to complete the acquisition proposal in full has been demonstrated to the satisfaction of the BakBone board of directors after receipt of advice from its outside legal counsel and financial advisor to be then committed; (iv) that is not subject to any due diligence condition or financing condition; and (v) that the BakBone board of directors determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisor and after taking into account to the extent considered appropriate by the BakBone board of directors in good faith all the terms and conditions of the acquisition proposal, is on terms and conditions that are more favourable from a financial point of view to our shareholders, taken as a whole, than those contemplated by the arrangement agreement (after taking into account any binding modifications to the arrangement agreement proposed by Quest in writing prior to the making of such determination).

Change in BakBone Board of Directors Recommendation

The arrangement agreement provides that at any time prior to the approval of the arrangement resolution by the BakBone securityholders, the BakBone board of directors may effect a change in recommendation and the BakBone board of directors may approve or recommend, or propose publicly to approve or recommend, any acquisition proposal if:

•

the BakBone board of directors determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that an acquisition proposal received by us constitutes or could reasonably be expected to lead to a superior proposal;

•	we comply with certain covenants set forth in the arrangement agreement relating to such acquisition proposal;

•

we notify Quest and Acquisition Sub of our intention to effect a change in recommendation or to approve an acquisition proposal in writing at least five business days before such change or approval is made;

•

the BakBone board of directors determines following the expiration of the five business day period mentioned above that such acquisition proposal continues to be a superior proposal when assessed against the arrangement agreement (as proposed to be amended by Quest, if applicable);

•	before or concurrently with the taking of such action by us, we terminate the arrangement agreement and pay the required termination fee; and

•	concurrently with or promptly following such termination, we enter into a binding written agreement with the third party making such superior proposal.

Right of Quest to Match Superior Proposals

The arrangement agreement provides that BakBone will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a superior proposal (other than a permitted confidentiality agreement) from a third party, and that the BakBone board of directors will not make a change in its recommendation in favor of the arrangement agreement, unless among other things: (i) BakBone complies with its obligations under the arrangement agreement in connection with such superior proposal; (ii) a period of five (5) business days shall have elapsed from the date on which Quest receives written notice that BakBone’s board of directors has determined to accept, approve, recommend or enter into a binding agreement to proceed with the superior proposal, as well as a copy of the superior proposal; (iii) BakBone negotiates in good faith with Quest with respect to any binding proposal by Quest to amend the arrangement agreement that Quest has the right (but not the obligation) to make during such period; (iv) after such period expires, the BakBone board of directors determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that such third party proposal continues to constitute a superior proposal when assessed against the arrangement agreement as proposed to be amended in a binding writing submitted by Quest; (v) before or concurrently with taking such action, BakBone terminates the arrangement agreement and pays the applicable termination fee of $2,350,000 plus an expense reimbursement of up to $800,000; and (vi) concurrently with or promptly following such termination, BakBone enters into a binding written agreement with the third party making such superior proposal. Each successive amendment to any third party proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by BakBone’s securityholders will constitute a new proposal for the purposes of Quest’s match right, and Quest will be afforded a new three (3) business day response period in respect thereto, subject to the application of the other requirements above.

Other Covenants

The arrangement agreement also contains covenants relating to the granting of access to information regarding BakBone and its subsidiaries, the use of commercially reasonable efforts to obtain the required votes of BakBone’s securityholders, the submission of the plan of arrangement to BakBone’s securityholders, optionholders and warrantholders at the special meeting and the timing thereof, the use of commercially reasonable efforts to obtain necessary waivers, consents and approvals, the obtaining of a full tax cost “bump” by Acquisition Sub, the continued effect of the confidentiality agreement in effect between BakBone and Quest, cooperation regarding regulatory filings, notification by BakBone to Quest of any material adverse effect, and the reorganization by BakBone of its business, operations and assets at the request of Quest.

Employee Matters

Quest has agreed that all employees of BakBone and its subsidiaries who continue employment with Quest, BakBone or any subsidiary of BakBone after the time the arrangement becomes effective will, following the completion of the arrangement, be eligible to receive benefits that are, in the aggregate, substantially similar to the benefits they receive under the BakBone employee benefit plans immediately prior to the date the arrangement becomes effective.

Quest has also agreed that each continuing employee will receive full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding equity plan participation and benefit accrual for defined benefit plans) for service with BakBone or its subsidiaries under the comparable employee benefit plans, programs and policies of Quest or BakBone, as applicable, in which such employees became participants, provided that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit.

Indemnification and Insurance

The arrangement agreement provides that following the completion of the arrangement, Quest will cause BakBone and its subsidiaries to fulfill and honour in all respects the obligations of BakBone and its subsidiaries pursuant to (i) each indemnification agreement in effect between BakBone or any its subsidiaries and any individual who is or was an officer or director of BakBone or any of its subsidiaries at or any time prior to the completion of the arrangement, and (ii) any indemnification provision and any exculpation provision set forth in the organizational documents of BakBone or any of its subsidiaries as in effect on the date of the arrangement agreement. Quest also agreed that the organizational documents of BakBone and its subsidiaries will continue to contain the provisions with respect to indemnification and exculpation from liability set forth in such organizational documents on the date of the arrangement agreement, and that such provisions will not be amended, repealed or otherwise modified in any manner that could materially adversely affect the rights thereunder of any of the foregoing indemnified persons.

Quest also agreed that during the period commencing on the completion of the arrangement and ending on the sixth anniversary of such time, Quest will indemnify and hold harmless each of the foregoing indemnified persons against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, legal proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such person’s capacity as a director, officer, employee or agent of BakBone or any of its subsidiaries or other affiliates of BakBone or (ii) any of the transactions contemplated by the arrangement agreement, in each case to the extent permitted and provided for in the organizational documents of BakBone or its subsidiaries, as applicable, as in effect at the date of the arrangement agreement and as permitted by applicable legal requirements.

The arrangement agreement further provides that from the completion of the arrangement through the sixth anniversary of such time, Quest will cause to be maintained in effect, for the benefit of the indemnified persons described above, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in BakBone’s current directors’ and officers’ liability insurance policies in effect as of the date of the arrangement agreement, provided that (i) in no event will Quest be required to expend in any one year an amount in excess of 200% of the annual premium payable by BakBone as of the date of the arrangement agreement with respect to such current policy, and (ii) in lieu of the foregoing, BakBone may obtain a prepaid tail policy prior to the completion of the arrangement, which provides such indemnified persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the completion of the arrangement.

Conditions to the Effectiveness of the Arrangement

The arrangement agreement provides that the parties are obligated to effect the arrangement only if the following conditions, among other things, are satisfied or, to the extent permitted by law, waived by both BakBone, on one hand, and Quest and Acquisition Sub, on the other hand:

•

the plan of arrangement must have been approved and adopted by the requisite vote of BakBone’s securityholders at the special meeting in accordance with the interim order and applicable legal requirements;

•

the interim order and the final order must each have been obtained, and must not have been set aside or modified in a manner unacceptable to the parties to the arrangement agreement, acting reasonably;

•

no provision of any applicable legal requirements must be in effect, nor shall any foreign, federal or state court of competent jurisdiction or arbitrator have enacted, issued, promulgated, enforced or entered any judgment, injunction, decree, notice or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which shall have been entered since the date of the arrangement agreement and shall remain in effect, that makes the arrangement illegal or otherwise restrains, enjoins or otherwise prevents or prohibits the completion of the arrangement or any other transaction contemplated in the arrangement agreement; and

•

all other necessary regulatory approvals must have been obtained (or concluded or, in the case of waiting or suspensory periods, expired or been terminated) and, in each case: (i) must be in full force and effect; (ii) must not be subject to any stop-order or proceeding seeking a stop-order or revocation, and (iii) must not be subject to the requirement of divesture of assets or property, the expenditure of money by Quest or BakBone or the imposition of any other condition adverse in any material respect to Quest or BakBone.

Quest and Acquisition Sub will not be obligated to effect the arrangement unless the following additional conditions are satisfied or waived by Quest at or before the completion of the arrangement:

•

BakBone must have performed or complied in all material respects with all agreements and covenants in the arrangement agreement required to be performed or complied with by BakBone at or before the completion of the arrangement;

•

the representations and warranties of BakBone regarding organization and qualification, subsidiaries, organizational documents, certain capitalization matters, authority relative to the arrangement agreement and the arrangement and specified intellectual property matters, (i) must have been true and correct in all material respects as of the date of the arrangement agreement, and (ii) must be true and correct in all material respects at and as of the completion of the arrangement with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which must have been true and correct in all material respects only as of such particular date);

•

certain representations and warranties of BakBone regarding capitalization (i) must have been true and correct in all respects as of the date of the arrangement agreement, and (ii) must be true and correct in all respects at and as of the completion of the arrangement with the same force and effect as if made on and as of such date, other than in the case of clauses (i) and (ii) above, inaccuracies or errors that would not result in the payment of an aggregate value of consideration in the arrangement that equals or exceeds 100.5% of the aggregate value of the consideration otherwise payable in the arrangement in the absence of such inaccuracy or error;

•

the representations and warranties of BakBone set forth in the arrangement agreement (other than as set forth in the previous two paragraphs), (i) must have been true and correct in all respects as of the date of the arrangement agreement and (ii) must be true and correct in all respects at and as of the completion of the arrangement with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which must be true and correct in all respects as of such date), except in the case of clause (i) or clause (ii) above, for any failure to be so true and correct which has not had, individually or in the aggregate, a material adverse effect on BakBone, provided that for purposes of determining the accuracy of the foregoing representations and warranties, no effect will be given to any limitation utilizing the term “in all material respects” or “Material Adverse Effect” or any similar term set forth in any such representation or warranty;

•	there shall not have occurred, exist or first become known since the date of the arrangement agreement a material adverse effect on BakBone;

•

no action or claim brought by a governmental authority must be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavourable injunction, judgment, order, decree, ruling or charge sought in such action or claim would (i) prevent completion of, or impose material adverse conditions on, any of the transactions contemplated by the arrangement agreement, (ii) cause any of the transactions contemplated by the arrangement agreement to be rescinded following completion thereof, or (iii) affect adversely the right or powers of Quest or Acquisition Sub to exercise control over BakBone, and no such injunction, judgment, order, decree, ruling or charge must be in effect;

•

no action or claim brought by any person that could reasonably be expected to be successful on the merits must be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavourable injunction, judgment, order, decree, ruling or charge sought in such action or claim would (i) prevent completion of, or impose material adverse conditions on, any of the transactions contemplated by the arrangement agreement, (ii) cause any of the transactions contemplated by the arrangement agreement to be rescinded following completion thereof, or (iii) affect adversely the right or powers of Quest or Acquisition Sub to exercise control over BakBone, and no such injunction, judgment, order, decree, ruling or charge must be in effect;

•

none of the voting and support agreements must have been terminated by Quest in accordance with the terms thereof as a result of a party thereto not having complied with certain of its negative covenants in favour of Quest as set out in the voting and support agreements;

•

the plan of arrangement must not have been modified or amended in a manner that increases the aggregate consideration payable by Quest to securityholders of BakBone in connection with the arrangement or that is otherwise adverse to Quest or Acquisition Sub without Quest’s consent, acting reasonably; and

•

the aggregate number of common shares held, directly or indirectly, by dissenting shareholders with respect to which rights of dissent have been exercised within the time period prescribed by the plan of arrangement in connection with the arrangement must not exceed 7% of the outstanding common shares as of the completion of the arrangement.

We will not be obligated to effect the arrangement unless the following additional conditions are satisfied or waived by us at or before the completion of the arrangement:

•

each of Quest and Acquisition Sub must have performed or complied in all material respects with all agreements and covenants in the arrangement agreement required to be performed or complied with by Quest or Acquisition Sub at or before the completion of the arrangement;

•

the representations and warranties of Quest and Acquisition Sub set forth in the arrangement agreement (i) must have been true and correct in all material respects as of the date of the arrangement agreement or (ii) must be true and correct in all respects at and as of the completion of the arrangement with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which must be true and correct in all respects as of such date), except in the case of clause (ii), for any failure to be so true and correct which has not had, individually or in the aggregate, materially adversely affected the ability of Quest or Acquisition Sub to fulfill their obligations under the arrangement agreement;

•

Acquisition Sub must have deposited with the depositary (as defined in the plan of arrangement) sufficient funds to complete the transactions contemplated by the plan of arrangement and the depositary must have confirmed to BakBone the receipt of such funds.

Termination of the Arrangement Agreement

The arrangement agreement provides that it may be terminated at any time prior to the completion of the arrangement:

•

by either Quest and Acquisition Sub or BakBone if any law makes the consummation of the arrangement illegal or the arrangement is otherwise prohibited by an injunction or restraining order that has become final and non-appealable;

•	by either Quest and Acquisition Sub or BakBone, if the arrangement resolution fails to receive the required vote of BakBone’s securityholders at the special meeting;

•

by BakBone (i) if Quest or Acquisition Sub shall not have performed in any material respect any covenant required to be performed by them under the arrangement agreement prior to the completion of the arrangement and such non-performance is not cured within 10 days from the date of notice, with certain exceptions, or (ii) if Quest or Acquisition Sub breaches any one or more of their representations and warranties contained in the arrangement agreement, which breach(es) would give rise to the failure of the conditions relating to accuracy of Quest’s and Acquisition Sub’s representations and warranties in the arrangement agreement, and such non-performance is not cured within 10 days from the date of notice, with certain exceptions;

•

by Quest and Acquisition Sub (i) if BakBone shall not have performed in any material respect any covenant required to be performed by it under the arrangement agreement prior to the completion of the arrangement and such non-performance is not cured within 10 days from the date of notice, with certain exceptions, or (ii) if BakBone breaches any one or more of its representations and warranties contained in the arrangement agreement, which breach(es) would give rise to the failure of the conditions related to breaches of representations in the arrangement agreement, and such non-performance is not cured within 10 days from the date of notice, with certain exceptions;

•

by Quest and Acquisition Sub if (i) the BakBone board of directors shall have made a Change in Recommendation, (ii) the BakBone board of directors shall have approved or recommended an alternative acquisition proposal or shall have failed to reaffirm the recommendation of the BakBone board of directors by press release within five (5) business days after public announcement of the making or the intention to make or propose any alternative acquisition proposal, or (iii) BakBone shall have entered into a binding written agreement in respect of an alternative acquisition proposal;

•	prior to obtaining the required vote of BakBone’s securityholders, be terminated by BakBone in order to enter into a binding definitive acquisition agreement with respect to, a superior proposal; or

•

by Quest or BakBone if the completion of the arrangement does not occur on or prior to the “termination date” set forth in the arrangement agreement (120 days from the date of the arrangement agreement, subject to extension under certain circumstances), provided that the failure of the completion of the arrangement to so occur is not the result of the breach of a representation, warranty or covenant by the party terminating the arrangement agreement or any affiliate of such party.

Termination Fees and Expenses

We must pay to Quest a $600,000 termination fee if the arrangement agreement is terminated by either Quest and Acquisition Sub or BakBone due to the arrangement resolution failing to receive the required vote of BakBone’s securityholders at the special meeting, together with the expense reimbursement described below.

We must pay to Quest a termination fee of $2,350,000, together (in certain circumstances) with the expense reimbursement described below, if:

•

BakBone terminates the arrangement agreement prior to obtaining the required vote of BakBone’s securityholders, in order to enter into a binding definitive acquisition agreement with respect to a superior proposal;

•

Quest and Acquisition Sub terminate the arrangement agreement based on (i) the board of directors of BakBone changing its recommendation in favour of the arrangement, (ii) the board of directors of BakBone approving or recommending an alternative acquisition proposal or failing to reaffirm the recommendation of the BakBone board of directors by press release within five business days after public announcement of the making or the intention to make or propose any alternative acquisition proposal, or (iii) BakBone entering into a binding written agreement in respect of an alternative acquisition proposal;

•	the arrangement agreement is terminated:

(a)	by Quest and Acquisition Sub based on breaches by BakBone of its covenants, to the extent permitted to do so as described above, and where an alternative acquisition proposal has been publicly announced and not withdrawn prior to the termination of the arrangement agreement; or

(b)	by Quest and Acquisition Sub or BakBone if the completion of the arrangement does not occur on or prior to the “termination date” set forth in the arrangement agreement (120 days from the date of the arrangement agreement, subject to extension under certain circumstances), to the extent permitted to do so as described above, and where an alternative acquisition proposal has been publicly announced and not withdrawn prior to the termination of the arrangement agreement;

and, in each case of clause (a) or clause (b) above, within 12 months following the date of such termination, BakBone enters into a binding definitive agreement with respect to the same alternative acquisition proposal or another alternative acquisition proposal, in which case payment shall be made upon the entering into of such agreement, provided that with respect to another alternative acquisition proposal, references in the definition of the term “acquisition proposal” in the arrangement agreement to the phrase “20% or more” shall be deemed to be replaced by the phrase “50.1% or more”.

In addition to any termination fees payable by BakBone as described above, if the arrangement agreement is terminated:

(a)	by either Quest and Acquisition Sub or BakBone due to the arrangement resolution failing to receive the required vote of BakBone’s securityholders at the special meeting;

(b)	by Quest and Acquisition Sub based on breaches by BakBone of its representations and warranties or covenants, to the extent permitted to do so as described above;

(c)	by Quest and Acquisition Sub based on (i) the board of directors of BakBone changing its recommendation in favour of the arrangement, (ii) the board of directors of BakBone approving or recommending an alternative acquisition proposal or failing to reaffirm the recommendation of the BakBone board of directors by press release within five business days after public announcement of the making or the intention to make or propose any alternative acquisition proposal, or (iii) BakBone entering into a binding written agreement in respect of an alternative acquisition proposal; or

(d)	by BakBone in order to enter into a binding definitive acquisition agreement with respect to a superior proposal,

then BakBone must pay to Quest an amount equal to the amount of all out-of-pocket expenses reasonably incurred by Quest and Acquisition Sub in connection with the arrangement agreement and the arrangement, up to a maximum of $800,000.

Amendment and Waiver

The arrangement agreement provides that it may, at any time before or after the holding of the special meeting but not later than the completion of the arrangement, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

•	change the time for performance of any of the obligations or acts of the parties, including an extension of the Termination Date;

•	waive any inaccuracies or modify any representation or warranty contained in the arrangement agreement or in any document delivered pursuant to the arrangement agreement;

•	waive compliance with or modify any of the covenants contained in the arrangement agreement and waive or modify performance of any of the obligations of the parties; and

•	waive compliance with or modify any conditions precedent contained in the arrangement agreement.

provided, however, that, no such amendment may reduce or otherwise adversely affect the consideration to be received by the securityholders under the arrangement without their approval at the special meeting or, following the special meeting, without their approval given in the same manner as required by applicable legal requirements for the approval of the arrangement resolution as may be required by the Court.

Assignability

The arrangement agreement is not assignable by any party without the express written consent of the other parties thereto, provided, however, that each of Quest and Acquisition Sub may assign their rights and obligations thereunder to any wholly owned subsidiary of Quest to the extent Acquisition Sub and/or Quest, as applicable, agree to remain liable for the performance of such wholly owned subsidiary of its obligations thereunder, and provided further that Quest may, at its discretion, elect to proceed with the acquisition directly (as opposed to indirectly through Acquisition Sub).

Remedies

The parties to the arrangement agreement agreed that irreparable damage would occur if a provision of the arrangement agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that in addition to any other remedy that a party thereto may have under law or in equity, any party thereto is entitled to injunctive relief to prevent any breach or threatened breach of the arrangement agreement and to enforce specifically the terms and provisions thereof.

Voting and Support Agreements

Concurrently with the execution of the arrangement agreement, certain common shareholders of BakBone affiliated with JK&B Capital, the preferred shareholders of BakBone and each of BakBone’s directors (other than the two directors elected by the holders of preferred shares) who owns common shares (all of the foregoing collectively representing 100% of the outstanding preferred shares and approximately 16% of the outstanding common shares), entered into voting and support agreements with Quest and Acquisition Sub providing, among other things, that they will vote in favour of the arrangement resolution. On a combined basis, holders of approximately 30% of our outstanding common shares and preferred shares entitled to vote at the special meeting have entered into voting and support agreements with Quest.

The voting and support agreements require each such securityholder to, among others things, vote the subject securities as follows:

•	in favour of the arrangement resolution at the special meeting;

•	against any alternative acquisition proposal at any meeting of BakBone’s securityholders; and

•

if the arrangement agreement is amended, or superseded by a further agreement, arrangement or understanding, such that the acquisition of control of BakBone and its subsidiaries, or the acquisition of all or substantially all of the assets of BakBone, by Quest or Acquisition Sub or any of their affiliates is provided for by means of an alternative structure, the securityholder will, upon Quest’s written request, (i) deposit the securityholder’s subject securities into a take-over bid and not withdraw them, and/or (ii) vote or cause to be voted all of the subject securities in favour of, and not dissent from, such alternative structure.

Each securityholder subject to a voting and support agreement also agreed:

•

not to (i) solicit, initiate, knowingly facilitate or knowingly encourage the initiation of any inquiries or proposals regarding an alternative acquisition proposal; (ii) participate in any discussions or negotiations with, furnish information relating to BakBone or any of its subsidiaries or offer or provide access to the properties, assets, books or records of BakBone or any of its subsidiaries to, or cooperate in any way with, any person that is seeking to make, or has made any proposal or offer that constitute or may lead to, an alternative acquisition proposal; or (iii) approve, accept or enter into any contract, understanding or arrangement with any person in respect of an alternative acquisition proposal;

•

to immediately terminate any existing discussions, solicitations, or negotiations with any person with respect to any proposal that constitutes, or may reasonably be expected to constitute, an alternative acquisition proposal whether or not initiated by the securityholder;

•

notify Quest and Acquisition Sub of any future alternative acquisition proposal or any inquiry or proposal that may lead to an alternative acquisition proposal being received by the securityholder or BakBone after the date of the voting and support agreement;

•	not to release or permit the release of any person from or waive any confidentiality, non-solicitation or standstill agreement to which the securityholder and any such person are parties;

•

not to option, sell, transfer, gift, assign, redeem, exercise any right or otherwise convey any of the subject securities, or any right or interest in the subject securities, to any person or group or enter into any agreement, commitment or understanding to do any of the foregoing;

•

not to grant or agree to grant any proxy, power of attorney or other right to vote, dispose, or exercise control or direction over, the subject securities, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, or grant a proxy on the subject securities of any direct or indirect holding company or trust of the securityholder, call meetings of securityholders or give consents or approvals of any kind as to the subject securities;

•

not to vote or cause to be voted, not tender or deposit or cause to be tendered or deposited, and not exercise or cause to be exercised any rights in respect of any the subject securities in connection with any alternative acquisition proposal;

•

from and after the date of the voting and support agreement, and for a period of 24 months following the completion of the arrangement, not to own, purchase or acquire, directly or, in certain cases, indirectly, shares, partnership interests, loans, indebtedness, or any other form of securities (collectively referred to as “Investment”) in Quest, Acquisition Sub or certain of their affiliates; and

•	to publicly announce the securityholder’s intention to do any of the foregoing.

Quest and Acquisition Sub to the extent when not in material default in the performance of their respective obligations under the voting and support agreement, may terminate the voting and support agreement by written notice to the securityholder if:

•

any of the representations and warranties of the securityholder under the voting and support agreement shall not be true and correct in all respects, or, in the case of certain representations and warranties, in all material respects; or

•

the securityholder shall not have performed in any material respect any covenant under the voting and support agreement (unless such non-performance, if capable of being remedied, is remedied by the securityholder within ten (10) days from the date of notice of such non-performance from Quest or unless such non-performance is a direct result of any non-performance by Quest or Acquisition Sub of its obligations under the voting and support agreement).

The voting and support agreement also automatically terminates, without any action on the part of Quest, the securityholder or any other person, on the date upon which the arrangement is completed or the date upon which the arrangement agreement is terminated in accordance with its terms.

Settlement Agreements

In connection with entering into the arrangement agreement, BakBone also entered into two separate agreements with groups of its securityholders, both intended to facilitate the arrangement agreement and the arrangement, as follows:

First, pursuant to an agreement dated as of November 8, 2010 (the “Preferred Shareholders’ Agreement”) among BakBone, VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P. and VantagePoint Venture Partners IV Principals Fund, L.P., our preferred shareholders, the preferred shareholders have agreed, concurrently with the consummation of the arrangement, to accept cash consideration equal to $1.291667 per preferred share for the 18,000,000 preferred shares held by them concurrently with the consummation of the arrangement, in lieu of the $1.49475 (CDN$1.50) per share amount to which they would otherwise be entitled as a result of the arrangement, as set forth in our charter documents (assuming an exchange rate of CDN$1.002900 to USD$1.00 as quoted by WM/Reuters on November 8, 2010). The Preferred Shareholders’ Agreement also provides for mutual general releases between BakBone and the preferred shareholders and other persons associated with them. The Preferred Shareholders’ Agreement is terminable by the preferred shareholders upon any amendment of the arrangement agreement to alter: (i) the amount of any of the consideration payable thereunder, (ii) the structure of the acquisition of BakBone, or (iii) upon any amendment of the ColdSpark Agreement (as defined below), and terminates automatically upon any mutual written consent of the parties, or upon termination of the arrangement agreement.

Second, pursuant to a Settlement Agreement and General Release of Claims dated as of November 8, 2010 (the “ColdSpark Agreement”) between BakBone and JK&B Capital IV, L.P., JK&B Capital IV QIP, L.P. and Tom Neustaetter, individually and in his capacity as attorney-in-fact for and on behalf of the ColdSpark Shareholders, the ColdSpark Shareholders have agreed, concurrently with the consummation of the arrangement, to accept $4,106,000 concurrently with the consummation of the arrangement, as payment in full of the remaining cash consideration owed by us BakBone to the ColdSpark Shareholders pursuant to an Agreement and Plan of Merger dated as of May 11, 2009, pursuant to which BakBone acquired ColdSpark, Inc., in lieu of the $6,625,000 to which the ColdSpark Shareholders would otherwise be entitled thereunder. The ColdSpark Agreement also provides for mutual general releases between BakBone and the ColdSpark Shareholders and other persons associated with them. The ColdSpark Agreement is terminable by the ColdSpark Shareholders upon any amendment of the arrangement agreement to alter: (i) the amount of any of the consideration payable thereunder, (ii) the structure of the acquisition of BakBone, or (iii) upon any amendment of the Preferred Shareholders’ Agreement, and terminates automatically upon any mutual written consent of the parties, or upon termination of the arrangement agreement. The completion of the arrangement will have the effect, under the terms of such Agreement and Plan of Merger, of accelerating the time at which the former ColdSpark Shareholders receive (i) the reduced cash amount described above and (b) certain additional deferred consideration in the form of BakBone common shares (the amount of which was not reduced as a result of the ColdSpark Agreement).

PRINCIPAL LEGAL MATTERS

Court Approval and Completion of the Arrangement

An arrangement under the CBCA requires court approval. Assuming that the final order is granted, and that the other conditions set forth in the arrangement agreement are satisfied or waived by the party or parties for whose benefit they exist, then the articles of arrangement will be filed with the Director appointed under the CBCA to give effect to the arrangement and all other arrangements and documents necessary to complete the arrangement will be delivered as soon as reasonably practicable thereafter. Subject to receipt of the final order and the satisfaction of the other conditions to the completion of the arrangement, the completion of the arrangement is expected to occur on or about [                ].

Securities Law Matters

BakBone is a reporting issuer in the provinces of Alberta, British Columbia and Ontario and accordingly is subject to applicable Canadian securities laws of such provinces, including MI 61-101.

MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among securityholders, generally requiring enhanced disclosure, approval by a majority of securityholders excluding interested or related parties, independent valuations and, in certain instances, approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 generally apply to “business combinations” which terminate the interests of securityholders without their consent.

In determining minority approval for a business combination, BakBone is required to exclude the votes attached to common shares that, to the knowledge of BakBone, are beneficially owned or over which control or direction is exercised by all “interested parties” and their “related parties” and “joint actors” all as defined in MI 61-101.

For the purposes of MI 61-101, VantagePoint Venture Partners and the ColdSpark Shareholders are “interested parties”. For the purposes of determining minority approval for the arrangement, the holders of common shares will vote separately as a single class with: (i) the votes attached to all common shares held by VantagePoint Venture Partners and preferred shares held by VantagePoint Venture Partners (which, pursuant to the terms of the preferred shares, vote at meetings of holders of common shares on the basis of one vote for each preferred share); (ii) the votes attached to all common shares held by the ColdSpark Shareholders and (iii) the votes attached to all outstanding options and warrants, being excluded from such vote. Pursuant to Section 4.2 of MI 61-101, the following table provides the votes attached to the common shares that, to the knowledge of BakBone after reasonable inquiry, will be excluded in determining whether minority approval for the arrangement is obtained, and includes the identity of the relevant holders and the number of common shares held:

Holder	# of common shares	# of votes attaching to common shares	% of outstanding common shares
VantagePoint Venture Partners (1)	79	79	0.00009
Former ColdSpark Shareholders (2)	11,474,582	11,474,582	14.19

TOTAL	11,474,661	11,474,661	14.19

Notes:

(1)

Includes 42 common shares held by VantagePoint Venture Partners IV (Q), L.P., and 37 common shares held by VantagePoint Venture Partners IV, L.P. Information obtained from VantagePoint’s Amendment No. 3 to Schedule 13D filed with the Securities and Exchange Commission on November 10, 2010. Excludes beneficial ownership by entities affiliated with these preferred holders of the shares subject to the option granted by BakBone to Richard Harroch. This option will not receive any consideration in the arrangement. VantagePoint Venture Partners also holds 18,000,000 preferred shares (16,294,200 preferred shares held by VantagePoint Venture Partners IV (Q), L.P., 1,633,200 preferred shares held by VantagePoint Venture Partners IV, L.P. and 72,600 preferred shares held by VantagePoint Venture Partners IV Principals Fund, L.P.). On a converted basis, Vantage Point Venture Partners holds 18,000,079 common shares or approximately 18.3% of the outstanding common shares, all of which will be excluded from determining whether minority approval for the arrangement is obtained.

(2)	Includes 10,556,616 common shares held by JK&B Capital IV, L.P. and 917,966 common shares held by JK&B Capital IV QIP, L.P. Information obtained from David Kronfeld’s Form 4 filed with the Securities and Exchange Commission on July 9, 2010. Excludes common shares held by the other former shareholders of ColdSpark, Inc. the details of which were not known as of the date of this information circular.

MI 61-101 also provides that, in certain circumstances, where a related party of an issuer is entitled to receive a collateral benefit in connection with an arrangement transaction (such as the arrangement), such transaction may be considered a “business combination” for the purposes of MI 61-101 and subject to minority approval requirements. However, the minority approval requirements of MI 61-101 do not apply to related parties who have beneficial ownership of or control or direction over less than 1% of the issuer’s outstanding equity securities or where an independent committee of directors determines, acting in good faith, that the value of the benefits received by a related party, net of any offsetting costs to the related party, is less than 5% of the value the related party expects to receive pursuant to the transaction, provided the independent committee’s determination is disclosed in the information circular. In addition, the arrangement is exempt from the formal valuation requirement as none of our securities are listed or quoted on a specified market.

Certain of the directors and officers of BakBone hold common shares and options to acquire common shares. In addition, certain of such officers of BakBone have agreements with BakBone pursuant to which the arrangement will be considered to be a “change of control” triggering the payment of severance amounts to such officers. The receipt of severance amounts under the employment agreements may be considered to be a “collateral benefit” received by the applicable officers of BakBone for the purposes of MI 61-101. However, each of the officers who would receive such payments have beneficial ownership of or control or direction over less than 1% of the issuer’s outstanding equity securities and therefore, the vote of such officers is not required to be excluded under MI 61-101 as a result of receiving a collateral benefit.

Judicial Developments

The plan of arrangement will be implemented pursuant to Section 192 of the CBCA, which provides that, where it is impractical to effect an arrangement under any other provision of the CBCA, a company may apply to the court for an order approving the arrangement proposed by such company. Pursuant to this section of the CBCA, such an application will be made by BakBone for approval of the arrangement. See “The Arrangement Agreement — Effectiveness of the Arrangement — Court Approval”. Although there have been a number of judicial decisions considering this section and applications to various arrangements, there have not been, to the knowledge of BakBone, any recent significant decisions which would apply in this instance. Securityholders should consult their legal advisors with respect to the legal rights available to them in relation to the arrangement.

Other Required Approvals

To the best knowledge of BakBone, there are no filings, consents, waiting periods or approvals required to be made with, applicable to, or required to be received from any governmental authority in connection with the arrangement other than the approval of the Court of the final order, which will be sought on or about [                ] and which is a condition to the completion of the arrangement. See “Regulatory Matters” for further details.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our shares as of October 28, 2010, assuming conversion of all of our outstanding preferred shares into common shares, by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding common shares;

•	each “named executive officer” as of March 31, 2009;

•	each of our current directors; and

•	all of our current executive officers and directors as a group.

Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each securityholder identified in the table below possesses sole voting and investment power with respect to all of our shares shown as beneficially owned by such securityholder. Unless otherwise specified, the address of the individuals listed below is c/o BakBone Software Incorporated, 9540 Towne Centre Drive, Suite 100, San Diego, California 92121.

	Common Shares Owned		Series A Preferred Shares Owned		Common Shares on an As Converted Basis
Name or Group of Beneficial Owners	Number of Shares	Percentage of Class(1)	Number of Shares	Percentage of Class(1)	Number of Shares	Percentage of Class(1)
5% Securityholders:

Entities managed by VantagePoint Venture Partners (2) 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066	79	*	18,000,000	100%	18,000,079	18.3%

Entities managed by David Kronfeld and JK&B Capital (3) 180 N. Stetson Avenue, Suite 4500 Chicago, IL 60601	11,474,582	14.2%	—	—	11,474,582	11.6%

John A. Kryzanowski (4) 480 Throckmorton Ave. Mill Valley, CA 94941	8,043,973	10.0%	—	—	8,043,973	8.2%

Named Executive Officers:

James R. Johnson (5)	—	—	—	—	—	—

Steve Martin (6)	87,891	*	—	—	87,891	*

Kenneth Horner (7)	—	—	—	—	—	—

Current Directors:

Ian Bonner (8)	155,000	*	—	—	155,000	*

Douglas Lindroth	180,435	*	—	—	180,435	*

Neil MacKenzie (9)	672,675	*	—	—	672,675	*

M. Bruce Nakao (10)	450,000	*	—	—	450,000	*

Archie Nesbitt (11)	651,716	*	—	—	651,716	*

Richard Frasch	—	—	—	—	—	—

Richard Harroch	—	—	—	—	—	—

Current executive officers and directors as a group (11 persons) (12)	2,295,373	2.8%	—	—	2,295,373	2.3%

*	Represents less than 1%.

Notes:

(1)	Applicable percentage ownership is based on 80,884,597 of our common shares and 18,000,000 preferred shares outstanding as of October 28, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Our common shares subject to options or warrants currently exercisable, or exercisable within 60 days after October 28, 2010, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Includes 16,294,200 preferred shares and 42 common shares held by VantagePoint Venture Partners IV (Q), L.P., 1,633,200 preferred shares and 37 common shares held by VantagePoint Venture Partners IV, L.P., and 72,600 preferred shares held by VantagePoint Venture Partners IV Principals Fund, L.P. (each of the foregoing entities collectively referred to herein as “VantagePoint”). Information obtained from VantagePoint’s Amendment No. 3 to Schedule 13D filed with the Securities and Exchange Commission on November 10, 2010. Excludes beneficial ownership by entities affiliated with these preferred holders of the shares subject to the option granted by BakBone to Richard Harroch. This option will not receive any consideration in the arrangement.

(3)	Includes 10,556,616 shares held by JK&B Capital IV, L.P. and 917,966 shares held by JK&B Capital IV QIP, L.P. (each of the foregoing entities collectively referred to herein as “JK&B”). Information obtained from David Kronfeld’s Form 4 filed with the Securities and Exchange Commission on July 9, 2010.

(4)	As reported by to us by Mr. Kryzanowski on November 4, 2010. Mr. Kryzanowski is the sole beneficial owner of 8,043,973 common shares, for which he has sole voting and dispositive power.

(5)	Upon termination Mr. Johnson held options to purchase up to 1,660,938 of our common shares, which expired on July 5, 2010.

(6)	Includes options to purchase up to 87,891 of our common shares exercisable by Mr. Martin within 60 days of October 28, 2010. None of such options will receive any consideration in the arrangement.

(7)	Upon termination, Mr. Horner held options to purchase up to 300,000 of our common shares, which expired on August 21, 2010. None of such options will receive any consideration in the arrangement.

(8)	Includes options to purchase up to 150,000 of our common shares exercisable by Mr. Bonner exercisable within 60 days of October 28, 2010. None of such options will receive any consideration in the arrangement.

(9)	Includes options to purchase up to 250,000 of our common shares held by Mr. MacKenzie exercisable within 60 days of October 28, 2010. None of such options will receive any consideration in the arrangement.

(10)	Includes options to purchase up to 150,000 of our common shares held by Mr. Nakao exercisable within 60 days of October 28, 2010. None of such options will receive any consideration in the arrangement.

(11)	Includes options to purchase up to 400,000 of our common shares held by Mr. Nesbitt exercisable within 60 days of October 28, 2010. None of such options will receive any consideration in the arrangement.

(12)	Includes options to purchase up to 1,135,547 of our common shares held by our current executive officers and directors exercisable within 60 days of October 28, 2010. None of such options will receive any consideration in the arrangement.

MARKET FOR THE BAKBONE COMMON SHARES

In December 2004, the Canadian jurisdictions of Ontario, Alberta and British Columbia issued cease trade orders due to delays in the filing of our financial statements. As a result of these cease trade orders, our common shares have not been traded on the TSX since December 2004. Beginning in February 2005, our common shares were traded on the Pink Sheets, following our delisting from the OTCBB for failure to timely file our periodic reports with the Securities and Exchange Commission. Our common shares were eventually de-listed from the TSX in May 2006. On April 27, 2009, the cease trade orders were lifted. On May 27, 2009, our common shares began to trade on the OTCBB.

The following table sets forth the high and low sales prices of our common shares during the fiscal years ended March 31:

		High	Low
Fiscal 2011	Third Quarter*	$0.32	$0.12
	Second Quarter	0.25	0.10
	First Quarter	0.40	0.19

Fiscal 2010	Fourth Quarter	$0.45	$0.32
	Third Quarter	0.57	0.32
	Second Quarter	0.55	0.29
	First Quarter	0.52	0.36

Fiscal 2009	Fourth Quarter	$0.70	$0.21
	Third Quarter	0.57	0.16
	Second Quarter	0.90	0.52
	First Quarter	1.00	0.70
*Through [ ], 2010

As of [                    ], 2010, there were approximately [            ] registered holders of our common shares. On [                    ], 2010, the latest practicable trading day before the filing of this information circular, the high and low sales price per share of our common shares as reported by the OTCBB were $[            ] and $[            ].

We have never declared or paid any cash dividends on our common shares. Historically, we have retained earnings for use in the development and expansion of our business and for general corporate purposes. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend upon our results of operations, financial condition and other factors as the board of directors, in its discretion, deems relevant. Following the arrangement, our common shares will not be traded on any public market.

OUR NEXT ANNUAL MEETING

On September 29, 2010, we announced that we expected to hold our 2010 annual meeting of shareholders on December 15, 2010. As a result of our entry into the arrangement agreement, we will no longer be holding our annual meeting on December 15, 2010. If our securityholders do not approve the arrangement resolution at the special meeting, we expect to hold our annual meeting of shareholders as promptly as practicable thereafter.

SECURITYHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

BakBone will hold a 2012 annual meeting of shareholders only if the arrangement is not completed. If it is determined that the arrangement will not be completed as contemplated by the arrangement agreement, BakBone will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting shareholder proposals for such meeting and to have shareholder proposals included in BakBone’s next proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act and with the applicable Canadian securities regulatory authorities. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov and the internet website maintained by CDS Inc., on behalf of the Canadian securities regulatory authorities, at www.sedar.com. You also may obtain free copies of the documents we file with the SEC, including this information circular, by going to the Investor Relations page of our corporate website at www.bakbone.com. The information provided on our website is not part of this information circular.

Quest has supplied all information contained in this information circular relating to Quest and Acquisition Sub and we have supplied all information relating to us.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM IT IS UNLAWFUL TO MAKE SUCH A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION CIRCULAR. THIS INFORMATION CIRCULAR IS DATED [                    ], 2010. UNLESS OTHERWISE SPECIFIED, YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS INFORMATION CIRCULAR TO ANY SECURITYHOLDER NOR THE ISSUANCE OF CASH IN THE ARRANGEMENT CREATES ANY IMPLICATION TO THE CONTRARY.

APPROVAL OF BAKBONE

The contents and mailing to securityholders of this information circular have been approved by our board of directors.

Any questions and requests for assistance may be directed to the

Proxy Solicitation Agent:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario

M5X 1E2

North American Toll Free Phone:

1-866-581-1571

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

APPENDIX A

ARRANGEMENT AGREEMENT

among

QUEST SOFTWARE, INC.,

BOLTS ACQUISITION CORPORATION

and

BAKBONE SOFTWARE INCORPORATED

Dated as of November 8, 2010

ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT, dated as of November 8, 2010 (this “Agreement”), among QUEST SOFTWARE, INC., a Delaware corporation (“Parent”), BOLTS ACQUISITION CORPORATION, a Canadian corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and BAKBONE SOFTWARE INCORPORATED, a Canadian corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, Parent has proposed to acquire the Company through the Arrangement described herein upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has determined that the business combination to be effected by means of the Plan of Arrangement described herein is advisable and in the best interests of the Company and the shareholders of the Company and has unanimously approved the transactions contemplated by this Agreement and resolved and determined to recommend approval of the Arrangement Resolution to the Securityholders;

WHEREAS, Acquisition Sub is indirectly or directly a wholly owned Subsidiary of Parent, the board of directors of Acquisition Sub has determined that the business combination to be effected by means of the Plan of Arrangement is advisable and in the best interests of Acquisition Sub and has approved the transactions contemplated by this Agreement, and the board of directors of Parent has determined that it is in the best interests of Parent for Parent to enter into this Agreement;

WHEREAS, in furtherance of such business combination, the Company Board has agreed to submit the Plan of Arrangement and other transactions contemplated hereby to the Securityholders and the Court for approval; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Acquisition Sub and certain shareholders of the Company are entering into Support Agreements, each dated as of the date of this Agreement (the “Support Agreements”), providing that, among other things, such shareholders will vote their Company Shares in favor of the Arrangement Resolution, subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

1.	DEFINITIONS.

1.1 Definitions.

(a) For purposes of this Agreement:

“Acquisition Proposal” means any written proposal or offer (including through a public announcement) for a merger, amalgamation, business combination, take-over bid, tender offer, statutory arrangement, recapitalization, liquidation or sale of assets representing 20% or more of the net income, revenues or assets of the Company and its Subsidiaries, taken as a whole, any direct or indirect redemption, purchase or sale of shares of capital stock or other securities of the Company or any of its Subsidiaries or rights or interests therein or thereto representing 20% or more of the equity or voting interest of the Company and its Subsidiaries, taken as a whole, on a Fully Diluted Basis or similar transactions involving the Company or such Subsidiaries, excluding this Agreement or any transaction to which Parent or an Affiliate of Parent is a party.

“Acquisition Sub” has the meaning assigned to such term in the preamble.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning assigned to such term in the preamble.

“Arrangement” means the arrangement under the provisions of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Arrangement or Section 9.1, or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the resolution to be considered and if thought fit, passed, by the Securityholders at the Meeting to approve the Plan of Arrangement to be substantially in the form and content of Annex B annexed hereto.

“Business Day” means any day on which commercial banks are generally open for business in San Diego, California, and Calgary, Alberta, other than a Saturday or a Sunday.

“Canadian Securities Authorities” means the securities commissions in each of the Provinces of British Columbia, Alberta and Ontario.

“Canadian Securities Laws” means the securities laws of each of the Provinces of British Columbia, Alberta and Ontario, and the rules, regulations and policies published and/or promulgated thereunder as now in effect and as they may be promulgated or amended from time to time.

“CBCA” means the Canada Business Corporations Act, including the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Change in Recommendation” has the meaning assigned to such term in Section 6.5(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“ColdSpark Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 11, 2009, by and among the Company, Chickasaw Acquisition Corporation, Chickasaw Acquisition Corporation II, ColdSpark, Inc. and Tom Neustaetter as stockholder representative.

“ColdSpark Settlement Agreement” means that certain Settlement Agreement and General Release of Claims dated as of November 8, 2010, by and among JK&B Capital IV and JK&B Capital IV QIP, and Tom Neustaetter, individually and in his capacity as attorney-in-fact for and on behalf of the ColdSpark Shareholders (as defined therein), on the one hand, and the Company, on the other hand.

“Common Shareholders” means holders of Common Shares, in their capacities as such.

“Common Shares” means the Common Shares of the Company.

“Company” has the meaning assigned to such term in the preamble.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” means the recommendation of the Company Board that the Securityholders approve the Arrangement Resolution.

“Company Intellectual Property” means all Intellectual Property and Technology owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company IP Contract” means any Contract to which the Company or any Company Subsidiary is party or by which the Company or any Company Subsidiary is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Company Intellectual Property developed by, with, or for the Company or any Company Subsidiary or licensed by or to the Company or any Company Subsidiary.

“Company Material Contract” has the meaning assigned to such term in Section 3.19(a).

“Company Option Plans” means the 2000 Stock Option Plan, the 2002 Stock Option Plan and the BakBone Software Incorporated 2003 Equity Incentive Plan.

“Company Options” means options to purchase Common Shares from the Company, whether granted by the Company pursuant to the Company Option Plans or otherwise.

“Company Public Documents” has the meaning assigned to such term in Section 3.10(a).

“Company Shareholders” means holders of Company Shares, in their capacities as such.

“Company Shares” means, collectively, Common Shares and Preferred Shares.

“Company Software” means all software owned, marketed, supported, licensed, distributed or otherwise made available to any Person by the Company or any Company Subsidiary, and all software in development by the Company or any Company Subsidiary and all versions thereof, including the following software products of the Company branded as: NetVault: Backup, NetVault: Backup Application Plugin Modules, NetVault: FASTRecover, NetVault: Report Manager Pro, NetVault: SmartDisk, MailMeter Email Archive and MailMeter File Archiver.

“Company Standard Software License” means the standard forms of software licenses, including non-material variations thereof, by which Company or any Company Subsidiary licenses the Company Software to third parties for their use.

“Company Subsidiaries” means the Entities described in Section 3.1(b) of the Disclosure Letter.

“Company Warrants” means warrants to purchase Common Shares from the Company.

“Competition Act” means the Competition Act (Canada), R.S. 1985, C. C-34, as it is now in effect and as it may be amended.

“Continuing Employees” has the meaning assigned to such term in Section 6.7(a).

“Contract” means any contract, agreement, purchase order, commitment, undertaking, understanding, arrangement, license, lease, note, bond, mortgage, indenture, loan, deed of trust or instrument, whether or not in writing.

“Court” means the Court of Queen’s Bench of Alberta.

“Data Room Information” means the documents and information that were made accessible to Parent through the Company’s on-line data room prior to the date hereof.

“Disclosure Letter” has the meaning assigned to such term in Section 3.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Dissenting Shareholders” means Common Shareholders, if any, who have duly and validly exercised their Dissent Rights in compliance with the Dissent Rights and such Dissent Rights have not terminated.

“Dissenting Shares” means the Common Shares held by Dissenting Shareholders, if any.

“Effective Date” means the date when the Arrangement becomes effective pursuant to the CBCA and the Final Order.

“Effective Time” means 12:01 a.m. on the Effective Date.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Authority).

“Environmental Laws” means any Legal Requirements relating to: (i) releases or overtly threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment.

“ERISA” has the meaning assigned to such term in Section 3.13(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement Amount” has the meaning set forth in Section 8.3(b).

“Final Order” means the final order of the Court approving the Arrangement under the CBCA as such order may be affirmed, amended or modified by the Court at any time prior to the Effective Date, or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal.

“Fully Diluted Basis” means, with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all Common Shares issuable in connection with the ColdSpark Merger Agreement are issued.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any (i) U.S., Canadian, federal, state, provincial, local or foreign government, (ii) governmental commission, quasi-governmental entity, board, body, bureau, agency, or other judicial, administrative or regulatory (including stock exchange) authority of any nature, including courts and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substances” means: (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; and (ii) any substance, material or waste regulated as a hazardous or toxic substance, material or waste by any Governmental Authority pursuant to any other Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Person” has the meaning assigned to such term in Section 6.8(f).

“Information Circular” means the notice of the Meeting and accompanying management proxy circular, including all schedules and exhibits thereto, and documents incorporated therein, to be sent to the Securityholders in connection with the Meeting, as the same may be amended, supplemented or otherwise modified subject to this Agreement.

“Intellectual Property” means any and all rights with respect to (i) U.S., Canadian and foreign patents, patent applications, utility models and inventor’s certificates relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (“Patents”); (ii) rights in works of authorship including any domestic and foreign copyrights, whether registered or unregistered, including moral rights, and including registrations thereof and applications therefor (“Copyrights”); (iii) U.S., Canadian and foreign trademarks, service marks, service names, trade names, trade dress, logos, slogans, 800 numbers, corporate names and domain names, whether registered or unregistered, including registrations thereof and applications therefor (“Trademarks”); (iv) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information) (“Trade Secrets”); (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the Legal Requirements of any jurisdiction, whether registered or unregistered, and any applications for registration therefor; (vi) URL and domain name registrations, (vii) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, and (viii) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Interim Order” means the interim order of the Court in respect of the Arrangement, as contemplated by Section 2.3, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court.

“Investment Canada Act” means the Investment Canada Act, R.S. 1985, c.28, as it is now in effect and as it may be amended.

“IRS” means the United States Internal Revenue Service.

“ITCs” has the meaning assigned to such term in Section 3.17(q).

“Knowledge of the Company” means the actual knowledge of the directors of the Company, and the actual knowledge, after due inquiry by each such individual of any direct reports who have been made aware of the Arrangement prior to the execution of this Agreement, of the executive officers, senior vice-presidents and corporate controller of the Company, and any other individuals holding positions or having functions senior to the aforementioned positions.

“Legal Proceeding” means any lawsuit, court action or other court proceeding.

“Legal Requirement” means all applicable laws (statutory, common or otherwise), statutes, by-laws, rules, regulations, treaties, ordinances, conventions, orders, codes, policies, notices and directions (having the force of law) and judicial, arbitral, administrative, ministerial or departmental judgments, awards, injunctions, decrees, rulings or other requirements of any Governmental Authority, court or other authority having jurisdiction over the applicable party.

“Lien” means any lien, mortgage, encumbrance, pledge or security interest.

“Made Available” has the meaning assigned to such term in Section 9.12(f).

“Material Adverse Effect” means with respect to the Company, a change, event, development, circumstance, state of facts, condition or effect (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, (a) has had or is reasonably likely to have, a material adverse effect on the business, assets and liabilities (taken together), results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, or (b) prevents the consummation of the Arrangement, or materially impedes or materially delays the consummation of the Arrangement beyond the latest possible Termination Date (as provided in the definition of such term); provided, however, that none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any general changes in the economy or financial markets; (ii) any changes in general economic or business conditions that generally affect industries in which the Company and the Company Subsidiaries conduct business; (iii) any act of terrorism, war, national or international calamity or any other similar event; (iv) any Effect from the announcement of this Agreement or the Arrangement; (v) any change in GAAP or any change in Legal Requirements applicable to the operation of the business of the Company and the

Company Subsidiaries; or (vi) any decline in the Company’s stock price, in and of itself; provided that any Effect of a type described in clauses (i), (ii), (iii) or (iv) shall be taken into account in determining whether there was a Material Adverse Effect to the extent that such Effect affects the Company and the Company Subsidiaries disproportionately to the effect thereof on their industry peers.

“Meeting” means the special meeting of the Securityholders, including any adjournment, adjournments, postponement or postponements thereof, to be called in accordance with the Interim Order to consider the Arrangement Resolution.

“Meeting Date” means the date on which the Meeting is held and the Arrangement Resolution is voted on by the Securityholders.

“Most Recent Balance Sheet” means the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2010.

“Multiemployer Plan” has the meaning assigned to such term in Section 3.13(b).

“Multiple Employer Plan” has the meaning assigned to such term in Section 3.13(b).

“Necessary Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities, or self-regulatory organizations, as set out in Annex A annexed hereto.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation and by-laws, as amended and in effect on the date of this Agreement, and (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement.

“Parent” has the meaning assigned to such term in the preamble.

“Permits” has the meaning assigned to such term in Section 3.9(a).

“Permitted Encumbrances” means (i) Liens for Taxes not yet due and payable, (ii) Liens reflected in the financial statements (including any related notes) contained in the Company Public Documents, and (iii) Liens that do not materially detract from the value or materially interfere with the present use of the assets or properties subject thereto or affected thereby.

“Per Share Common Purchase Price” has the meaning assigned to such term in Section 2.3(b).

“Per Share Preferred Purchase Price” has the meaning assigned to such term in Section 2.3(a).

“Person” means an individual or Entity.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Annex C annexed hereto as amended, varied or supplemented from time to time in accordance with the Plan of Arrangement or Section 9.1 or made at the direction of the Court in the Final Order.

“Plans” has the meaning assigned to such term in Section 3.13(a).

“Pre-Acquisition Reorganization” has the meaning assigned to such term in Section 6.11(a).

“Preferred Shareholders” means holders of Preferred Shares, in their capacities as such.

“Preferred Shares” means the Series A Preferred Shares of the Company.

“Registered Company Intellectual Property” has the meaning assigned to such term in Section 3.16(a).

“Representative” of a particular Person means the directors, officers, employees, agents, advisors (including financial and legal advisors) and other representatives of such Person.

“Required Securityholder Vote” has the meaning assigned to such term in Section 2.2(b).

“Response Period” has the meaning set forth in Section 6.6(a)(ii).

“Retention Plan” means the BakBone Software Incorporated 2010 Retention Plan.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 3.10(a).

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, Canadian Securities Laws, the Securities Act and the Exchange Act.

“Securityholders” at any time means, collectively, the Company Shareholders, holders of Company Options and holders of Company Warrants at such time.

“Specified Termination Fee” has the meaning set forth in Section 8.3(a).

“Standard Software” means software that is (A) licensed to the Company or any Company Subsidiary pursuant to a non-exclusive license, (B) not incorporated into the Company’s or any Company Subsidiary’s products, and (C) third-party software that is generally available on standard terms, is typically used in software development and involves annual payments by the Company of $25,000 or less.

“Subsidiary” or “Subsidiaries” of the Company, Parent or any other Person means an Entity with respect to which such Person directly or indirectly owns, beneficially or of record, (A) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body, or (B) at least 50% of the outstanding equity interests issued by such Entity.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal: (i) to acquire not less than 50.1% of the outstanding Common Shares (on a Fully Diluted Basis) and not less than all of the Preferred Shares, or not less than 50.1% of the consolidated assets of the Company, (ii) that is reasonably capable of being completed, taking into account to the extent considered appropriate by the Company Board in good faith, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal, (iii) in respect of which financing to complete the Acquisition Proposal in full has been demonstrated to the satisfaction of the Company Board after receipt of advice from its outside legal counsel and financial advisor to be then committed, (iv) that is not subject to any due diligence condition or financing condition, and (v) that the Company Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisor and after taking into account to the extent considered appropriate by the Company Board in good faith all the terms and conditions of the Acquisition Proposal, is on terms and conditions that are more favourable from a financial point of view to the Company Shareholders, taken as a whole, than those contemplated by this Agreement (after taking into account any binding modifications to this Agreement proposed by Parent in writing prior to the making of such determination, as contemplated by Section 6.6).

“Support Agreements” has the meaning assigned to such term in the recitals to this Agreement.

“Tail Policy” has the meaning assigned to such term in Section 6.8(c).

“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital, capital stock, franchise, profits, withholding, social security, Canada Pension Plan, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means any diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, proprietary information, protocols, schematics, design information, build instructions, specifications, technical data, software code (in any form, including source code and executable or object code), build scripts, test scripts, algorithms, APIs, techniques, user interfaces, URLs, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Termination Date” means one hundred twenty (120) days following the date of this Agreement, subject to the right of each of the Company and Parent to unilaterally postpone the Termination Date for up to an additional sixty (60) days (in fifteen- (15)- day increments) if any condition set out in Sections 7.1(c), 7.1(d) and 7.1(e) has not been obtained and none of these conditions has become unobtainable based upon a final and nonappealable decision or order of a Governmental Authority, by giving written notice to the other parties to such effect no later than 5:00 p.m. (Eastern time) on the date that is three (3) Business Days prior to the original Termination Date (or any subsequent Termination Date), or such other date as may be mutually agreed to in writing by the parties hereto; provided that notwithstanding the foregoing, a party hereto shall not be permitted to postpone the Termination Date if the failure to satisfy any condition set out in Sections 7.1(c), 7.1(d) and 7.1(e) is materially the result of such party’s failure to cooperate in accordance with Section 6.9 or any other breach by such party of this Agreement.

“Termination Fee” has the meaning ascribed thereto in Section 8.3.

“Third Party” means any Person other than (i) Parent, Acquisition Sub and Parent’s other Subsidiaries and (ii) the respective Representatives of Parent and its Subsidiaries.

“U.S.” means the United States of America.

“Voting Debt” has the meaning assigned to such term in Section 3.4(b).

2.	THE ARRANGEMENT.

2.1 Implementation Steps by the Company. The Company covenants in favor of Acquisition Sub and Parent that the Company shall:

(a) subject to the terms of this Agreement, as soon as reasonably practicable after the date of this Agreement, but in any event in sufficient time to hold the Meeting in accordance with Section 2.1(b), apply in a manner reasonably acceptable to Acquisition Sub and Parent under the CBCA for the Interim Order, and thereafter diligently pursue the application to the Court for the Interim Order;

(b) subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, but in no event later than the date that is seventy-five (75) days after the date of the Agreement (unless any delay beyond such date has resulted directly or indirectly from any action or inaction on the part of Parent or Acquisition Sub), convene and hold the Meeting for the purposes of considering the Arrangement Resolution;

(c) not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Meeting without Parent’s prior written consent; without limiting the generality of the foregoing, but subject to the parties’ respective termination rights under Section 8.2, the Company’s obligations pursuant to this Section 2.1(c) shall not be affected by (x) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (y) a Change in Recommendation;

(d) subject to compliance by the directors and officers of the Company with their fiduciary duties, use commercially reasonable efforts to solicit from the Securityholders proxies in favour of the approval of the Arrangement Resolution; if requested by Parent and Acquisition Sub, appoint and use a dealer or other proxy solicitation agent to be agreed upon by the Company and take all such other commercially reasonable action that is necessary or desirable to secure the approval of the Arrangement Resolution by the Securityholders. The Company agrees that Parent, Acquisition Sub or its Affiliates may at any time actively solicit proxies in favour of the Arrangement Resolution and shall disclose in the Information Circular that such solicitations may be made;

(e) provide such reasonable assistance as Parent, Acquisition Sub or their agents may reasonably request in connection with communicating the Arrangement and any amendments and supplements thereto to the Securityholders, including delivering to Parent: (A) within three (3) Business Days following the mailing of the Information Circular and thereafter promptly upon request and in any event within three (3) Business Days following the receipt of such request, basic lists of all holders of Company Shares, Company Options and Company Warrants showing the name and address of each holder and the number of Company Shares, Company Options and Company Warrants held by each such holder (together with participants lists), all as shown on the records of the Company as of a date that is not more than three (3) Business Days prior to the date of delivery of such basic lists; and (B) from time to time, at the request of Parent, acting reasonably, supplemental lists setting out any changes from the basic lists referred to in clause (A) above in the names or addresses of the holders of Company Shares, Company Options and Company Warrants or the number of Company Shares, Company Options and Company Warrants, as the case may be, held by each such holder (together with participants lists);

(f) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(g) subject to obtaining the Final Order and in accordance with Section 2.3(d), send to the director under the CBCA, for endorsement and filing by the director under the CBCA, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2 Interim Order. The application referred to in Section 2.1(a) shall, unless the Company and Parent otherwise agree, include a request that the Interim Order provide, among other things:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided, including the record date for determining the Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for determining the Persons entitled to vote at the Meeting;

(b) that, subject to the approval of the Court, the requisite approval of the Arrangement Resolution (the “Required Securityholder Vote”) will be (i) not less than 66 2/3% of the votes cast on the Arrangement Resolution by holders of Common Shares, holders of Preferred Shares, holders of Company Options and holders of Company Warrants present in person or by proxy at the Meeting and voting together (with each holder of Common Shares being entitled to one vote for each Common Share held, each holder of Preferred Shares being entitled to one vote for each Preferred Share held, each holder of Company Options being entitled to one vote for each Common Share subject to the Company Options held by such holder that such holder would be entitled to acquire if such holder exercised all Company Options held by such holder, without reference to any vesting provisions or exercise price, and each holder of Company Warrants being entitled to one vote for each Common Share subject to the Company Warrants held by such holder that such holder would be entitled to acquire if such holder exercised all Company Warrants held by such holder, without reference to any vesting provisions or exercise price) and (ii) not less than 50.01% of the votes cast on the Arrangement Resolution by holders of Common Shares other than the votes attached to Common Shares required under Multilateral Instrument 61-101 Protection of Minority Securityholders in Special Transactions to be excluded in connection with the approval of the Arrangement Resolution;

(c) for the grant of the Dissent Rights;

(d) for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(e) that in all other respects, the terms, restrictions and conditions of the Organizational Documents of the Company shall apply in respect of the Meeting, including the quorum requirements.

2.3 Plan of Arrangement.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the Arrangement, each holder of Preferred Shares shall be entitled to receive $1.291667 (the “Per Share Preferred Purchase Price”) for each Preferred Share held.

(b) Subject to the terms and conditions of this Agreement, and in accordance with the Arrangement, each holder of Common Shares (other than a Dissenting Shareholder) shall be entitled to receive $0.33 (the “Per Share Common Purchase Price”) for each Common Share held.

(c) Subject to the terms and conditions of this Agreement and in accordance with the Arrangement, the Company and the Company Board (or the appropriate committee thereof) shall cause all of the outstanding Company Options to be canceled and terminated effective as of the Effective Time. Subject to the terms and conditions of this Agreement and in accordance with the Arrangement, the Company and the Company Board (or the appropriate committee thereof) shall cause, effective as of immediately prior to the Effective Time, the vesting of each outstanding restricted stock unit of the Company to be fully accelerated and the contractual restrictions thereon (including any contractual forfeiture, repurchase and transferability restrictions) to terminate.

(d) The Articles of Arrangement shall implement the Arrangement. On the fifth (5th) Business Day after the satisfaction or waiver (subject to applicable Legal Requirements) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date) set forth in Section 7, unless another time or date is agreed to by the parties hereto, the Articles of Arrangement shall be filed with the director under the CBCA. From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Legal Requirements (including the CBCA), and the Company, Acquisition Sub and Parent will be bound by the provisions of the Plan of Arrangement as provided therein. Acquisition Sub will make, and Parent shall cause Acquisition Sub to make, arrangements for all payments required to be made by Acquisition Sub as contemplated pursuant to the Plan of Arrangement to be made on the Effective Date. The closing of the transactions contemplated hereby shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California, or at such other location as the parties may mutually decide, on the Effective Date. Notwithstanding the foregoing, Parent and Acquisition Sub shall not be required to complete the Arrangement prior to the fifth (5th) Business Day after the satisfaction or waiver (subject to applicable Legal Requirements) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date) set forth in Section 7.

2.4 Information Circular.

(a) As promptly as reasonably practicable following the date of this Agreement, but in any event within twenty (20) Business Days thereafter (unless any delay beyond such date has resulted directly or indirectly from any action or inaction on the part of Parent or Acquisition Sub), the Company shall have prepared the Information Circular together with any other documents required by the CBCA, applicable Securities Laws or other applicable Legal Requirements in connection with the approval of the Arrangement Resolution by the Securityholders at the Meeting.

(b) As promptly as reasonably practicable after the date of this Agreement, but in any event within sufficient time such that the Meeting may occur in accordance with Section 2.1(b) (unless any delay beyond the date set forth therein has resulted directly or indirectly from any action or inaction on the part of Parent or Acquisition Sub) and in compliance with all applicable Securities Laws and the Organizational Documents of the Company, the Company shall, unless otherwise agreed by the parties hereto, cause the Information Circular and other documentation required in connection with the Meeting to be sent to each Securityholder and filed as required by the Interim Order and applicable Securities Laws. The Information Circular shall include the recommendation of the Company Board that Securityholders vote in favour of the Arrangement Resolution unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement and will include a copy of the fairness opinion of GCA Savvian described in Section 3.22.

2.5 Preparation of Filings.

(a) The parties hereto shall co-operate in the preparation of any application for the Necessary Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by any of the parties hereto to be necessary to discharge its respective obligations or otherwise advisable under applicable Legal Requirements in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

(b) The parties hereto shall co-operate in the preparation and filing of the Information Circular, and in the mailing of the Information Circular. The Company shall provide Parent and Acquisition Sub and their representatives with a reasonable opportunity to review and comment on the Information Circular, including by providing on a timely basis a description of any information required to be supplied by Parent and Acquisition Sub for inclusion in the Information Circular, prior to its mailing to Securityholders and filing in accordance with the Interim Order and applicable Security Laws; and will accept the reasonable comments of Parent and Acquisition Sub and their legal counsel with respect to any such information required to be supplied by Parent and Acquisition and included in the Information Circular. Except as provided in the immediately preceding sentence, Parent and Acquisition Sub acknowledge that whether or not such comments are appropriate or any revisions will be made as a result thereof to the Information Circular will be determined solely by the Company acting reasonably.

(c) Parent and Acquisition Sub shall provide the Company with any information for inclusion in the Information Circular which may be required under applicable Law or which is reasonably requested by the Company.

(d) The Company shall ensure that the Information Circular (other than disclosure relating to and provided by Parent and Acquisition Sub) complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Information Circular does not, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by Parent and Acquisition Sub).

(e) Parent and Acquisition Sub shall ensure that the information to be provided by them for inclusion in the Information Circular will, at the time of the mailing of the Information Circular, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements contained therein, not misleading in light of the circumstances under which they are made.

(f) Each of the parties hereto shall promptly notify the other if at any time before the Effective Time it becomes aware that the Information Circular, an application for a Necessary Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or of information that otherwise requires an amendment or supplement to the Information Circular, such application, registration statement, circular or filing, and the parties hereto shall co-operate in the preparation of such amendment or supplement as required, including the distribution and filing of such amendment or supplement by the Company.

(g) The Company will promptly inform Parent and Acquisition Sub of any requests or comments made by the Canadian Securities Authorities or the SEC in connection with the Information Circular. Each of the parties hereto will use its respective commercially reasonable efforts to resolve all requests or comments made by the Canadian Securities Authorities or the SEC with respect to the Information Circular and any other required filings under applicable Securities Laws as promptly as practicable after receipt thereof.

(h) The Company will advise Parent and Acquisition Sub as they may reasonably request, and on a daily basis on each of the last seven (7) Business Days prior to the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution and any other matters to be considered at the Meeting.

(i) The Company will promptly advise Parent and Acquisition Sub of any written notice of Dissent Rights exercised or purported to have been exercised by any Securityholder received by the Company in relation to the Meeting and the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Securityholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

(j) The Company will give notice to Parent and Acquisition Sub of the Meeting and allow Parent’s and Acquisition Sub’s representatives and legal counsel to attend the Meeting.

2.6. Court Proceedings. The Company will provide Parent and Acquisition Sub and their legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by Parent and Acquisition Sub for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of Parent and Acquisition Sub and their legal counsel with respect to any such information required to be supplied by Parent and Acquisition Sub and included in such material. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Arrangement. The Company will also provide legal counsel to Parent and Acquisition Sub on a timely basis with copies of any notice of appearance and evidence served on the Company or its legal counsel in respect of the application for the Interim Order and the Final Order or any appeal therefrom. Subject to applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, including for greater certainty the Interim Order and the Final Order, except as contemplated hereby or with Parent’s and Acquisition Sub’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Parent and Acquisition Sub to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Parent’s and Acquisition Sub’s obligations set forth in any such filed or served materials or under this Agreement.

2.7. Additional Benefits Matters. Promptly following the date hereof, the Company shall take all necessary actions that are necessary to effect the transactions described in Section 2.3 above pursuant to the terms of the applicable Company Option Plans and agreements evidencing the Company Options. All amounts payable pursuant to Section 2.3 shall be paid without interest. Any payments made pursuant to Section 2.3 shall be net of all applicable withholding Taxes that Parent, Company and/or the paying agent, as the case may be, shall be required to deduct and withhold from such payments under the Code, the rules and regulations promulgated thereunder or any provision of Legal Requirements. To the extent that amounts are so deducted and withheld by Parent, Company or the paying agent, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made by Parent, Company or the paying agent.

2.8. Public Communications. The initial press release relating to the entering into and execution of this Agreement shall be a joint press release issued by the Company and Parent. The parties hereto agree to co-operate in the preparation of presentations, if any, to Securityholders regarding the Arrangement, and no party hereto shall issue any press release or otherwise make public statements with respect to the Arrangement or this Agreement, without the consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); and the Company shall not make any filing with any Governmental Authority with respect to the Arrangement without prior consultation with Parent and Acquisition Sub, and Parent and Acquisition Sub shall not make any filing with any Governmental Authority with respect to the Arrangement without prior consultation with the Company; provided, however, that the foregoing shall be subject to each party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the party making any such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other parties hereto and reasonable opportunity for the other parties hereto to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing, and provided further, that, except as otherwise required by Section 6.5(c) of this Agreement, the Company shall have no obligation to consult with Parent and Acquisition Sub prior to any disclosure by the Company with regard to an Acquisition Proposal.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub, except as set forth in the disclosure letter delivered to Parent in accordance with Section 9.15 (the “Disclosure Letter”), as follows:

3.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing (to the extent such concept is recognized under the Legal Requirements of the jurisdiction in which it is organized) under the Legal Requirements of Canada and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where such concept is recognized under the Legal Requirements of the applicable jurisdiction), in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Letter lists as of the date of this Agreement the name and jurisdiction of organization of each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and (to the extent such concept is recognized under the Legal Requirements of the jurisdiction in which it is organized) in good standing under the Legal Requirements of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is being conducted. Each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where such concept is recognized under the Legal Requirements of the applicable jurisdiction), in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

3.2 ColdSpark Settlement. The ColdSpark Settlement Agreement has been duly authorized, executed and delivered by each of the parties thereto, and is in full effect. The ColdSpark Settlement Agreement embodies the complete agreement and understanding among the parties thereto and there are no obligations binding upon the parties thereto with respect to the subject matter thereof, other than those expressly set forth in the ColdSpark Settlement Agreement, which has not been amended, superseded, preempted or otherwise modified in anyway since the date of its execution.

3.3 Organizational Documents. The Company has Made Available to Parent a copy of the Organizational Documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are true, correct, complete and in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

3.4 Capitalization.

(a) The authorized share capital of the Company consists of an unlimited number of Common Shares and 22,000,000 Preferred Shares. As of the close of business on November 8, 2010: (i) 80,884,597 Common Shares were issued and outstanding, and 5,854,218 Common Shares were subject to future issuance pursuant to the terms of the ColdSpark Merger Agreement; (ii) 18,000,000 Preferred Shares were outstanding; (iii) 6,178,558 Common Shares were issuable upon exercise of outstanding Company Options granted pursuant to the Company Option Plans; (iv) 885,025 Common Shares were issuable upon exercise of outstanding Company Warrants; and (v) no restricted stock unit awards of the Company were outstanding pursuant to the terms of that certain Stand-Alone Restricted Stock Unit Award Agreement dated April 27, 2007, as amended (the “Company RSUs”). As of the close of business on November 8, 2010, 4,152,958 Common Shares were reserved for future issuance pursuant to the Company Option Plans. The Company has Made Available to Parent copies of (A) the Company Option Plans, (B) the forms of all stock option agreements evidencing all Company Options granted thereunder, (C) the forms of all restricted stock unit award agreements of the Company in effect and (D) the forms of all Company Warrants.

(b) All issued and outstanding Common Shares and Preferred Shares have been, and all Common Shares and Preferred Shares which may be issued pursuant to the exercise of outstanding Company Options will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except required under any Legal Requirement. There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of the Company or any Company Subsidiaries issued and outstanding. Except for the Company Option Plans and the Company RSUs, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Company to issue, deliver or sell, or cause to be issued, delivered or sold any Common Shares or Preferred Shares or any other equity interest or Voting Debt of Company or any Subsidiary of Company or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any Common Shares or Preferred Shares or any other equity interest or Voting Debt of the Company or any Company Subsidiaries or obligating the Company or any such Company Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company Subsidiaries. There are no Common Shares outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company. No Company Subsidiary owns any Common Shares.

(c) All outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary set forth in Section 3.1(b) of the Disclosure Letter have been validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Encumbrances. Other than the Subsidiaries of Company set forth in Section 3.1(b) of the Disclosure Letter, the Company does not directly or indirectly own any equity interests in any other Person except for non-controlling investments made in the ordinary course of business.

(d) There are no voting trusts or other agreements to which the Company or any of the Company Subsidiaries is a party with respect to the voting of any Common Shares, Preferred Shares or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its shares of capital stock that are in effect.

(e) There are no outstanding Company Options or outstanding Company Warrants whose per-share exercise price is lower than the Per Share Common Purchase Price.

3.5 Authority Relative to this Agreement and the Arrangement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Securityholder Vote and the satisfaction of the other conditions set forth in Sections 7.1 and 7.3, to consummate the Arrangement. The adoption, execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Arrangement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Arrangement (other than obtaining the Required Securityholder Vote and the filing of appropriate documents with respect to the Arrangement as required by the CBCA). This Agreement has been duly executed and delivered by the Company and, assuming its due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Prior to the execution of this Agreement, the Company Board (i) approved this Agreement, (ii) determined that this Agreement and the Plan of Arrangement are advisable, fair to the holders of Common Shares and Preferred Shares and in the best interests of the Company and the shareholders of the Company, (iii) authorized and approved the execution, delivery and performance of this Agreement by the Company and declared that this Agreement is advisable, and (iv) resolved to make the Company Board Recommendation.

3.6 No Violation; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Arrangement will not: (i) conflict with or cause a violation of any of the provisions of the Organizational Documents of the Company or any of the Company Subsidiaries; (ii) cause a violation by the Company or any of the Company Subsidiaries of any Legal Requirement applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets; or (iii) require any consent or approval under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) on the part of the Company or any of the Company Subsidiaries under any of the terms, conditions or provisions of any Company Material Contract.

(b) Except for (i) any approvals or filings required by the Interim Order, (ii) the Final Order, (iii) the approval of the Arrangement Resolution by the Securityholders, (iv) any filings under the CBCA and (v) the Necessary Regulatory Approvals, the Company is not required to make any filing with or to obtain any permit, authorization, consent or approval from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Arrangement.

3.7 Competition Act. Neither the aggregate value of the assets in Canada of the Company and Persons controlled by the Company, determined as of March 31, 2010, being the last day of the period covered by the most recent audited consolidated financial statements of the Company, nor the gross revenues from sales in or from Canada generated from those assets for the annual period ending on March 31, 2010, being the last day of the period covered by the most recent audited consolidated financial statements of the Company, exceeds Cdn. $70 million.

3.8 Investment Canada Act. The Company does not carry on any of the following activities in Canada: (a) the publication, distribution or sale of books, magazines, periodicals, newspapers or music in print or machine readable form; (b) the production, distribution, sale or exhibition of film or video recordings or of audio or video music recordings; (c) the publication, distribution or sale of music in print or machine readable form; or (d) radio communication in which transmissions are intended for direct reception by the general public, any radio, television and cable television broadcasting undertakings and any satellite programming and broadcast network services.

3.9 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits, variances, exemptions, registrations, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties and assets or to carry on its business as it is being conducted (the “Permits”).

(b) Each of the Permits is in full force and effect, and the Company and the Company Subsidiaries are in material compliance with all applicable Legal Requirements and the terms of the Permits.

(c) Neither the Company nor any Company Subsidiary has between January 1, 2007 and the date of this Agreement (a) received any written notice from any Governmental Authority regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement, except for notices of violations that have been cured and notices that have been withdrawn or are no longer pending, (b) filed with or otherwise provided to any Governmental Authority any written notice regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement, except for notices of violations that have been cured and notices that have been withdrawn or are no longer pending or (c) failed to be in material compliance with all Legal Requirements (including the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001).

(d) Since January 1, 2007, neither the Company, any of the Company Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees, or any other Person acting with or on their behalf has: (a) paid, accepted or received any unlawful contributions, gifts or entertainment, or used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made, promised or provided, or caused to be made, promised or provided, directly or indirectly, any unlawful payment or thing of value to foreign or domestic government officials or employees, foreign or domestic political parties, campaigns or any other Person, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign or domestic official to use their influence to affect a governmental decision; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, or any other similar Legal Requirement or (d) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

3.10 Filings with SEC and Canadian Securities Authorities; Financial Statements.

(a) All financial reporting periods required to be included in registration statements (on a form other than Form S-8), annual and quarterly reports, definitive proxy statements, forms, reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, required to be filed or furnished (as applicable) by the Company with the SEC under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Canadian Securities Authorities since April 1, 2008 (the “Company Public Documents”) have been included in the Company Public Documents filed or furnished (as applicable) with the SEC and the Canadian Securities Authorities. As of their respective effective dates (in the case of the Company Public Documents that are registration statements filed pursuant to the Securities Act) and as of their filing dates with the SEC and the Canadian Securities Authorities (in the case of all other Company Public Documents), or in each case, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing: (i) each of the Company Public Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and the Canadian Securities Laws; and (ii) none of the Company Public Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries are required to file or furnish any forms, reports, registrations, schedules, statements or other documents with the SEC or the Canadian Securities Authorities. The Company has Made Available to Parent and Acquisition Sub true, correct, and complete copies of all amendments and modifications that have not been filed by Company with the SEC or the Canadian Securities Authorities to all agreements, documents and other instruments that previously had been filed by Company with the SEC or the Canadian Securities Authorities and are currently in effect.

(b) The financial statements (including any related notes) contained in the Company Public Documents fairly presented, in all material respects, the consolidated financial position, stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and the Company Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments) and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects.

(c) Neither the Company nor any of the Company Subsidiaries has any obligations or liabilities (contingent or otherwise), except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company Public Documents; and (ii) liabilities incurred in the ordinary course of business or under agreements entered into in the ordinary course of business consistent with past practices (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of law).

(d) The Company and the Company Subsidiaries maintain a system of internal accounting controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting. The Company and the Company Subsidiaries (i) maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (ii) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act and in National Instrument 52-109—Certification of Disclosure in Issuers’ Annual and Interim Filings) that are designed to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board, (A) any significant deficiencies and material weaknesses of which the Company has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Except as previously disclosed by the Company to Parent, since January 1, 2007, no executive officer or member of the Company Board has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, of the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Company or any of the Company Subsidiaries.

(f) Without limiting the generality of the foregoing or of any representation made in this Section 3.10, (i) no account or accounting firm has resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and under National Instrument 52-109—Certification of Disclosure in Issuers’ Annual and Interim Filings with respect to any financial statements, form, report or schedule filed by the Company with the SEC or the Canadian Securities Authorities since the enactment of the Sarbanes-Oxley Act and NI 52-109, respectively, and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC or the Canadian Securities Authorities relating to disclosures contained in any Company Public Documents.

(g) The Company is a reporting issuer in each of the provinces of British Columbia, Alberta and Ontario (and is not a reporting issuer in any of the other provinces or territories of Canada), and is in compliance in all material respects with Canadian Securities Laws and is not included on the list of defaulting issuers maintained pursuant to Canadian Securities Laws by each of the Canadian Securities Authorities. No delisting, suspension of trading in or cease trading order with respect to the Company Shares or other securities of the Company is in effect or ongoing, and neither the Company nor any of its Subsidiaries has received any written notice or communication with respect to any inquiry, review or investigation (formal or informal) of any Canadian Securities Authority or the SEC, nor, to the Knowledge of the Company, is there any inquiry, review or investigation (formal or informal) of any Canadian Securities Authority or the SEC, in effect or ongoing with respect to the Company or any of its Subsidiaries.

3.11 Absence of Certain Changes or Events. Between July 1, 2010 and the date of this Agreement, except as contemplated by this Agreement, the Company and each of the Company Subsidiaries has conducted its respective business in all material respects in the ordinary course consistent with their past practices. Between July 1, 2010 and the date of this Agreement, except as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries has: (a) suffered any adverse change, circumstance or event with respect to its business or financial condition that has had, either individually or in the aggregate, a Material Adverse Effect; (b) suffered any material loss, damage or destruction to any of its assets; (c) amended its Organizational Documents; (d) incurred any indebtedness for borrowed money or guaranteed any such indebtedness; (e) changed, in any material respect, its accounting methods, principles or practices except as required or permitted by GAAP; (f) sold, licensed, leased, abandoned, permitted to lapse or otherwise transferred any material assets, including Company Intellectual Property, except for sales and transfers between the Company and any Company Subsidiary or between Company Subsidiaries, or non-exclusive licenses in the ordinary course of business consistent with past practices; (g) declared, set aside or paid any dividend with respect to the outstanding Common Shares; (h) acquired any equity interest or voting interest in any Entity (other than a Company Subsidiary disclosed in Section 3.1(b) of the Disclosure Letter and except for short-term investments; (i) other than as required by Legal Requirements, made any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or granted any severance or termination pay to, any senior employee or officer of the Company, or made any loans to any such person or made any change in its existing borrowing or lending arrangements for or on behalf of any of such person pursuant to a Plan or otherwise, except as required by and pursuant to previously existing contractual arrangements or policies of the Company; (j) changed or revoked any Tax election; settled or compromised any claim, notice, audit report or assessment in respect of Taxes; changed any annual Tax accounting period or, except as required by any Legal Requirements, adopted or changed any method of Tax accounting; filed any amended Tax Return; entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrendered any right to claim a Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; (k) entered into any binding agreement to take any of the actions referred to in clauses “(c)” through “(i)” of this sentence, or (l) otherwise taken any other action that, if taken during the period from the date of this Agreement through the Effective Time, would, unless consented to by Parent, constitute a breach of clauses (a) through (u) of Section 5.2.

3.12 Absence of Litigation. (a) There is no Legal Proceeding pending or, to the Knowledge of the Company, overtly threatened against the Company or any Company Subsidiary or any executive officer or director of the Company or any of the Company Subsidiaries (in their capacity as such) and (b) neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any executive officer or director of the Company or any of the Company Subsidiaries (in their capacity as such), is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of (a) or (b), (i) individually or in the aggregate would result in the imposition of any material liability upon the Company or any of the Company Subsidiaries or the imposition of any material restriction on the operation of the business of Company or any of the Company Subsidiaries or (ii) seeks to materially delay or prevent (A) the consummation by the Company of the Arrangement or (B) the performance by the Company of any of its material obligations under this Agreement.

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other benefit plans, programs, agreements or arrangements, including pension, retirement, supplemental retirement, retiree health or medical, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus, restricted stock, or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained or sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise) (collectively, the “Plans”). Neither the Company nor any Company Subsidiary has any plan or obligation to create any additional Plan, or to amend or modify any existing Plan in such a manner as to increase the cost of such Plan to the Company or any Company Subsidiary. The Company has Made Available to Parent a copy of each Plan.

(b) None of the Plans is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code) (a “Multiple Employer Plan”), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). The Company is not subject to any accrued liability under Title IV of ERISA. There does not exist any “Controlled Group Liability” that would reasonably be expected to be a material liability (contingent or otherwise) of the Company or any of the Company Subsidiaries following the Closing. “Controlled Group Liability” means any liability under (i) Title IV or Section 302 of ERISA, or (ii) Section 412 or 4971 of the Code. Neither this Agreement nor the consummation of the transactions contemplated hereunder, nor any Plan or other Contract between the Company or any Company Subsidiary and an employee or other individual, could reasonably be expected to result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. Except as contemplated under this Agreement or set forth on Section 3.13(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will cause the acceleration of vesting in, or payment of, any benefits under any Plan or otherwise accelerate or increase any liability or obligation under any Plan. Except as required by applicable Legal Requirements, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any employee, officer or director of the Company or any Company Subsidiary.

(c) Each Plan is being administered in all material respects in accordance with its terms and all applicable Legal Requirements including ERISA and the Code. No Legal Proceeding is pending or, to the Knowledge of the Company, overtly threatened with respect to any Plan (other than Legal Proceedings relating to claims for benefits in the ordinary course of business). With respect to the Plans, to the extent applicable, correct and complete copies of the following have been Made Available to Parent by the Company: (i) all Plans (including all amendments and attachments thereto); (ii) written summaries of any Plan not in writing, (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service with respect to any Plan intended to be qualified under Section 401(a) of the Code; and (vii) the most recent summary plan description and any summary of material modification thereto.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt or such Plan and trust are entitled to rely upon a favorable opinion letter from the IRS. To the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Plan or related trust. With respect to each Plan, the payments, premiums, contributions, distributions and reimbursements required to have been made under such Plan and/or related trust or other funding arrangement have been made timely and in compliance in all material respects with such Plan and/or related trust or other funding arrangement.

(e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. No act, omission or transaction has occurred which would result in imposition on the Company or any Company Subsidiary of (x) breach of fiduciary duty under ERISA, (y) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA, or (z) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(f) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder since January 1, 2009.

(g) Section 3.13(g) of the Disclosure Letter lists as of the date of this Agreement each benefit plan, program, agreement or arrangement maintained or sponsored by the Company or any Company Subsidiary with respect to which the Company or any Company Subsidiary has any material liability or obligation that is maintained primarily for the benefit of employees of the Company or any Company Subsidiary who are employed, or individuals who are independent contractors of the Company or any Company Subsidiary who are working, outside of the U.S. (each, a “Foreign Plan”). To the Knowledge of the Company, (A) no Foreign Plan is a pension plan, a registered pension plan or a multi-employer plan, (B) each Foreign Plan has been maintained and administered in compliance in all material respects with its terms, the requirements of any applicable collective bargaining agreement and with Legal Requirements, and (C) each Foreign Plan required to be funded has been funded by the Company or any Company Subsidiary in compliance in all material respects with its terms, the requirements of any applicable collective bargaining agreement and with applicable Legal Requirements, and no Foreign Plan has any unfunded or underfunded liabilities or any material liabilities.

(h) Each Company Option has been granted with an exercise price that is equal to at least the fair market value of the Company’s Shares as of the date of grant of such Company Option. There have not been any prohibited personal loans or extensions of credit to any executive officer of the Company in violation of Section 402 of Sarbanes-Oxley Act of 2002, as amended. There is no Contract, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

3.14 Labor and Employment Matters.

(a) (i) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, works council, employee representative or labor organization applicable to employees of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (ii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the United States National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, works council, employee representative or labor organization; and (iv) there is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, overtly threatened, by the employees of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to employment and employment practices, terms and conditions of employment, wages, hours, collective bargaining, equal employment opportunity, worker classification, immigration, unemployment and occupational health and safety, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Legal Requirements, and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with such Legal Requirements. (i) There is no Legal Proceeding pending or, to the Knowledge of the Company, overtly threatened against the Company or any Company Subsidiary with respect to any labor, safety or discrimination matters; (ii) there are no, to the Knowledge of the Company, material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company; and (iii) to the Knowledge of the Company, no complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted in writing to the Company.

3.15 Property and Leases.

(a) Section 3.15(a) of the Disclosure Letter lists as of the date of this Agreement all real and immoveable property leased or subleased to or by the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any real or immoveable property or interest in real or immoveable property, except for the leaseholds disclosed in Section 3.15(a) of the Disclosure Letter. With respect to each lease and sublease for the properties disclosed in Section 3.15(a) of the Disclosure Letter:

(i) the lease or sublease is a valid, binding and enforceable obligation of the Company or applicable the Company Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar Legal Requirements relating to creditors’ rights and general principles of equity;

(ii) neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company, any other party, is in material breach or material violation of, or material default under, any such lease or sublease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a material breach or material violation of, or material default by the Company or any of the Company Subsidiaries, or to the Knowledge of the Company, any other party under such lease or sublease;

(iii) neither the Company nor any of the Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(iv) The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under such lease or sublease, and there are no Liens applicable to the real or immoveable property subject to such lease or sublease, except for Permitted Encumbrances.

(b) To the Knowledge of Company, the Company and the Company Subsidiaries own good title, free and clear of all Liens to all personal or moveable property and other non-real estate or non-immoveable assets necessary to conduct the business of the Company as currently conducted, free of any Liens (other than Permitted Encumbrances). The Company and the Company Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal and moveable property leased by the Company or the Company Subsidiaries as now used, possessed and controlled by the Company or the Company Subsidiaries, as applicable.

3.16 Intellectual Property.

(a) Section 3.16(a)(i) of the Disclosure Letter sets forth a list of the following Intellectual Property in which the Company or any Company Subsidiaries has an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise): all active Patents, registered Trademarks and pending applications to register Trademarks, and registered Copyrights and pending applications to register Copyrights (the “Registered Company Intellectual Property”), in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located, and (iii) the application or registration number. The Company has Made Available to Parent complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered Company Intellectual Property. Section 3.16(a)(ii) of the Disclosure Letter sets forth a list of all unregistered Trademarks (other than those covered by pending applications) that are material to the Company’s or any Company Subsidiary’s business and used in connection with the Company’s or any Company Subsidiary’s products or services. All Registered Company Intellectual Property is valid, subsisting and in full force and effect in accordance with its state of registration. Except as set forth in Section 3.16(a)(iii) of the Disclosure Letter, and except in the case where a decision was made by the Company or Company Subsidiaries to abandon non-material Registered Company Intellectual Property in the ordinary course of business, no patent application, copyright registration, trademark registration or any other type of material Registered Company Intellectual Property application or registration filed by or on behalf of the Company or any of the Company Subsidiaries at any time between January 1, 2007 and the date of this Agreement has been abandoned or allowed to lapse, and all necessary registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property have been paid and all necessary affidavits, responses, recordations and certificates have been filed for the purposes of obtaining, maintaining and renewing such Registered Company Intellectual Property. The Company has Made Available to Parent a list, of all expected or scheduled actions, filings and payment obligations due to be made to any Governmental Authority within one hundred and eighty (180) days following the date of this Agreement in respect of any Registered Company Intellectual Property. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered Company Intellectual Property. To the Knowledge of the Company, the Company and the Company Subsidiaries and their patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all patents included in the Registered Company Intellectual Property. Except as set forth in Section 3.16(a)(iv) of the Disclosure Letter, no trademark or trade name owned, used, or applied for by the Company or any of the Company Subsidiaries conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person for the same or similar goods or services within the country in which the Company or any of the Company Subsidiaries used such trademark or trade name. To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by the Company or any of the Company Subsidiaries.

(b) Other than Permitted Encumbrances, the Company and the Company Subsidiaries exclusively own, free and clear of all Liens, all of the Company Intellectual Property.

(c) Section 3.16(c)(i) of the Disclosure Letter accurately summarizes (i) all material Company Intellectual Property licensed, sold, assigned or otherwise conveyed or provided to the Company or any Company Subsidiaries (other than Standard Software), (ii) the corresponding material Company IP Contracts pursuant to which such Company Intellectual Property are licensed to the Company or to any Company Subsidiaries, and (iii) whether the license or licenses granted to the Company or Company Subsidiary is or are, as the case may be, exclusive or nonexclusive. Except as set forth in Section 3.16(c)(ii) of the Disclosure Letter, no Person who has licensed Company Intellectual Property to the Company or any Company Subsidiary has ownership rights or license rights to derivative works or improvements made by the Company or any Company Subsidiary related to such Company Intellectual Property.

(d) Section 3.16(d) of the Disclosure Letter accurately identifies, as of the date of this Agreement, each Company IP Contract (other than Company Standard Software Licenses) pursuant to which any Person has been granted any material license under, or otherwise has received or acquired any material right (whether currently exercisable or exercisable in the future) or interest in, any Company Intellectual Property. The Company and the Company Subsidiaries are not bound by any Company IP Contract containing any covenant or other provision that limits or restricts the right of the Company or any Company Subsidiary to use, assert, enforce, or otherwise exploit any Company Intellectual Property anywhere in the world, except the Company and Company Subsidiaries have granted non-exclusive licenses to its Company Intellectual Property pursuant to Company Standard Software Licenses which foreclose the granting of an exclusive license to use Company Intellectual Property. Neither the Company nor any Company Subsidiary has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company Intellectual Property to any Person.

(e) The Company has Made Available to Parent an accurate and complete copy of each standard form of Company IP Contract used by the Company or any Company Subsidiary since January 1, 2007, including each standard form of (i) end user or sales agreement or purchase order acknowledgement form, (ii) terms of service (if applicable), (iii) affiliate, partner or marketing agreement, (v) employee agreement containing any assignment or license of Technology or Intellectual Property or any confidentiality provision, (vi) development, consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property or any confidentiality provision, or (vii) confidentiality or nondisclosure agreement. The Company has Made Available to Parent complete and accurate copies of all Company IP Contracts that are Company Material Contracts.

(f) Section 3.16(f) of the Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of all the Contracts pursuant to which the Company or any Company Subsidiary is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the creation, licensing, sale, or distribution of any of the Company’s products or services, or the use of any Company Intellectual Property or material in-licensed Technology or Intellectual Property other than Standard Software.

(g) The Company or any of the Company Subsidiaries owns or otherwise has the right to use all Technology and Intellectual Property used in or necessary for the conduct of the business of Company and the Company Subsidiaries as currently conducted or as the Company and the Company Subsidiaries have decided will be conducted in the future.

(h) Except as set forth in Section 3.16(h) of the Disclosure Letter, the Company and the Company Subsidiaries have not infringed, misappropriated or otherwise violated any Third Party’s Intellectual Property in the conduct of its business. Between January 1, 2007 and the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any notices (written or otherwise) regarding any actual, alleged or suspected infringement, violation or misappropriation of any such Third Party’s Intellectual Property, and no claim or Legal Proceeding alleging any infringement or misappropriation of any such Third Party’s Intellectual Property is pending against the Company or any of the Company Subsidiaries in any jurisdiction where the Company or a Company Subsidiary has business operations, and, to the Knowledge of the Company, no claim or Legal Proceeding alleging any infringement or misappropriation of any such Third Party’s Intellectual Property is pending against the Company or any of the Company Subsidiaries in any jurisdiction where the Company or a Company Subsidiary does not have business operations, and, to the Knowledge of the Company, no claim or Legal Proceeding is pending against any Person who may be entitled to be indemnified or reimbursed by the Company or any Company Subsidiaries.

(i) To the Knowledge of the Company, no claim against the Company or any Company Subsidiary by any Third Party contesting the validity, enforceability or ownership of any of the Company Intellectual Property is pending or has occurred, nor, to the Knowledge of the Company, is any such claim threatened. Except as set forth in Section 3.16(i) of the Disclosure Letter, to the Knowledge of the Company, no Third Party is infringing or misappropriating any Company Intellectual Property. Section 3.16(i) of the Disclosure Letter accurately identifies (and the Company has Made Available to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of the Company Subsidiaries, or any representative of the Company or any Company Subsidiary, between January 1, 2007 and the date of this Agreement regarding any actual, alleged, or suspected infringement or misappropriation of any Company Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Each of the Company and the Company Subsidiaries has in place safeguards that are within industry standards and common practices for entities operating businesses similar to the business of the Company and the Company Subsidiaries to maintain the secrecy of the Trade Secrets included in the Company Intellectual Property. To the Knowledge of the Company there has been no misappropriation or unauthorized disclosure of any Trade Secret included in the Company Intellectual Property. Each of the Company and the Company Subsidiaries requires its employees, officers, consultants and contractors who is or was involved in the creation or development of any Company Intellectual Property to execute enforceable confidentiality and non-disclosure agreements and enforceable agreements containing an assignment to the Company or a Company Subsidiary of all Intellectual Property Rights in such Person’s contribution to the Company Intellectual Property created as part of such individual’s employment responsibilities. Except as set forth in Section 3.16(j) of the Disclosure Letter, no current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property. To the Knowledge of the Company no employee of the Company or any of the Company Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or any of the Company Subsidiaries other than in respect of obligations of confidence owed to previous employers or (b) in material breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his activities as an employee of the Company or any of the Company Subsidiaries.

(k) Except as disclosed in Section 3.16(k) of the Disclosure Letter, (i) no source code for any Company Software, has been delivered, licensed, or made available by the Company or any Company Subsidiary to any Person who is not an employee, consultant or independent contractor of the Company or a Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary has any duty or obligation to deliver or make available the source code for any Company Software to any third party escrow agent. To the Knowledge of the Company, no event has occurred that would reasonably be expected to require and result in the release of any source code for any Company Software from any third party escrow agent to any other Person who is not an employee, consultant or independent contractor of the Company or any Company Subsidiary.

(l) Section 3.16(l) of the Disclosure Letter sets forth all Software used directly in the development of the Company’s or any Company Subsidiary’s products or services. Except for bugs, defects and error of the type that typically occur in the course of industry standard software development practices or as are listed or registered in the Company’s or its Subsidiaries’ ticket support system for the Company Software, the log for which has been made available to Parent, to the Knowledge of the Company, none of the Company Software contains any bug, defect or error that materially and adversely affects the use, functionality, or performance of such Company Software which have not been corrected or cannot be corrected in the course of the Company’s or any Company Subsidiary’s adopted software development practices, which include, for greater certainty, responding to bugs, defects and errors identified by customers of Company’s or any Company Subsidiary’s software in the ordinary course of business. There have not been any material warranty claims in respect of any warranty applicable to the Company Software that have not been dealt with in accordance with the warranty that is applicable to the Company Software and, to the Knowledge of the Company, there have not been any breaches of any material contractual commitment by the Company relating to the use, functionality, or performance of the Company Software that have not been dealt with in accordance with the contractual commitments.

(m) Other than license keys for validation and term restriction neither the Company nor any Company Subsidiary has placed in the Company Software, nor to the Knowledge of the Company is there any, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent or knowledge (collectively, “Malicious Code”). The Company has implemented industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans, and to the Knowledge of the Company the Company Software currently distributed does not contain any Malicious Code.

(n) Section 3.16(n) of the Disclosure Letter lists each item of Public Software that is included within the Company Software. Each item shall contain (i) the name of the Public Software, and (ii) the license name and version pursuant to which the Company or any Company Subsidiary has received a license to such Public Software. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), copyleft, or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License. Except as set forth in Section 3.16(n) or any other section of the Disclosure Letter, no Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Software, (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof or (C) the redistribution at no charge, or (ii) could otherwise impose any limitation, restriction, or condition on the right of the Company or any Company Subsidiary to use, distribute or charge for any Company Software.

(o) Other than research and development tax credits or tax incentives for innovation listed on Section 3.16(o) of the Disclosure Letter, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

(p) Except as set forth in Section 3.16(p) of the Disclosure Letter, neither the Company nor any of the Company Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any of the Company Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property.

(q) The information technology systems used by the Company and the Company Subsidiaries for desktop and back office operations (“IT Systems”) are designed, implemented, operated and maintained within industry standards and common practices for entities operating businesses similar to the business of the Company and the Company Subsidiaries, including with the respect to disaster recovery and security. Without limiting the foregoing, (i) the Company and each of the Company Subsidiaries has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (ii) Company has in effect disaster recovery plans, procedures and facilities for its business and has taken steps to safeguard the security and the integrity of its IT Systems that are within industry standards and common practices. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of security with respect to the IT Systems. The Company and each of the Company Subsidiaries have implemented all security patches or upgrades for the Standard Software that are generally available for the IT Systems in accordance with its standard maintenance procedures.

(r) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 3.16(c) or 3.16(d) of the Disclosure Letter; (iii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property.

3.17 Taxes.

(a) (i) All Tax Returns that are required to have been filed by the Company and each Company Subsidiary have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), (ii) the information contained in each such Tax Return is correct and complete in all material respects, (iii) the Taxes due and owing (whether or not shown to be due on such Tax Returns) have been timely paid in full, (iv) any deficiencies resulting from examinations of such Tax Returns have either been paid or are being contested in good faith, and (v) no waivers of statutes of limitation that are still in effect have been given by or are subject to pending requests with respect to any Taxes of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries have withheld and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Tax laws.

(c) The Company and each of the Company Subsidiaries has collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Company or the Company Subsidiaries) the amount of all Taxes required to be collected and has paid and remitted such Taxes when due, in the form required under appropriate laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by the Company and each of the Company Subsidiaries has been retained in the appropriate accounts.

(d) Neither the Company nor any Company Subsidiary has received written notice of any claim made by a Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns, that the Company or a Company Subsidiary is required to file Tax Returns or to pay Taxes to that jurisdiction.

(e) Neither the Company nor any Company Subsidiary has received written notice that any federal, state, local or foreign audit, examination or other administrative proceeding is pending with regard to any Tax Returns with respect to Taxes of the Company or any Company Subsidiary.

(f) The unpaid Taxes of the Company did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Since the date of the Most Recent Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(g) None of the Company or the Company Subsidiaries has any obligation to contribute to the payment of any Tax of any Person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as transferee, as successor, by Contract or otherwise.

(h) None of the Company or the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any Company Subsidiary is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(j) Neither the Company nor any Company Subsidiary has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(k) Neither the Company nor any Company Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) has been a “personal holding company” as defined in Section 542 of the Code; (iii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) has engaged in a trade or business, or had a permanent establishment (within the meaning of an applicable Tax treaty), in a country other than the country of its formation.

(l) The Company has not participated in nor is it participating in an international boycott within the meaning of Code Section 999.

(m) Neither the Company nor any Company Subsidiary (except BakBone Software, Inc., a California corporation) has or has had any nexus with the U.S., a trade or business or permanent establishment within the U.S. or any other connection with the U.S. that has subjected or could reasonably be expected to have subjected it to U.S. federal, state or local Tax.

(n) Neither the Company nor any Company Subsidiary (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the U.S. such that such entity would be taxable in the U.S. as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

(o) For the period commencing on the first day of any taxable period beginning before and ending after the Closing Date, neither the Company nor any Company Subsidiary has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(p) Neither the Company nor any Company Subsidiary has, and has ever been deemed to have for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act.

(q) All research and development investment tax credits (“ITCs”) were claimed by the Company in accordance with the Tax Act and the relevant provincial legislation and the Company satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by the Company in any financial year were claimed in accordance with the Tax Act and the relevant provincial legislation and the Company satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

(r) There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of section 17, subsection 18(4) or sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of the taxation legislation of any province , to any of the Company or the Company Subsidiaries at any time up to and including the Effective Date in respect of any transaction entered into.

3.18 Environmental Matters. Except as described in Section 3.18 of the Disclosure Letter: (a) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, except for as would not, individually or in the aggregate, have a Material Adverse Effect; (b) neither the Company nor any Company Subsidiary has received from any Governmental Authority any written notice that it is liable for any contamination by Hazardous Substances at any site containing Hazardous Substances generated, transported, stored, treated or disposed of by the Company or any Company Subsidiary, except for notices of liability that have been cured and notices that have been withdrawn or are no longer pending; and (c) neither the execution of this Agreement by the Company nor the consummation by the Company of the Arrangement will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities, pursuant to any applicable Environmental Law or Permit.

3.19 Material Contracts.

(a) Section 3.19 of the Disclosure Letter contains a list as of the date of this Agreement of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party as of the date of this Agreement (each Contract listed in Section 3.19 of the Disclosure Letter being referred to as a “Company Material Contract”):

(i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement) and each Contract that would be required to be filed under Canadian Securities Laws;

(ii) any Contract pursuant to which any Intellectual Property that is currently being used by the Company or any Company Subsidiaries are or have been licensed, sold, assigned or otherwise conveyed or provided to the Company or any Company Subsidiaries (other than Contracts for Standard Software);

(iii) any Contract pursuant to which any Company Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company or any Company Subsidiaries, or pursuant to which the Company or any Company Subsidiaries has agreed not to enforce any Intellectual Property against any third party, except for Contracts entered into in the ordinary course of business consistent with past practice pursuant to a Company Standard Software License;

(iv) each Contract that restricts the right or ability of the Company or any of the Company Subsidiaries to compete with any Person or in any geographic area or line of business or would so limit the freedom of Parent, Acquisition Sub, or any of their respective Affiliates after the closing (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Company or the Company Subsidiaries or any related Company Intellectual Property, except it is acknowledged and agreed the Company and Company Subsidiaries have granted non-exclusive licenses to its Company Intellectual Property pursuant to Company Standard Software Licenses which will foreclose the granting of an exclusive license to use Company Intellectual Property);

(v) any Contract providing for “most favored nation” terms, including such terms for pricing;

(vi) each partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or other similar Contract;

(vii) each Contract that would prohibit or materially delay the consummation of the Arrangement or any of the other transactions contemplated by this Agreement;

(viii) each indemnification or employment Contract with any director or officer of the Company or any of the Company Subsidiaries, or each Contract with an employee or consultant of the Company or any of the Company Subsidiaries in excess of $150,000;

(ix) each loan or credit agreement, indenture, mortgage, note or other Contract evidencing indebtedness for money borrowed by the Company or any of the Company Subsidiaries from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of the Company Subsidiaries;

(x) each customer or supply Contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Company Subsidiary paid or received in excess of $150,000 in fiscal year 2010, or is expected to pay or receive in excess of $150,000 in fiscal year 2011;

(xi) each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Company Subsidiary from an exclusive source;

(xii) each sales representative, distribution, reseller or valued added reseller Contract under which the Company or any Company Subsidiary received in excess of $100,000 in fiscal year 2010, or is expected to receive in excess of $100,000 in fiscal year 2011;

(xiii) each lease of real or immoveable property;

(xiv) each lease of personal or moveable property (not relating primarily to real or immoveable property) pursuant to which the Company or any of the Company Subsidiaries is required to make rental payments in excess of $125,000 per year;

(xv) each consulting, development, integration or support services Contract that is not terminable by the Company or any of the Company Subsidiaries on notice of ninety (90) days or less;

(xvi) each Contract relating to the acquisition, sale or disposition of any material business unit or product line of the Company and the Company Subsidiaries; and

(xvii) any other Contract not made in the ordinary course of business that is material to the Company or the Company Subsidiaries.

(b) The Company represents and warrants that: (i) each Company Material Contract is a valid and binding agreement on the Company and each of the Company Subsidiaries that is a party thereto, and is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in default under any Company Material Contract, in violation of any material provision of any Company Material Contract, or has committed or failed to perform any act, and, to the Knowledge of the Company, no event or condition exists, which with or without notice, lapse of time or both, would constitute a material default under the provisions of any Company Material Contract; (iii) none of the Company Material Contracts has been prematurely canceled by the other party; (iv) to the Knowledge of the Company, no other party is in default under any Company Material Contract; (v) between January 1, 2007 and the date of this Agreement, the Company has not received any written notice of default under any Company Material Contract from the other party thereto, except for notices of default that have been cured and notices that have been withdrawn or are no longer pending; and (vi) neither the execution of this Agreement nor the consummation by the Company of the Arrangement will constitute a default, give rise to cancellation rights or otherwise adversely affect any of the Company’s or the Company Subsidiaries’ rights under any Company Material Contract. The Company has Made Available to Parent copies of all Company Material Contracts, including any amendments thereto.

3.20 Insurance. The Company and each of the Company Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and the Company Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid, neither the Company nor any of the Company Subsidiaries is in material default thereunder, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof. Between January 1, 2007 and the date of this Agreement, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Company Subsidiary, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company or any Company Subsidiary, except for notices that have been withdrawn or are no longer pending. There is no pending material claim by the Company or any Company Subsidiary under any insurance policy held by the Company or any Company Subsidiary.

3.21 Brokers. No broker, finder or investment banker (other than GCA Savvian) is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement based upon arrangements made by or on behalf of the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents. The Company has Made Available to Parent true, correct and complete copies of all agreements between the Company and GCA Savvian concerning this Agreement and the Arrangement, including any agreements pursuant to which such firm would be entitled to any payment relating to the Arrangement.

3.22 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from GCA Savvian to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Common Purchase Price was fair to the Common Shareholders (other than as set forth in such opinion) from a financial point of view, and such opinion has not been modified or withdrawn.

3.23 Direct Customers. Section 3.23 of the Disclosure Letter sets forth an accurate and complete list of each direct customer as of the date of this Agreement which, in either of the years ended December 31, 2009 or 2008, or in the six (6) month period ended June 30, 2010, was one of the twenty-five (25) largest sources of revenue for the Company and the Company Subsidiaries, taken as a whole, based on amounts paid or payable (each, a “Significant Direct Customer”). Neither the Company nor any Company Subsidiary has any outstanding material disputes with a Significant Direct Customer, and to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Direct Customer. Neither the Company nor any of the Company Subsidiaries has received any information from any Significant Direct Customer that such customer shall not continue as a customer of the Company or such Company Subsidiary (or Acquisition Sub or Parent) after the closing or that such Significant Direct Customer intends to terminate or materially modify existing Contracts with the Company or such Company Subsidiary (or Acquisition Sub or Parent).

3.24 Indirect Customers. Section 3.24 of the Disclosure Letter sets forth an accurate and complete list of each Person with whom the Company or any Company Subsidiary has a distribution, reseller, royalty, development, OEM, marketing, advertising, publicity, sales, supplier or other similar relationship as of the date of this Agreement, and which, in either of the years ended December 31, 2009 or 2008, or in the six (6) month period ended June 30, 2010, was one of the twenty-five (25) largest suppliers for the Company and the Company Subsidiaries, based on amounts paid or payable (each, a “Significant Indirect Customer”). Neither the Company nor any Company Subsidiary has any outstanding material disputes with a Significant Indirect Customer, and to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Indirect Customer. Neither the Company nor any of the Company Subsidiaries has received any information from any Significant Indirect Customer that they will not continue their relationship with the Company or such Company Subsidiary (or Acquisition Sub or Parent) after the closing or that such Significant Indirect Customer intends to terminate or materially modify existing Contracts with the Company or such Company Subsidiary (or Acquisition Sub or Parent).

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is being conducted. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Legal Requirements of Canada and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is being conducted.

4.2 Authority Relative to this Agreement and the Arrangement.

(a) Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Arrangement. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Arrangement have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate the Arrangement (other than, with respect to the Arrangement, the filing of appropriate documents as required by the CBCA). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The boards of directors of Parent and Acquisition Sub, respectively, have (i) determined that this Agreement and the Arrangement are advisable, fair to and in the best interests of Parent and Acquisition Sub and their respective shareholders, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and declared that this Agreement is advisable.

4.3 No Violation; Required Filings and Consents.

(a) Except for violations and defaults that would not have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Arrangement, the execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Arrangement will not: (a) cause a violation of any of the provisions of the Organizational Documents of Parent or Acquisition Sub; (b) cause a violation by Parent or Acquisition Sub of any Legal Requirement applicable to Parent or Acquisition Sub; or (c) cause a default on the part of Parent or Acquisition Sub under any material Contract to which it is a party.

(b) Except for (i) any approvals and filings required by the Interim Order, (ii) the Final Order, (iii) any filings under the CBCA, (iv) the Necessary Regulatory Approvals, and (v) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have, in the aggregate, a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Arrangement, neither Parent nor Acquisition Sub is required to make any filing with or to obtain any consent or approval from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of the Arrangement.

4.4 Available Cash. Parent has and, at the Effective Time, either Acquisition Sub will have available or Parent will have made available to Acquisition Sub sufficient cash, available lines of credit or other sources of immediately available funds necessary to purchase all of the Company Shares pursuant to the Arrangement, to make the payments provided in Section 2.3 and to pay all fees and expenses in connection therewith.

4.5 Information Supplied for Information Circular. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion in the Information Circular will, at the time the

Information Circular is mailed or otherwise made available to Securityholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to information supplied by the Company for inclusion in the Information Circular.

4.6 Absence of Litigation. There is no Legal Proceeding pending or, to the Knowledge of Parent and Acquisition Sub, overtly threatened against Parent or Acquisition Sub that (i) individually or in the aggregate would have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Arrangement or (ii) seeks to materially delay or prevent the consummation of the Arrangement.

4.7 Acquisition Sub. All of the outstanding capital stock of Acquisition Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Arrangement, Acquisition Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of Parent or Acquisition Sub to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the Arrangement.

4.8 Vote Required. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement or the Arrangement.

4.9 Ownership of Company Common Stock. Neither Parent nor Acquisition Sub holds, nor at any time between January 1, 2007 and the date of this Agreement has owned, beneficially or otherwise, any Company Shares or any securities, Contracts or obligations convertible into or exercisable or exchangeable for Company Shares.

4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement based upon arrangements made by or on behalf of Parent or Acquisition Sub or any of their respective officers, directors, employees or agents.

4.11 WTO Investor. Acquisition Sub is a “WTO Investor” as that term is defined under the Investment Canada Act.

5.	CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

5.1 Affirmative Covenant. The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing, (ii) as set forth in Section 5.1 of the Disclosure Letter or (iii) as expressly permitted by this Agreement, the Company shall use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice prior to the date of this Agreement and in compliance in all material respects with all Legal Requirements and use commercially reasonable efforts to preserve substantially intact its business organizations and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with the Company or any of the Company Subsidiaries.

5.2 Negative Covenants. The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing, (ii) as set forth in Section 5.2 of the Disclosure Letter or (iii) as expressly permitted by this Agreement, neither the Company nor any of the Company Subsidiaries shall:

(a) amend the Organizational Documents of the Company or any of the Company Subsidiaries;

(b) split, combine or reclassify any shares of the Company’s capital stock or otherwise amend the terms of any outstanding security of the Company or any of the Company Subsidiaries;

(c) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock or other equity or voting interests (other than dividends or distributions from a Company Subsidiary to another Company Subsidiary);

(d) (i) form any Subsidiary; (ii) merge with, enter into a consolidation with or otherwise acquire any equity interest in any other Entity or acquire any portion of the assets or business of any other Person (or any division or line of business thereof) or (iii) otherwise acquire (including, through leases, subleases and licenses of real or immoveable property) any assets, except, in the case of this clause (iii), in the ordinary course of business consistent with past practice; provided that no acquisitions that make it more difficult in any material respect to obtain any approval or authorization required in connection with the transactions contemplated hereby under any Legal Requirement or that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated hereby shall be permitted without the prior written consent of Parent;

(e) issue, grant, confer, award, deliver, sell, pledge, transfer, dispose of or encumber any additional shares of capital stock or other equity or voting interests of the Company or any of the Company Subsidiaries, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any such shares of capital stock, or any stock appreciation rights, “phantom” stock rights, performance units, or other rights that are linked to the value of the capital stock of the Company or any of the Company Subsidiaries or the value of the Company or any of the Company Subsidiaries or any part thereof, other than Common Shares issuable upon exercise of existing Company Options or Company Warrants;

(f) transfer, sell, lease, sublease or license (including, without limitation, through any enterprise licensing agreements or similar arrangements) to any Third Party, or materially encumber, mortgage, pledge or abandon or permit to lapse or expire any material assets or properties of the Company or any of the Company Subsidiaries, including any Company Intellectual Property or in-licensed Intellectual Property or Technology other than (i) in the ordinary course of business consistent with past practices (for the absence of doubt, the Company acknowledges and agrees that enterprise licensing agreements are not considered within the Company’s ordinary course of business), (ii) pursuant to written Contracts or commitments existing as of the date of this Agreement, or (iii) as security for any borrowings permitted by Section 5.1(h);

(g) directly or indirectly repurchase, redeem or otherwise acquire any Common Shares, Preferred Shares or other equity or voting interest in the Company or any Company Subsidiary, or options, warrants, calls or rights to acquire any such Common Shares or other securities, except Common Shares repurchased, redeemed or otherwise acquired from employees or consultants or former employees or consultants of the Company or any of the Company Subsidiaries pursuant to the exercise of repurchase rights or in connection with Tax withholdings and exercise price settlements upon exercise of Company Options;

(h) create, incur or assume any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any such indebtedness, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (i) short-term borrowings incurred in the ordinary course of business and consistent with past practices, (ii) borrowings pursuant to existing credit facilities, or pursuant to any modifications, renewals or replacements of any such credit facilities made as of the date hereof, and (iii) purchase money financings and capital leases entered into in the ordinary course of business not involving indebtedness of more than $50,000 individually or $250,000 in the aggregate;

(i) adopt or amend any Plan of the Company or any of the Company Subsidiaries, increase the compensation or fringe benefits, adopt or materially amend any employment or severance agreement (or pay any amount under any Plan not otherwise due), grant any bonuses, or accelerate the vesting of any compensation (including equity-based awards) or grant or amend in any material respect any award under any Plan (including the grant of any equity or equity-based or related compensation), grant any right to receive any severance, change in control, retention, termination or similar compensation or benefits or increases therein, for any director, officer or senior employee of the Company or the Company Subsidiaries (except for (A) amendments determined by the Company in good faith to be required to comply with applicable Legal Requirements, (B) increases required pursuant to any Contract or Plan of the Company as in effect on the date of this Agreement and which have been fully disclosed in Section 3.13(a) of the Disclosure Letter and (C) salary increases and bonuses to non-executive officers in the ordinary course of business consistent with past practices);

(j) (i) hire or otherwise commence the employment of any individual, other than in the ordinary course of business (ii) promote or change the position, title or primary work location of any employee, other than in the ordinary course of business or (iii) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of the Company Subsidiaries other than routine employee terminations;

(k) enter into, materially amend or prematurely terminate any Company Material Contracts or waive, release or assign any material rights under any Company Material Contracts (provided that, solely with respect to entering into new Company Material Contracts or non-material amendments of any Company Material Contracts, Parent shall not unreasonably withhold or delay its consent).

(l) make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;

(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries;

(n) settle, pay or discharge any litigation, investigation, arbitration, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims, liabilities or obligations (i) disclosed or reserved against in the financial statements included in the Company Public Documents filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant liability therein or (ii) incurred in the ordinary course of business consistent with past practice since the date of such financial statements;

(o) permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated;

(p) adopt any shareholder rights plan or otherwise take any action which would, directly or indirectly, restrict or impair the ability of Parent or Acquisition Sub to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by Parent or Acquisition Sub;

(q) (i) change any of its methods of accounting or accounting practices in any material respect other than as required or permitted by GAAP or (ii) write down or write up or fail to write down or write up the value of any receivables or revalue any assets of the Company other than in the ordinary course of business and in accordance with GAAP;

(r) make, change or revoke any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period, or, except as required by any Legal Requirement, adopt or change any method of Tax accounting; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(s) (i) materially accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) make any changes to the cash management polices of the Company or the Company Subsidiaries; (iii) vary any inventory purchasing practices in any material respect from past practices; or (iv) vary any fee arrangements or the terms of any agreements with any financial or legal advisors;

(t) incur, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than: (i) claims, liabilities or obligations arising in the ordinary course of business, or (ii) payments, discharges or satisfactions of liabilities reflected or reserved against in the financial statements (including any related notes) contained in the Company Public Documents; or

(u) enter into a binding agreement to take any of the actions described in clauses “(a)” through “(t)” of this sentence.

6.	ADDITIONAL AGREEMENTS

6.1 Additional Covenants of the Company regarding the Arrangement. The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with Parent and Acquisition Sub in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and the Arrangement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its Subsidiaries to:

(a) except as specifically permitted by Section 6.5, use commercially reasonable efforts to obtain the Required Securityholder Vote;

(b) unless this Agreement shall have been terminated in accordance with Section 8.2, submit this Agreement to the Securityholders at the Meeting no later than the date that is seventy-five (75) days after the date of this Agreement (unless any delay beyond such date has resulted directly or indirectly from any action or inaction on the part of Parent or Acquisition Sub), even if the Company Board shall have withdrawn, amended, modified or qualified its recommendation of this Agreement or the Arrangement;

(c) use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or a Subsidiary in connection with the Arrangement from other parties to the Company Material Contracts; notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent and Acquisition Sub, which consent shall not be unreasonably withheld, conditioned or delayed, not pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation due to such person, and (ii) neither Parent, Acquisition Sub nor any of their Affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such person; and

(d) defend all lawsuits or other legal, regulatory or other proceedings against the Company or any of its Subsidiaries challenging or affecting this Agreement, the Arrangement or the consummation of the transactions contemplated thereby.

6.2 Bump Covenant of the Company. The Company agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, none of the Company or its Subsidiaries shall undertake any reorganization of the Company or any of its Subsidiaries or enter into any transaction or series of transactions that would or could have the effect of preventing Acquisition Sub from obtaining a full tax cost “bump” pursuant to paragraph 88(1)(d) of the Tax Act in respect of any non-depreciable capital property owned by the Company at the Effective Time.

6.3 Additional Covenants of Parent regarding the Arrangement. At the Meeting, Parent shall ensure that all Company Shares owned beneficially or of record by Parent, Acquisition Sub or any of Parent’s other Affiliates will be voted in favor of the Arrangement Resolution.

6.4 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, the Company shall, and shall cause its Subsidiaries and their respective officers and other Representatives to, afford to Parent and Acquisition Sub and to their officers and other Representatives such access as Parent and Acquisition Sub may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall make available to Parent and Acquisition Sub all data and information as Parent and Acquisition Sub may reasonably request.

(b) All information obtained by Parent or Acquisition Sub pursuant to this Section 6.4 shall be subject to the terms and conditions of the Confidentiality Agreement.

6.5 Non-Solicitation; Change in Recommendation.

(a) On and after the date of this Agreement until the date upon which this Agreement is terminated, and except as otherwise provided in this Agreement, the Company shall not, directly or indirectly, through any director, officer, employee, representative or agent of the Company or any of its Subsidiaries, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations, furnish non-public information relating to the Company or any of its Subsidiaries or offer or provide access to the properties, assets, books or records of the Company or any of its Subsidiaries or otherwise cooperate in any way with, any proposal or offer or any other efforts or attempts that constitute or may lead to, an Acquisition Proposal, (iii) withdraw, modify or qualify in a manner adverse to Parent, the approval of the Company Board of this Agreement and the Arrangement or the Company Board Recommendation (any of the foregoing, a “Change in Recommendation”), (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (v) accept or enter into any Contract, understanding or arrangement in respect of an Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to the date the Required Securityholder Vote is obtained and provided that this Section 6.5 has been complied with (A) the Company and its Representatives may engage in any discussions or negotiations and provide any such information described in clause (ii) above if the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that an Acquisition Proposal received by the Company constitutes or could reasonably be expected to lead to a Superior Proposal, and prior to engaging in any negotiations with a Third Party concerning, or providing any non-public information regarding the Company to any Third Party in response to, an Acquisition Proposal, the Company gives Parent written notice of the identity of the Third Party that made such Acquisition Proposal and of the Company’s intention to engage in negotiations with, or furnish non-public information to, such Third Party, and prior to providing any non-public information regarding the Company to such Third Party, the Company receives from such Third Party an executed confidentiality agreement having terms not less favourable to the Company than the Confidentiality Agreement (including as to standstill provisions), provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not prohibit the Company from providing the information required by this Section 6.5 to Parent and Acquisition Sub regarding any Acquisition Proposal, and the Company makes such non-public information concurrently available to Parent or Parent’s legal or financial advisor (to the extent such non-public information has not been previously Made Available by the Company to Parent), (B) the Company Board may make a Change in Recommendation if the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that an Acquisition Proposal received by the Company constitutes or could reasonably be expected to lead to a Superior Proposal, (C) the Company Board may approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal if the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that an Acquisition Proposal received by the Company constitutes or could reasonably be expected to lead to a Superior Proposal, and (D) subject to the terms hereof, prior to the date the Required Securityholder Vote is obtained, nothing contained in this

Agreement shall prevent the Company Board from entering into an agreement with any Person who acts at arm’s length (as defined in the Tax Act) to the Company and its Subsidiaries who has made a bona fide, written proposal regarding an Acquisition Proposal that:

(i) did not result from a breach of this Section 6.5; and

(ii) in respect of which the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that the Acquisition Proposal constitutes a Superior Proposal.

(b) The Company shall, and shall cause the directors, officers, representatives and agents of the Company and its Subsidiaries to, promptly terminate any existing discussions, solicitations or negotiations with any parties (other than Parent and Acquisition Sub) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal whether or not initiated by the Company. In connection therewith, the Company will discontinue access to the Data Room Information (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding the Company and its Subsidiaries previously provided to any such parties and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding the Company and its Subsidiaries and shall use commercially reasonable efforts to ensure that such requests have been honoured. The Company agrees not to amend, modify or waive any of, and shall enforce, the standstill provisions of the confidentiality agreements entered into by the Company or any of its Subsidiaries with other parties relating to a potential Acquisition Proposal.

(c) The Company shall, as soon as practicable and in any event within twenty-four (24) hours following receipt thereof, notify Parent and Acquisition Sub, at first orally and then in writing, of any future Acquisition Proposal or any requests for non-public information relating to the Company or any of its Subsidiaries received after the date hereof which the Company reasonably believes may be expected to lead to any Acquisition Proposal, of which any of its directors or officers are or become aware, or any amendments or material correspondence with respect to the foregoing and a description of the material terms and conditions thereof (including the identity of the Person making such proposal or request) together with a copy of all documentation relating to any such proposed Acquisition Proposal. The Company shall keep Parent and Acquisition Sub informed of any change to the material terms of any such Acquisition Proposal and shall provide Parent and Acquisition Sub a copy of any material correspondence with respect thereto, in each case as soon as practicable and in any event within 24 hours following receipt thereof.

6.6 Right to Match.

(a) The Company covenants that it will not, and that it will cause its Subsidiaries not to, accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 6.5(a)) and the Company Board will not make a Change in Recommendation unless:

(i) the Company has complied and caused its Subsidiaries to comply with their obligations under the other provisions of this Section 6 in connection with such Superior Proposal;

(ii) a period (the “Response Period”) of five (5) Business Days shall have elapsed from the date on which Parent and Acquisition Sub received (A) written notice from the Company Board that the Company Board determined, subject only to compliance with this Section 6.6, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal and (B) a copy of the Superior Proposal (including the acquisition agreement, commitment letters and all related documents);

(iii) during the Response Period, Parent and Acquisition Sub shall have the right, but not the obligation, to offer to amend in writing, in a binding fashion, the terms of this Agreement, and the Company shall negotiate in good faith with Parent and Acquisition Sub with respect to any such proposed amended offer;

(iv) after the Response Period, the Company Board determines in good faith, after receiving the advice of its outside legal counsel and financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal when assessed against this Agreement as proposed to be amended in such binding writing submitted by Parent and Acquisition Sub;

(v) before or concurrently with taking such action, the Company (a) terminates this Agreement pursuant to Section 8.2(d) and (b) pays the Termination Fee pursuant to Section 8.3(a)(i); and

(vi) concurrently with or promptly following such termination, the Company enters into a binding written agreement with the Person making such Superior Proposal.

(b) Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Securityholders shall constitute a new Acquisition Proposal for the purposes of this Section 6.6 and Parent shall be afforded a new Response Period in respect of each such Acquisition Proposal, provided that any such new Response Period shall be three (3) Business Days in length.

(c) Nothing contained in this Agreement shall prohibit the Company Board from making any disclosure to the Company Shareholders, including regarding one or more Acquisition Proposals, if in the good faith judgment of the Company Board, after consultation with its outside legal counsel, failure to make such disclosure would breach the Company Board’s fiduciary duties or such disclosure is otherwise required under applicable Legal Requirements; provided that the Company shall provide to Parent and Acquisition Sub as much prior written notice of such disclosure (including a copy thereof) as reasonably possible.

(d) If Parent and Acquisition Sub receive the notice contemplated by Section 6.6(a)(ii) within five (5) Business Days of the Meeting, the Company shall either proceed with the Meeting, or postpone the Meeting to a date that is not later than five (5) Business Days after the date of the postponed Meeting, all as reasonably directed by Parent.

6.7 Employee Benefits Matters.

(a) Parent agrees that all employees of the Company and the Company Subsidiaries who continue employment with Parent, the Company or any Subsidiary of the Company after the Effective Time (“Continuing Employees”) shall, following the Effective Time, be eligible to receive benefits that are, in the aggregate, substantially similar to the benefits they receive under the Plans immediately prior to the Effective Date. Nothing in this Agreement shall prevent Parent from modifying, amending or terminating any of its employee benefit plans.

(b) Parent shall ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding equity plan participation and benefit accrual for defined benefit plans) for service with the Company or the Company Subsidiaries under the comparable employee benefit plans, programs and policies of Parent or the Company, as applicable, in which such employees became participants; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Company or any affiliate of Parent or the Company, or shall interfere with or restrict in any way the rights of Parent, the Company or any affiliate of Parent or the Company to discharge or terminate the services of any Continuing Employee. This Section 6.7 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Nothing in this Section 6.7 shall be construed to modify, amend, or establish any employee benefit plan, program, agreement or arrangement or in any way interfere with or restrict in any way the rights of the parties hereto or any other Person to modify, amend or terminate any of its employee benefit plans, programs, agreements or arrangements.

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent will cause the Company and the Company Subsidiaries to fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of the Company Subsidiaries and any Indemnified Person, and (ii) any indemnification provision and any exculpation provision set forth in the Organizational Documents of the Company or any of the Company Subsidiaries as in effect on the date of this Agreement. The Organizational Documents of the Company and the Company Subsidiaries shall continue to contain the provisions with respect to indemnification and exculpation from liability set forth in such Organizational Documents on the date of this Agreement, and, from and after the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could materially adversely affect the rights thereunder of any Indemnified Person.

(b) Without limiting the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall indemnify and hold harmless each Indemnified Person against and from any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, arbitration, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates of the Company (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time) or (ii) any of the transactions contemplated by this Agreement, in each case to the extent permitted and provided for in the Organizational Documents of the Company or the Company Subsidiaries, as applicable, as in effect at the date hereof and as permitted by applicable Legal Requirements.

(c) From the Effective Time through the sixth anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Persons, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided, however, that (i) in no event shall Parent be required pursuant to this Section 6.8(c) to expend in any one year an amount in excess of 200% of the annual premium payable by the Company as of the date of this Agreement with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount, and (ii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause “(i)” above, the Company may obtain a prepaid tail policy (the “Tail Policy”) prior to the Effective Time, which provides the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time.

(d) This Section 6.8 shall survive the Effective Time and shall also survive consummation of the Arrangement and the Effective Time. This Section 6.8 is intended to benefit, and may be enforced by, the Indemnified Persons and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Company.

(e) For purposes of this Agreement, each individual who is or was an officer or director of the Company or any of the Company Subsidiaries at or at any time prior to the Effective Time shall be deemed to be an “Indemnified Person.”

6.9 Filings; Consents and Approvals.

(a) Each of the Company, Parent and Acquisition Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the CBCA, the HSR Act, Securities Laws and other applicable Legal Requirements with respect to the Arrangement; and (ii) use commercially reasonable efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating the Arrangement and otherwise effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Acquisition Sub (A) shall promptly provide all information requested by any Governmental Authority in connection with the Arrangement, and (B) shall use commercially reasonable efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) Without limiting the generality of anything contained in Section 6.9(a) or Section 6.9(c), each party hereto shall (1) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Authority with respect to the Arrangement, (2) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (3) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority regarding the Arrangement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Authority or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c) Without limiting the generality of anything contained in Section 6.9(a) or Section 6.9(b), each of the Company, Parent and Acquisition Sub shall use commercially reasonable efforts to cause all conditions to the consummation of the Arrangement to be satisfied on a timely basis (to the extent the satisfaction of such conditions is within the Company’s, Parent’s or Acquisition Sub’s direct or indirect control) and to consummate the Arrangement on the earliest possible date.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Authority (including under the HSR Act), neither party shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of any party.

6.10 Further Assurances. Each of the parties to this Agreement shall use commercially reasonable efforts to effect the Arrangement. Each party hereto, at the reasonable request of another party hereto, shall, and shall cause the proper officers or directors to, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for the purpose of facilitating the consummation of the Arrangement.

6.11 Advice of Changes. The Company shall promptly notify Parent of any change or event occurring after the date of this Agreement having a Material Adverse Effect, or which the Company believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein such that one or more of the closing conditions in Section 7.2(a), Section 7.2(b), Section 7.2(c) or Section 7.2(d) would not be satisfied by the latest possible Termination Date (as provided in the definition of such term); provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to Parent.

6.12 Pre-Acquisition Reorganization.

(a) Subject to this Section 6.12, the Company agrees that, upon request by Parent, the Company shall, and shall cause its Subsidiaries to, at the expense of Parent, use its commercially reasonable efforts to:

(i) effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses as Parent may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and

(ii) cooperate with Parent and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they may most effectively be undertaken.

(b) Parent acknowledges and agrees that the Pre-Acquisition Reorganizations shall:

(i) not delay or prevent consummation of the Arrangement and the transactions contemplated herein (including by giving rise to litigation by third parties) or have any adverse effect on the Securityholders including with respect to tax consequences;

(ii) not be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by Parent that these actions could require the consent of third parties under applicable Contracts and Governmental Authorities;

(iii) not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries;

(iv) not require the directors, officers, employees or agents of the Company or of its Subsidiaries to take any action in any capacity other than as a director, officer or employee; and

(v) be effective not more than three (3) days prior to the Effective Date.

(c) Parent further acknowledges and agrees that Parent shall pay the implementation costs and any reasonable direct costs and liabilities thereof, including employment costs, taxes and liabilities, that may be incurred to unwind any such transaction if the Arrangement is not completed, including actual out-of-pocket costs and reasonable expenses for filing fees and external counsel and auditors which may be incurred.

(d) Parent shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least twenty (20) days prior to the Effective Date. Upon receipt of such notice, Parent and the Company shall, at the expense of Parent, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Reorganizations. The Parties shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the day ending immediately prior to the Effective Date (but after Parent shall have waived or confirmed that all conditions to closing have been satisfied).

7.	CONDITIONS TO THE ARRANGEMENT

7.1 Mutual Conditions. The respective obligations of the parties hereto to consummate the Arrangement shall be subject to the satisfaction of each of the following conditions, which are for the mutual benefit of Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, and which may be mutually waived, in whole or in part, by Parent (on its own behalf and on behalf of Acquisition Sub) and the Company at any time on or before the Effective Date:

(a) the Arrangement Resolution shall have been approved and adopted by the requisite vote of the Securityholders at the Meeting in accordance with the Interim Order and applicable Legal Requirements;

(b) the Interim Order and the Final Order shall each have been obtained, and shall not have been set aside or modified in a manner unacceptable to the parties hereto, acting reasonably;

(c) no provision of any applicable Legal Requirements shall be in effect, nor shall any foreign, federal or state court of competent jurisdiction or arbitrator have enacted, issued, promulgated, enforced or entered any judgment, injunction, decree, notice or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which shall have been entered since the date of this Agreement and shall remain in effect, that makes the Arrangement illegal or otherwise restrains, enjoins or otherwise prevents or prohibits the consummation of the Arrangement or any other transaction contemplated in this Agreement;

(d) the waiting period under the HSR Act applicable to the purchase of Company Shares pursuant to the Arrangement, together with any extensions thereof, and the antitrust or competition laws of any other applicable jurisdiction shall have expired or otherwise been terminated; and

(e) all Necessary Regulatory Approvals shall have been obtained (or concluded or, in the case of waiting or suspensory periods, expired or been terminated) and, in each case: (i) shall be in full force and effect; (ii) shall not be subject to any stop-order or proceeding seeking a stop-order or revocation, and (iii) shall not be subject to the requirement of divesture of assets or property, the expenditure of money by Parent or the Company or the imposition of any other condition adverse in any material respect to Parent or the Company.

7.2 Additional Conditions to the Obligations of Acquisition Sub and Parent. The obligations of Acquisition Sub and Parent to consummate the Arrangement shall be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Acquisition Sub and Parent and may be waived, in whole or in part, by Parent on behalf of itself and Acquisition Sub) on or before the Effective Date:

(a) the Company shall have performed or complied in all material respects with all agreements and covenants in this Agreement required to be performed or complied with by the Company on or before the Effective Date;

(b) the representations and warranties of the Company set forth in Sections 3.1 (Organization and Qualification; Company Subsidiaries), 3.3 (Organizational Documents), 3.4 (Capitalization, other than Section 3.4(a)), 3.5 (Authority Relative to this Agreement and the Arrangement) and 3.16(h) (specified representations with respect to Intellectual Property) (collectively, the “Specified Company Representations”), (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Effective Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date);

(c) the representations and warranties of the Company set forth in Section 3.4(a) (Capitalization) of the Agreement (the “Company Capitalization Representation”) (i) shall have been true and correct in all respects as of the date of this Agreement, and (ii) shall be true and correct in all respects on and as of the Effective Date with the same force and effect as if made on and as of such date, other than in the case of clauses (i) and (ii) of this Section 7.2(c), inaccuracies or errors that would not result in the payment of an aggregate value of consideration in the Arrangement (including in respect of options, warrants and other securities convertible into or otherwise exercisable for Common Shares assumed by the Parent in connection with the Arrangement) that equals or exceeds 100.5% of the aggregate value of consideration otherwise payable in the Arrangement (including in respect of options, warrants and other securities convertible into or otherwise exercisable for Common Shares assumed by Parent in connection with the Arrangement) in the absence of such inaccuracy or error;

(d) the representations and warranties of the Company set forth in this Agreement (other than the Specified Company Representations and the Company Capitalization Representation), (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Effective Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct in all respects as of such date), except in the case of clause (i) or clause (ii) above, for any failure to be so true and correct which has not had, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 7.2(d), no effect shall be given to any limitation utilizing the term “in all material respects” or “Material Adverse Effect” or any similar term set forth in any such representation or warranty;

(e) there shall not have occurred, exist or first become known since the date of this Agreement a Material Adverse Effect;

(f) no action or claim brought by a Governmental Authority shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge sought in such action or claim would (i) prevent consummation of, or impose material adverse conditions on, any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof, or (iii) affect adversely the right or powers of Parent or Acquisition Sub to exercise control over the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

(g) no action or claim brought by any Person that could reasonably be expected to be successful on the merits shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge sought in such action or claim would (i) prevent consummation of, or impose material adverse conditions on, any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof, or (iii) affect adversely the right or powers of Parent or Acquisition Sub to exercise control over the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

(h) none of the Support Agreements shall have been terminated by Parent in accordance with the terms thereof as a result of a Shareholder (as defined in the applicable Support Agreement) not having complied with (i) its covenants to Parent contained in Section 2.1(a) of the applicable Support Agreement in all material respects or (ii) its covenants to Parent contained in any of Sections 2.1(b) to 2.1(j) of the applicable Support Agreement that would prevent or materially delay the consummation of the Arrangement beyond the latest possible Termination Date (as provided in the definition of such term);

(i) the Plan of Arrangement shall not have been modified or amended in a manner that increases the aggregate consideration payable by Parent to securityholders of the Company in connection with the Arrangement or that is otherwise adverse to Parent or Acquisition Sub without Parent’s consent, acting reasonably;

(j) the aggregate number of Common Shares held, directly or indirectly, by Dissenting Shareholders with respect to which Dissent Rights have been exercised within the time period prescribed by the Plan of Arrangement in connection with the Arrangement shall not exceed 7% of the outstanding Common Shares as of the Effective Time; and

(k) Acquisition Sub shall have received a certificate of the Company signed by a senior officer of the Company and dated the Effective Date certifying that the conditions set out in Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(d) have been satisfied.

7.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Arrangement shall be subject to satisfaction of the following conditions (each of which is for the exclusive benefit of the Company and may be waived by the Company) on or before the Effective Date:

(a) each of Parent and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants in this Agreement required to be performed or complied with by Parent or Acquisition Sub on or before the Effective Date;

(b) the representations and warranties of Parent and Acquisition Sub set forth in this Agreement, (i) shall have been true and correct in all material respects as of the date of this Agreement or (ii) shall be true and correct in all respects on and as of the Effective Date with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct in all respects as of such date), except in the case of this clause (ii), for any failure to be so true and correct which has not had, individually or in the aggregate, materially adversely affected the ability of Parent or Acquisition Sub to fulfill their obligations under this Agreement; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this clause (ii), no effect shall be given to any limitation utilizing the term “in all material respects” or “Material Adverse Effect” or any similar term set forth in any such representation or warranty;

(c) the Company shall have received a certificate of Parent and Acquisition Sub, signed by a senior officer of Parent and Acquisition Sub and dated the Effective Date, certifying that the conditions set out in Sections 7.3(a) and 7.3(b) have been satisfied; and

(d) Acquisition Sub shall have deposited with the Depositary (as defined in the Plan of Arrangement) sufficient funds to complete the transactions contemplated by the Plan of Arrangement and the Depositary shall have confirmed to the Company the receipt of such funds, which will be held by the Depositary in an escrow or restricted account pursuant to an agreement among Acquisition Sub, Acquisition Sub’s lenders and the Depositary, in a form satisfactory to the Company, acting reasonably, pursuant to which the Depositary will be irrevocably authorized and instructed to release the funds to the Securityholders, in its capacity as depositary in respect of the Arrangement, upon the Arrangement becoming effective.

7.4 Satisfaction of Conditions. The conditions precedent set out in Sections 7.1, 7.2 and 7.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

8.	TERMINATION OF AGREEMENT

8.1 Term. This Agreement shall be effective from the date of this Agreement until the earlier of: (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

8.2 Termination. This Agreement may:

(a) be terminated either by Parent and Acquisition Sub or the Company if any Law makes the consummation of the Arrangement illegal or the Arrangement is otherwise prohibited by any injunction or restraining order that has become final and non-appealable;

(b) be terminated either by Parent and Acquisition Sub or the Company if the Arrangement Resolution fails to receive the Required Securityholder Vote at the Meeting;

(c) be terminated by the Company (A) if Parent or Acquisition Sub shall not have performed in any material respect any covenant required to be performed by them under this Agreement prior to the Effective Time (unless such non-performance, if capable of being remedied, is remedied by Parent or Acquisition Sub within ten (10) days from the date of notice of such non-performance from the Company unless such non-performance is a direct result of any non-performance by the Company of its obligations hereunder) or (B) if Parent or Acquisition Sub breaches any one or more of their representations and warranties contained in this Agreement, which breach(es) would give rise to the failure of a condition set forth in Section 7.3(b) (unless such breach, if capable of being remedied, is remedied by Parent or Acquisition Sub within ten (10) days from the date of notice of such breach from the Company);

(d) be terminated by Parent and Acquisition Sub (A) if the Company shall not have performed in any material respect any covenant required to be performed by it under this Agreement prior to the Effective Time (unless such non-performance, if capable of being remedied, is remedied by the Company within ten (10) days from the date of notice of such non-performance from Parent or unless such non-performance is a direct result of any non-performance by Parent or Acquisition Sub of its obligations hereunder) or (B) if the Company breaches any one or more of its representations and warranties contained in this Agreement, which breach(es) would give rise to the failure of a condition set forth in Sections 7.2(b), 7.2(c) or 7.2(d) unless such breach, if capable of being remedied, is remedied by the Company within ten (10) days from the date of notice of such breach from Parent);

(e) be terminated by Parent and Acquisition Sub if (i) the Company Board shall have made a Change in Recommendation, (ii) the Company Board shall have approved or recommended an Acquisition Proposal or shall have failed to reaffirm the Company Board Recommendation by press release within five (5) Business Days after public announcement of the making or the intention to make or propose any Acquisition Proposal, or (iii) the Company shall have entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.5(a));

(f) prior to obtaining the Required Securityholder Vote, be terminated by the Company in order to enter into a binding definitive acquisition agreement with respect to, a Superior Proposal, subject to complying with the terms of Section 6 and Section 8.3(a)(i); or

(g) be terminated either by Parent or the Company if the Effective Date does not occur on or prior to the Termination Date, provided that the failure of the Effective Date to so occur is not the result of the breach of a representation, warranty or covenant by the party terminating this Agreement or any Affiliate of such party;

in each case, except as specified in Section 8.2(f), prior to the Effective Time.

8.3 Termination Fee and Expense Reimbursement.

(a) Notwithstanding any other provision of this Agreement relating to the payment of fees, the Company shall pay to Parent a termination fee in the amount of $600,000 in immediately available funds to an account designated by Parent (the “Specified Termination Fee”) if this Agreement shall have been terminated pursuant to Section 8.2(b), in which case payment shall be made within two (2) Business Days of such termination, or a termination fee in the amount of $2,350,000 in immediately available funds to an account designated by Parent (the “Termination Fee”), if:

(i) the Company shall have terminated this Agreement pursuant to Section 8.2(f), in which case payment shall be made before or concurrently with such termination and shall be a condition of the effectiveness of such termination;

(ii) Parent and Acquisition Sub shall have terminated this Agreement pursuant to Section 8.2(e), in which case payment shall be made within two (2) Business Days of such termination; or

(iii) this Agreement shall have been terminated pursuant to (x) Section 8.2(d)(A) in circumstances where an Acquisition Proposal is publicly announced and not withdrawn prior to the termination of the Agreement or (y) Section 8.2(g) in circumstances where an Acquisition Proposal is publicly announced and not withdrawn prior to the termination of this Agreement, and, in each case of clause (x) or clause (y), within twelve (12) months following the date of such termination, the Company enters into a binding definitive agreement with respect to the same Acquisition Proposal or another Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.5(a)), in which case payment shall be made upon the entering into of such agreement; provided that with respect to another Acquisition Proposal, references in the definition of the term “Acquisition Proposal” to the phrase “20% or more” shall be deemed to be replaced by the phrase “50.1% or more”.

(b) In addition to any Specified Termination Fee or Termination Fee payable under this Section 8, if this Agreement is terminated pursuant to Section 8.2(b), Section 8.2(d), Section 8.2(e) or Section 8.2(f), the Company shall pay to Parent the Expense Reimbursement Amount, in immediately available funds to an account designated by Parent. The “Expense Reimbursement Amount” shall be the amount of out-of-pocket expenses reasonably incurred by Parent and Acquisition Sub in connection with this Agreement and the Arrangement, up to a maximum of $800,000, and shall be payable within two (2) Business Days of the termination of this Agreement.

8.4 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.2, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant contained in this Agreement; provided, however, that Parent and Acquisition Sub acknowledge and agree that in any circumstance where Parent is entitled to be paid the Termination Fee, the Expense Reimbursement Amount, the Specified Termination Fee or the applicable combination thereof, as the case may be, the payment of the Termination Fee, the Expense Reimbursement Amount, the Specified Termination Fee or the applicable combination thereof is the sole and exclusive remedy of Parent and Acquisition Sub with respect to this Agreement or any matter arising hereunder. Parent and Acquisition Sub agree that the payment of the Termination Fee, the Expense Reimbursement Amount, the Specified Termination Fee or the applicable combination thereof, as the case may be, constitutes payment of liquidated damages that are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the termination of this Agreement. The Company irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

8.5 Fees and Expenses. Except as provided in Section 8.3, all fees, costs and expenses incurred in connection with this Agreement, the Support Agreements and the Arrangement shall be paid by the party incurring such fees, costs or expenses, whether or not the Arrangement is consummated.

9.	GENERAL PROVISIONS

9.1 Amendment. Subject to any requirements imposed by applicable Legal Requirements or by the Court, this Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the parties, including an extension of the Termination Date;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d) waive compliance with or modify any conditions precedent herein contained;

provided, however, that, no such amendment may reduce or otherwise adversely affect the consideration to be received by the Securityholders under the Arrangement without their approval at the Meeting or, following the Meeting, without their approval given in the same manner as required by applicable Legal Requirements for the approval of the Arrangement Resolution as may be required by the Court. Without limiting the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time.

9.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

BakBone Software Incorporated

9540 Towne Centre Drive, Suite 100

San Diego, CA 92121

Facsimile No: 858-450-9929

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Facsimile No: 650-849-7400

Attention: David A. Lipkin

and

Burnet, Duckworth & Palmer LLP

Suite 1400, 350 7th Ave SW

Calgary, AB T2P 3N9

Facsimile No: 403-260-0332

Attention: Kelsey Clark

if to Parent or Acquisition Sub:

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Facsimile No: 949-754-8799

Attention: David P. Cramer, General Counsel

with a copy (which shall not constitute notice) to each of:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Facsimile No: 714-755-8290

Attention: Charles K. Ruck

and

Stikeman Elliott S.E.N.C.R.L., s.r.l. / LLP

1155, boul. René-Lévesque Ouest, 40e étage

Montréal, QC, Canada H3B 3V2

Facsimile No: 514-397-3222

Attention: John Leopold

9.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.6 Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3, that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3, and that no Representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any projections, estimates or budgets discussed with, delivered to or otherwise Made Available to Parent or to any of its Representatives, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of the Company Subsidiaries or the future business and operations of the Company or any of the Company Subsidiaries; and (c) the Company acknowledges and agrees that Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 4, and that no Representative of Parent or Acquisition Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, or any third party, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, provided, however, that each of Parent and Acquisition Sub may assign their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent to the extent Acquisition Sub and/or Parent, as applicable, agree to remain liable for the performance of such wholly owned Subsidiary of its obligations hereunder, and provided further that Parent may, at its discretion, elect to proceed with the acquisition directly (as opposed to indirectly through Acquisition Sub).

9.9 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, and notwithstanding any other provision of this Agreement (including Section 9), any party hereto shall be entitled to injunctive relief to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions hereof.

9.10 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the domestic Legal Requirements of the Province of Alberta and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Alberta or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the Province of Alberta and the laws of Canada applicable therein. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the Province of Alberta. The Parties hereby consent to the jurisdiction of the Courts of Alberta and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Arrangement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

9.12 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(d) Unless otherwise indicated, all references herein to Sections, Exhibits or Schedules shall be deemed to refer to Sections, Exhibits or Schedules of or to this Agreement, as applicable.

(e) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(f) All references to a document or instrument having been “Made Available” to Parent shall be deemed to include the making available of such document or instrument to Parent’s legal or financial advisor or to any other Representative of Parent, including by posting such document in an electronic data room.

(g) Unless otherwise specifically indicated or the context otherwise requires, all references in this Agreement to “$” are intended to refer to U.S. dollars.

(h) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Obligation of Parent. Parent shall ensure that each of Acquisition Sub and the Company duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub and the Company under this Agreement following the Effective Time, and Parent shall be jointly and severally liable with Acquisition Sub and the Company for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.15 Disclosure Letter. The Disclosure Letter has been arranged, for purposes of convenience only, as separate sections and subsections corresponding to the Sections and subsections of Section 3. Any information set forth or referred to in any section or subsection of the Disclosure Letter shall be deemed to be disclosed and incorporated by reference in, and shall be deemed to qualify and limit all representations and warranties of the Company set forth in any Section or subsection of Section 3 that is explicitly cross-referenced therein or whose numbering corresponds with such section or subsection of the Disclosure Letter. The information set forth in the Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUEST SOFTWARE, INC.

By	/s/ DAVID CRAMER
Name:	David Cramer
Title:	Vice President, General Counsel and Secretary

BOLTS ACQUISITION CORPORATION

By	/s/ DAVID CRAMER
Name:	David Cramer
Title:	Vice President, General Counsel and Secretary

BAKBONE SOFTWARE INCORPORATED

By	/s/ STEVE MARTIN
Name:	Steve Martin
Title:	Senior Vice President, Chief Financial Officer and Chief Executive Officer

[Signature page to Arrangement Agreement]

ANNEX A

NECESSARY REGULATORY APPROVALS

Investment Canada Act

If necessary, “Necessary Regulatory Approvals” as defined in Section 1.1 of this Agreement shall include, in the event that the Canadian Minister of Industry sends to the Parent or Acquisition Sub a notice under subsection 25.2(1) of the Investment Canada Act or the Governor-in-Council has made an order under subsection 25.3(1) of the Investment Canada Act in relation to the transactions contemplated by this Agreement, receipt by the Parent or Acquisition Sub of: (i) a notice under subsection 25.2(4)(a) of the Investment Canada Act indicating that no national security review order will be made; (ii) a notice under subsection 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken; or (c) a copy of an order under subsection 25.4(1)(b) authorizing the transactions contemplated by this Agreement provided that order is on terms and conditions satisfactory to Parent in its sole discretion.

ANNEX B

FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	the arrangement under section 192 of the Canada Business Corporations Act (the “Arrangement”) substantially as set forth in the plan of arrangement (the “Plan of Arrangement”) attached as a schedule to the Management Information Circular of BakBone Software Incorporated dated November 8, 2010 (the “Information Circular”) accompanying the notice of meeting be and is hereby authorized, approved, ratified and confirmed;

2.	the arrangement agreement among BakBone Software Incorporated (the “Company”), Quest Software, Inc. and Bolts Acquisition Corporation dated November 8, 2010 (the “Arrangement Agreement”), a copy of which is attached as a schedule to the Information Circular accompanying the notice of meeting, with such amendments or variations thereto made in accordance with the terms of the Plan of Arrangement or Section 9.1 of the Arrangement Agreement be and is hereby authorized, approved, ratified and confirmed;

3.	notwithstanding that this resolution has been duly passed and/or has received the approval of the Court of Queen’s Bench of Alberta, the board of directors of the Company may, without further notice to or approval of the securityholders of the Company, subject to the terms of the Arrangement, (i) amend or terminate the Arrangement Agreement or the Plan of Arrangement or (ii) revoke this resolution at any time prior to the filing of articles of arrangement giving effect to the Arrangement; and

4.	any director or officer of the Company is hereby authorized, for and on behalf of the Company, to execute and deliver articles of arrangement and to execute, with or without the corporate seal, and, if, appropriate, deliver all other documents and instruments and to do all other things as in the opinion of such director or officer may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, and the taking of any such action.

ANNEX C

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)	“Acquisition Sub” means Bolts Acquisition Corporation, a Canadian corporation and a wholly owned subsidiary of Parent.

(b)	“Arrangement” means an arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made (i) in accordance with Section 9.1 of the Arrangement Agreement, (ii) in accordance with Article 6, or (iii) at the direction of the Court in the Final Order.

(c)	“Arrangement Agreement” means the agreement dated as of November 8, 2010, among Parent, Acquisition Sub and the Company, as the same may be supplemented or amended from time to time.

(d)	“Arrangement Resolution” means the resolution to be considered and if thought fit, passed, by the Securityholders at the Meeting to approve this Plan of Arrangement to be substantially in the form and content of Annex B annexed to the Arrangement Agreement.

(e)	“Business Day” means any day on which commercial banks are generally open for business in San Diego, California, and Calgary, Alberta, other than a Saturday or a Sunday.

(f)	“CBCA” means the Canada Business Corporations Act, including the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

(g)	“ColdSpark Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 11, 2009, by and among the Company, Chickasaw Acquisition Corporation, Chickasaw Acquisition Corporation II, ColdSpark, Inc. and Tom Neustaetter as stockholder representative.

(h)	“ColdSpark Settlement Agreement” means that certain Settlement Agreement and General Release of Claims dated as of November 8, 2010, by and among JK&B Capital IV and JK&B Capital IV QIP, and Tom Neustaetter, individually and in his capacity as attorney-in-fact for and on behalf of the ColdSpark Shareholders (as defined therein), on the one hand, and the Company, on the other hand.

(i)	“Common Shareholders” means holders of Common Shares, in their capacities as such.

(j)	“Common Shares” means the Common Shares of the Company.

(k)	“Company” means BakBone Software Incorporated, a Canadian corporation.

(l)	“Company Option Plans” means the 2000 Stock Option Plan, the 2002 Stock Option Plan and the BakBone Software Incorporated 2003 Equity Incentive Plan.

(m)	“Company Options” means options to purchase Common Shares from the Company, whether granted by the Company pursuant to the Company Option Plans or otherwise.

(n)	“Company RSU Plan” means the Stand-Alone Restricted Stock Unit Award Agreement dated April 27, 2007, as amended.

(o)	“Company RSUs” means restricted Common Share units of the Company, whether granted by the Company pursuant to the Company RSU Plan or otherwise.

(p)	“Company Shareholders” means holders of Company Shares, in their capacities as such.

(q)	“Company Shares” means, collectively, Common Shares and Preferred Shares.

(r)	“Company Warrants” means warrants to purchase Common Shares from the Company.

(s)	“Court” means the Court of Queen’s Bench of Alberta.

(t)	“Depositary” means such reputable financial institution as Acquisition Sub may determine prior to the mailing of the Letter of Transmittal with the consent of the Company.

(u)	“Director” means the Director appointed pursuant to Section 260 of the CBCA.

(v)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 4.1.

(w)	“Dissenting Shareholders” means Common Shareholders, if any, who have duly and validly exercised their Dissent Rights in compliance with the Dissent Rights and such Dissent Rights have not terminated.

(x)	“Dissenting Shares” means the Common Shares held by Dissenting Shareholders, if any.

(y)	“Effective Date” means the date when the Arrangement becomes effective pursuant to the CBCA and the Final Order.

(z)	“Effective Time” means 12:01 a.m. on the Effective Date.

(aa)	“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Authority).

(bb)	“Final Order” means the order of the Court approving the Arrangement under the CBCA as such order may be affirmed, amended or modified by the Court at any time prior to the Effective Date, or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal.

(cc)	“Governmental Authority” means any (i) U.S., Canadian, federal, state, provincial, local or foreign government, (ii) governmental commission, quasi-governmental entity, board, body, bureau, agency, or other judicial, administrative or regulatory (including stock exchange) authority of any nature, including courts and other judicial bodies, (iii) any self regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

(dd)	“Interim Order” means the interim order of the Court in respect of the Arrangement, as contemplated by Section 2.2 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court.

(ee)	“Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Company Shareholders providing for the delivery of the Common Shares and Preferred Shares held by such holders, as applicable, to the Depositary.

(ff)	“Lien” means any lien, mortgage, encumbrance, pledge or security interest.

(gg)	“Meeting” means the special meeting of the Securityholders, including any adjournment, adjournments, postponement or postponements thereof, to be called in accordance with the Interim Order to consider the Arrangement Resolution.

(hh)	“Notice of Dissent” means a notice of dissent duly and validly given by a Common Shareholder exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4.

(ii)	“Optionholders” means holders of Company Options, in their capacities as such.

(jj)	“Parent” means Quest Software, Inc., a Delaware corporation.

(kk)	“Per Share Common Purchase Price” has the meaning assigned to such term in the Arrangement Agreement.

(ll)	“Per Share Preferred Purchase Price” has the meaning assigned to such term in the Arrangement Agreement.

(mm)	“Person” means an individual or Entity.

(nn)	“Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions means this plan of arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof, the Arrangement Agreement or made at the direction of the Court in the Final Order.

(oo)	“Pre-Acquisition Reorganization” has the meaning assigned to such term in the Arrangement Agreement.

(pp)	“Preferred Shareholders” means holders of Preferred Shares, in their capacities as such.

(qq)	“Preferred Shares” means the Series A Preferred Shares of the Company.

(rr)	“Securityholders” at any time means, collectively, the Company Shareholders, Optionholders and Warrantholders at such time.

(ss)	“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital, capital stock, franchise, profits, withholding, social security, Canada Pension Plan, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

(tt)	“Warrantholders” means holders of Company Warrants, in their capacities as such.

1.2 Interpretation not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references herein to Articles, Sections, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Plan of Arrangement, as applicable.

1.3 Number and Gender

For purposes of this Plan of Arrangement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

1.4 Date of any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any Letter of Transmittal are Calgary, Alberta time unless otherwise stipulated herein or therein.

1.6 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States.

1.7 Statutory References

Unless otherwise stated, all references in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time and any statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

2.1 Binding Effect

(a)	At the Effective Time, the Arrangement shall be binding upon (i) the Company, (ii) the Securityholders, Acquisition Sub and Parent, in each case without any further authorization, act or formality, on the part of the parties participating in the Plan of Arrangement, the Court or the Director.

(b)	None of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement shall become effective.

(c)	The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective on the Effective Date and that each of the provisions of Article 3 below has become effective in the sequence set out therein and each section will be deemed to be completed prior to the provisions of the next section.

ARTICLE 3

ARRANGEMENT

3.1 The Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur at the times set out below, in each case without any further authorization, act or formality of the Company, any Securityholder, Acquisition Sub, Parent or any other Person.

(a)	As at the last moment of the day immediately prior to the Effective Date, the Company shall have implemented the Pre-Acquisition Reorganization, if any.

(b)	At the Effective Time:

(i)	all of the Company Options and Company RSUs granted and outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the holders thereof to the Company (free and clear of any Liens) for no consideration;

(ii)	with respect to each Company Option and Company RSU, the holder thereof will cease to be the holder of such Company Option or Company RSU, will cease to have any rights as a holder in respect of such Company Option or Company RSU or under the applicable Company Option Plan or the Company RSU Plan, and such holder’s name will be removed from the registers of Company Options and Company RSUs with respect to such Company Options and Company RSUs;

(iii)	the Company Options and the Company RSUs will be cancelled; and

(iv)	the Company Option Plans and the Company RSU Plan will be cancelled;

(c)	Immediately after the steps in Section 3.1(b) occur;

(i)	all of the Company Warrants issued and outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the holders thereof to the Company (free and clear of any Liens) for no consideration;

(ii)	with respect to each Company Warrant, the holder thereof will cease to be the holder of such Company Warrant, will cease to have any rights as a holder in respect of such Company Warrant, and such holder’s name will be removed from the registers of Company Warrants with respect to such Company Warrants; and

(iii)	the Company Warrants will be cancelled;

(d)	Immediately after the steps in Section 3.1(c) occur, all Common Shares that were subject to future issuance pursuant to the ColdSpark Merger Agreement but which have not as of the Effective Date been issued, shall be issued to the Persons entitled to receive such Common Shares pursuant to the ColdSpark Merger Agreement, subject to and in accordance with the terms and conditions of ColdSpark Settlement Agreement;

(e)	Immediately after the steps in Section 3.1(d) occur:

(i)	all Dissent Shares outstanding immediately prior to the Effective Time will be and will be deemed to be transferred by the Dissenting Shareholders to Acquisition Sub (free and clear of any Liens); and

(ii)	with respect to each Dissent Share:

(A)	each Dissenting Shareholder will cease to be the holder of Dissent Shares, and to have any rights as holders of such Dissent Shares other than the right to be paid fair value for such Dissent Shares as set out in Section 4.1(a);

(B)	each Dissenting Shareholder’s name will be removed from the central securities register with respect to such Dissent Shares; and

(C)	legal and beneficial title to such Dissent Shares will vest in Acquisition Sub and Acquisition Sub will be and be deemed to be the transferee and legal and beneficial owner of such Dissent Shares and will be entered in the central securities register as the sole holder thereof and the former holder and beneficial owner of such Dissent Shares will cease to have any rights as a shareholder in respect of such Dissent Share;

(f)	Immediately after the steps in Section 3.1(e) occur:

(i)	all Common Shares outstanding immediately prior to the Effective Time (other than Dissent Shares), and immediately after giving effect to the steps in Section 3.1(d), will be and be deemed to be transferred by the Common Shareholders to Acquisition Sub (free and clear of any Liens) in exchange for a cash payment equal to the Per Share Common Purchase Price for each such Common Share;

(ii)	all Preferred Shares outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the Preferred Shareholders to Acquisition Sub (free and clear of any Liens) in exchange for a cash payment equal to the Per Share Preferred Purchase Price for each such Preferred Share; and

(iii)	with respect to each Company Share (other than Dissent Shares):

(A)	the holder thereof will cease to be the holder of such Company Share;

(B)	the holder’s name will be removed from the central securities register with respect to such Company Share; and

(C)	legal and beneficial title to such Company Share will vest in Acquisition Sub and Acquisition Sub will be and be deemed to be the transferee and legal and beneficial owner of such Company Share and will be entered in the central securities register as the sole holder thereof and the former holder and beneficial owner of such Company Share will cease to have any rights as a shareholder in respect of such Company Share.

ARTICLE 4

DISSENT RIGHTS

4.1 Rights of Dissent

Pursuant to the Interim Order, each Common Shareholder may exercise rights of dissent (“Dissent Rights”) as provided under Section 190 of the of the CBCA as modified by this Article 4 as the same may be modified by the Interim Order or the Final Order in respect of the Arrangement, provided that, notwithstanding Section 190(5) of the CBCA, the written objection to the Arrangement Resolution must be received by the Company before 5:00 p.m. on the Business Day immediately preceding the Meeting. Common Shareholders who duly exercise such rights of dissent and who:

(a)	are ultimately determined to be entitled to be paid fair value for the Common Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Common Shares to Acquisition Sub pursuant to Section 3.1(f)(i) in consideration of such fair value; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for the Common Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Common Shareholder that has not exercised Dissent Rights, as at and from the time specified in Section 3.1(f) for the consideration set forth in Section 3.1(f)(i);

but in no case will Parent, Acquisition Sub, the Company or any other Person be required to recognize such holders as Common Shareholders after the completion of the step set forth in Section 3.1(a) and each Dissenting Shareholder will cease to be entitled to the rights of a Common Shareholder in respect of the Common Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register will be amended to reflect that such former holder is no longer the holder of such Common Shares as and from the Effective Time.

ARTICLE 5

CERTIFICATES AND PAYMENTS

5.1 Payments of Consideration

(a)	At or before the Effective Time, Acquisition Sub shall deposit, and Parent shall cause Acquisition Sub to deposit, with the Depositary in escrow for the benefit of the Company Shareholders, cash in the aggregate amount equal to the payments contemplated by Section 3.1(f)(i) (calculated without reference to whether any Common Shareholders have exercised or may exercise Dissent Rights) and Section 3.1(f)(ii). As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged under the Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder of such surrendered certificate will be entitled to receive in exchange therefor, the cash which such Company Shareholder has the right to receive under the Arrangement for such Company Shares, and any certificate so surrendered will forthwith be cancelled. The cash deposited with the Depositary will be held in an interest-bearing account and any interest earned on such funds will be for the account of Acquisition Sub.

(b)	Until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Company Shares will be deemed at the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 5.1.

(c)	The Company, Acquisition Sub and Parent shall cause the Depositary, in the case of a former holder of Company Shares, as soon as practicable following the time the former holder becomes entitled to a cash payment in accordance with Section 5.1(a), to:

(A)	forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the Letter of Transmittal;

(B)	if requested by such former holder in the Letter of Transmittal, make available at the offices of the Depositary specified in the Letter of Transmittal for pick-up by such former holder; or

(C)	if the Letter of Transmittal neither specifies an address nor contains a request as described in Sections 5.1(c)(A) and 5.1(c)(B), forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address of such former holder as shown on the central securities register maintained by or on behalf of the Company in respect of Company Shares immediately prior to the Effective Time:

a check representing the net cash payment, if any, payable to such former holder in accordance with the provisions hereof.

(d)	If any holder of Company Shares fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing the Company Shares (or a bond or other indemnity pursuant to Section 5.2), together with such other documents or instruments required for such holder to receive payment for the Company Shares, on or before the sixth anniversary of the Effective Date, such holder shall be deemed to have surrendered and forfeited to the Company or Acquisition Sub, as applicable, any cash consideration held by the Depositary in trust for such holder to which such holder is entitled. Any certificate formerly representing the Company Shares shall, on the sixth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever and shall be deemed to have been surrendered to the Company or Acquisition Sub, as applicable and shall be cancelled. Any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the cash consideration for Company Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Company or Acquisition Sub, as applicable, for no consideration.

5.2 Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Company Shares that were acquired by Acquisition Sub pursuant to Section 3.1(e)(i), Section 3.1(f)(i) or Section 3.1(f)(ii) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay in relation to for such lost, stolen or destroyed certificate, the net cash payment which the former holder of such Company Shares is entitled to receive pursuant to Section 3.1(e)(i), Section 3.1(f)(i) or Section 3.1(f)(ii), as applicable. When authorizing such payment in relation to any lost, stolen or destroyed certificate, the person to whom the payment is made will, as a condition precedent to the delivery thereof, give a bond satisfactory to Acquisition Sub, the Company and the Depositary in such sum as Acquisition Sub may direct or otherwise indemnify Acquisition Sub and the Company in a manner reasonably satisfactory to Acquisition Sub and the Company against any claim that may be made against Acquisition Sub and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 6

AMENDMENTS

6.1 Amendments to Plan of Arrangement

(a)	The Company reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by Acquisition Sub (such approval not to be unreasonably withheld), (iii) filed with the Court and, if made following the Meeting, approved by the Court and (iv) communicated to Securityholders in the manner required by the Court (if so required).

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Meeting (provided that Acquisition Sub has consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Securityholders voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if (i) it is consented to in writing by each of the Company, Parent and Acquisition Sub and (ii) if required by the Court or applicable law, it is consented to by Securityholders voting in the manner directed by the Court.

(d)	Notwithstanding Section 6.1(c), any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Acquisition Sub provided that it concerns a matter which, in the reasonable opinion of Acquisition Sub, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Securityholder.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Company, Parent and Acquisition Sub will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

APPENDIX B

November 8, 2010

Board of Directors

BakBone Software Incorporated

9540 Towne Center Drive, Suite 100

San Diego, CA 92121

Members of the Board:

We understand that BakBone Software Incorporated (“BakBone”) and Quest Software, Inc. (“Quest”) plan to enter into an Arrangement Agreement (the “Agreement”), to be dated on or about the date hereof, that provides for, among other things, Quest to purchase all of the issued and outstanding shares of capital stock of BakBone (the “Transaction”). You have informed us that, pursuant to the terms of the Agreement: (i) holders of BakBone common stock are to receive $0.33 per share in cash (the “Per Share Consideration”), and (ii) holders of BakBone Series A Preferred Stock are to receive an aggregate of $23,250,000 in cash. You have further informed us that (A) certain former shareholders of ColdSpark, which was acquired by BakBone in 2009, will become entitled to receive $4,106,000 in cash as a result of the consummation of the Transaction (the “ColdSpark Payment”), and (B) the aggregate purchase price to Quest for the Transaction, including the ColdSpark Payment, is approximately $55,980,000 (the “Aggregate Consideration”).

You have asked for our opinion as to whether, as of the date hereof, the Aggregate Consideration represents a fair valuation of the Company, and whether, as of the date hereof, based on the Aggregate Consideration, and in light of the Preferred Stock Payment and the ColdSpark Payment which you have informed us are due to the recipients thereof, the Per Share Consideration to be paid by Quest under the terms of the Agreement is fair, from a financial point of view, to the holders BakBone common stock.

For purposes of the opinion set forth herein, we have:

(i)	reviewed the draft of the Agreement dated November 8, 2010;

(ii)	reviewed certain publicly available financial statements and other information provided to us by BakBone relating to BakBone;

(iii)	reviewed certain internal financial statements, other financial and operating data, and other information concerning BakBone, prepared by the management of BakBone;

(iv)	discussed the past and current operations and financial condition and the prospects of BakBone with the management of BakBone;

(v)	compared the financial performance of BakBone with that of certain publicly-traded companies that we deemed comparable to BakBone;

(vi)	reviewed the financial terms, to the extent publicly available, of certain transactions that we have identified as comparable to the Transaction;

(vii)	analyzed discounted cash flow models for BakBone prepared based upon estimates and guidance from management of BakBone;

(viii)	participated in discussions and negotiations among representatives of BakBone and Quest and their respective legal and financial advisors with respect to the Transaction; and

(ix)	performed such other analyses and considered such other factors as we deemed appropriate.

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We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of BakBone, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of BakBone. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement (without any amendments or modifications thereto), without waiver by any party of any material rights thereunder, that in all respects material to our analysis, the representations and warranties contained in the Agreement made by the parties thereto are true and correct and that the Agreement executed by the parties thereto does not differ in any material respect from the form of the draft Agreement delivered to us on November 8, 2010. We understand that the Transaction will be consummated following receipt of all required approvals by the shareholders of BakBone; we also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on BakBone, Quest or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring or becoming known to us after the date hereof.

We have not made any independent investigation of any legal, accounting or tax matters affecting BakBone, and we have assumed the correctness of all legal, accounting and tax advice given to BakBone and its Board of Directors. We have not been asked to prepare, nor have we prepared, a formal valuation or appraisal of any of the assets or securities of BakBone, Quest or any of their respective affiliates and our opinion should not be construed as such. We have taken into account our experience in transactions that we believe to be generally comparable or relevant, as well as our experience in securities valuation in general.

This opinion does not address BakBone’s underlying business decision to enter into the Transaction, and it does not constitute a recommendation to BakBone, its Board of Directors or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the Transaction. We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the structure of the Transaction. Moreover, this opinion does not address the fairness of the Transaction to, or any consideration to be received in connection therewith by, the holders of BakBone Series A Preferred Stock or the former ColdSpark Shareholders receiving the ColdSpark Payment, nor does it address the relative value or relative fairness of the payments to the holders of BakBone Series A Preferred Stock, the former ColdSpark shareholders receiving the ColdSpark Payment, and the holders of BakBone common stock, including, without limitation, whether in relation to the Aggregate Consideration or each other. Further, this opinion does not address the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, including, without limitation, in relation to the Aggregate Consideration or the Per Share Consideration.

We have acted as financial advisor to the Board of Directors of BakBone in connection with this Transaction and will receive fees for our services, a portion of which is contingent upon the consummation of the Transaction, and BakBone has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, in July 2009, we advised Quest in connection with a repurchase of its shares by means of a tender offer for which we received compensation.

It is understood that this letter is for the information of the Board of Directors of BakBone and may not be used or summarized for any other purpose without our prior written consent. This opinion has been approved by GCA Savvian Advisors LLC’s Fairness Opinion Committee.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that, the Aggregate Consideration represents a fair valuation of the Company, and, based on the Aggregate Consideration, and in light of the Preferred Stock Payment and the ColdSpark Payment which we understand are due to the recipients thereof, the Per Share Consideration is fair from a financial point of view to the holders of BakBone common stock.

Respectfully submitted,

GCA SAVVIAN ADVISORS, LLC

/s/    Mark Waissar

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APPENDIX C

INTERIM ORDER

Clerk’s Stamp:

COURT FILE NUMBER

COURT	COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE	CALGARY

APPLICANT	BAKBONE SOFTWARE INCORPORATED

RESPONDENTS	None

DOCUMENT	INTERIM ORDER

ADDRESS FOR SERVICE AND CONTACT INFORMATION OF PARTY FILING THIS DOCUMENT

Burnet, Duckworth & Palmer LLP

1400, 350 — 7 Avenue SW

Calgary, Alberta T2P 3N9

Lawyer: Michael J. Donaldson

Phone Number: (403) 260-0228

Fax Number: (403) 260-0332

Email Address: mjd@bdplaw.com

File No. 54461-64

Date on Which Order Was Pronounced:	[ ] day, [ ], 2010

Name of Judge Who Made This Order:                    [                ]

UPON the Originating Application of BakBone Software Incorporated (the “Company”);

AND UPON reading the Originating Application and the Affidavit of Steve Martin, Senior Vice President, Chief Financial Officer and Interim Chief Executive Officer of the Company, sworn November [    ], 2010 and the documents referred to therein (the “Affidavit”);

AND UPON hearing counsel for the Company;

AND UPON noting that the Director (the “Director”) appointed under Section 260 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (“CBCA”) has been served with notice of this application as required by subsection 192(5) of the CBCA, and that the Director neither consents to nor opposes the application;

FOR THE PURPOSES OF THIS ORDER, all references to “Arrangement” used herein mean the plan of arrangement as described in the Affidavit and in the form attached as Annex C to the Arrangement Agreement, which is attached as Appendix A to the Information Circular and Proxy Statement of the Company dated [                ], 2010 (the “Information Circular”).

IT IS HEREBY ORDERED AND ADJUDGED THAT:

General

1.	The proposed course of action is an “arrangement” within the definition of the CBCA and the Applicant may proceed with the Arrangement, as described in the Affidavit.

2.	The Company shall seek approval of the Arrangement by: (i) the holders (“Common Shareholders”) of common shares of the Company (“Common Shares”); (ii) the holders (“Preferred Shareholders”) of preferred shares of the Company; (iii) the holders (“Optionholders”) of options to acquire Common Shares (the “Options”); and (iv) the holders (“Warrantholders”) of warrants to acquire Common Shares (the “Warrants”), in the matter set forth below.

Meeting

3.	The Company shall call and conduct a special meeting (the “Meeting”) of Common Shareholders, Preferred Shareholders, Optionholders and Warrantholders (collectively, the “Securityholders”) on or about [ ]. At the Meeting, Securityholders will consider and vote upon the Arrangement Resolution and such other business as may properly be brought before the Meeting or any adjournment thereof, all as more particularly described in the Information Circular.

4.

A quorum at the Meeting shall be two persons entitled to vote thereat holding or representing by proxy not less than 33 1/3%% of the Common Shares entitled to vote at the Meeting. If within thirty minutes from the time appointed for the Meeting a quorum is not present, the Meeting shall be adjourned to the same day in the next week if a business day, and, if not a business day, to the next business day following one week after the day appointed for the Meeting, at the same time and place or as may otherwise be determined by the Chairman of the Meeting. No notice of the adjourned Meeting shall be required and if at such adjourned Meeting a quorum is not present, the Securityholders present in person or by proxy, if at least two, shall be a quorum for all purposes.

5.	The record date (the “Record Date”) for determination of Securityholders entitled to receive notice of and to vote at the Meeting will be the close of business on [ ], 2010. Only Securityholders whose names have been entered in the applicable register of Securityholders as at the Record Date will be entitled to receive notice of and to vote at the Meeting, provided that, to the extent a Common Shareholder or Preferred Shareholder transfers the ownership of any Common Shares or Preferred Shares, as applicable, after the Record Date and the transferee of those Common Shares or Preferred Shares, as applicable, having produced properly endorsed certificates evidencing such Common Shares or Preferred Shares, as applicable, or having otherwise established that he or she owns such Common Shares or Preferred Shares, as applicable, demands, not later than the commencement of the Meeting, to be included in the list of Securityholders entitled to vote at the Meeting, such transferee will be entitled to vote those Common Shares or Preferred Shares, as applicable, at the Meeting.

Conduct of Meeting

6.	At the Meeting, Securityholders shall vote together as a single class in respect of the Arrangement Resolution with: (i) each Common Shareholder being entitled to one vote for each Common Share held; (ii) each Preferred Shareholder being entitled to one vote for each Preferred Share held; (iii) each Optionholder being entitled to one vote for each Common Share subject to Options held by such Optionholder that such Optionholder would be entitled to acquire if such Optionholder exercised all Options held by such Optionholder, without reference to any vesting provisions or exercise price; and (iv) each Warrantholder being entitled to one vote for each Common Share subject to Warrants held by such Warrantholder that such Warrantholder would be entitled to acquire if such Warrantholder exercised all Warrants held by such Warrantholder, without reference to any vesting provisions or exercise price.

7.	The Chairman of the Meeting shall be the Senior Vice President, Chief Financial Officer and Interim Chief Executive Officer of the Company or, failing him, any other officer or director of the Company, or failing them, any person to be chosen at the Meeting.

8.

The number of votes required to pass the special resolution approving the Arrangement (the “Arrangement Resolution”) shall be: (i) not less than 66 2/3% of the votes cast by the Securityholders, either in person or by proxy, at the Meeting and voting as a single class; and (ii) not less than 50.01% of the votes cast by the

Common Shareholders, either in person or by proxy, at the Meeting, after excluding the votes cast in respect of Common Shares beneficially owned, or over which control or direction is exercised, by such persons whose votes may not be included in determining minority approval of a business combination pursuant to Multilateral Instrument 61 101 — Protection of Minority Security Holders in Special Transactions.

9.	To be valid, a proxy must be deposited with the Company in the manner described in the Information Circular.

10.	The accidental omission to give notice of the Meeting or the non-receipt of the notice or of any Meeting Materials (as hereinafter defined) shall not invalidate any resolution passed or proceedings taken at the Meeting.

11.	In all other respects, the Meeting shall be conducted in accordance with the articles and bylaws of the Company and the CBCA, subject to such modifications as may be adopted by this Order.

Dissent Rights

12.	The registered Common Shareholders are, subject to the provisions of this Order and the Arrangement, accorded the right of dissent under Section 190 of the CBCA with respect to the Arrangement Resolution.

13.	In order for a Common Shareholder to exercise such right of dissent under subsection 190 of the CBCA:

(a)	notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA is required to be sent to the Company c/o its counsel Burnet, Duckworth & Palmer LLP, 1400, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9, Attention: Michael J. Donaldson, by 5:00 p.m. (Calgary time) on [ ] or the day that is two business days immediately preceding the date of the Meeting if the Meeting is not held on [ ];

(b)	a Dissenting Shareholder shall not have voted his or her Common Shares at the Meeting, either by proxy or in person, in favour of the Arrangement Resolution;

(c)	a Common Shareholder may not exercise the right of dissent in respect of only a portion of the Common Shareholder’s Common Shares, but may dissent only with respect to all of the Common Shareholder’s Common Shares; and

(d)	Dissenting Shareholders exercising such right of dissent must otherwise comply with the requirements of Section 190 of the CBCA, as modified by this Order.

Notice

14.	An Information Circular, substantially in the form attached as Exhibit A to the Affidavit with amendments thereto as counsel for the Company may determine necessary or desirable (provided such amendments are not inconsistent with the terms of this Order), shall be mailed by prepaid ordinary mail, at least 21 days prior to the date of the Meeting to Securityholders at the addresses for such holders recorded in the records of the Company at the close of business on the Record Date, and to the directors and officers of the Company and auditors of the Company. In calculating the 21 day period, the date of mailing shall be included and the date of the Meeting shall be excluded.

15.	An Information Circular as described above shall be provided to the Director by prepaid ordinary mail or delivery at least 21 days prior to the Meeting.

16.	Delivery of the Information Circular in the manner directed by this Order shall be deemed to be good and sufficient service upon the Securityholders, the directors and officers of the Company and auditors of the Company and the Director of:

(a)	the Originating Application

(b)	this Order;

(c)	the Notice of the Meeting; and

(d)	the Notice of Application;

all in substantially the forms set forth in the Information Circular, together with instruments of proxy and such other material (collectively, the “Meeting Materials”) as the Company may consider fit.

Final Application

17.	Subject to further Order of this Honourable Court and provided that the Securityholders have approved the Arrangement and the directors of the Company have not revoked that approval, the Company may proceed with an application for approval of the Arrangement and the final order of this Honourable Court (the “Final Order”) on [ ], 2011 at 1:30 p.m. or so soon thereafter as counsel may be heard at the Calgary Courts Centre, Calgary, Alberta. Subject to the Final Order, and to the issuance of the Certificate, all Securityholders, the Company, Parent and Acquisition Sub and all other persons will be bound by the Arrangement in accordance with its terms.

18.	Any Securityholder or any other interested party (collectively, “Interested Party”) desiring to appear and make submissions at the application for the Final Order is required to file with this Court and serve, upon the Company, on or before noon (Calgary time) on [ ], 2011, a Notice of Intention to Appear, which must include:

(a)	the Interested Party’s address for service in the Province of Alberta;

(b)	an indication of whether such Interested Party intends to support or oppose the application or make submission at the application;

(c)	a summary of the position such Interested Party intends to advocate before the Court; and

(d)	any evidence or other materials which the Interested Party intends to present to the Honourable Court.

Service of this notice on the Company shall be effected by service upon the solicitors for the Company, Burnet, Duckworth & Palmer LLP, Suite 1400, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9, Attention: Michael J. Donaldson.

19.	In the event that the application for the Final Order is adjourned, only those parties appearing before this Court for the application for the Final Order, and those Interested Parties servicing a Notice of Intention to Appear in accordance with paragraph 18 of this Order, shall have notice of the adjourned date.

Leave to Vary Interim Order

20.	The Company is entitled at any time to seek leave to vary this Interim Order upon such terms and the giving of such notice as this Court may direct.

Justice of the Court of Queen’s Bench of Alberta

APPENDIX D

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190	(1) Right to dissent — Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

•	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

•	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

•	amalgamate otherwise than under section 184;

•	be continued under section 188;

•	sell, lease or exchange all or substantially all its property under subsection 189(3); or

•	carry out a going-private transaction or a squeeze-out transaction.

(2)	Further right — A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1)	If one class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3)	Payment for shares — In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4)	No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)	Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the special meeting and of their right to dissent.

(6)	Notice of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7)	Demand for payment — A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)	the shareholder’s name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

(8)	Share certificate — A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

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(9)	Forfeiture — A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10)	Endorsing certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11)	Suspension of rights — On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)	the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

(12)	Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13)	Same terms — Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14)	Payment — Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15)	Corporation may apply to court — Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16)	Shareholder application to court — If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17)	Venue — An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18)	No security for costs — A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19)	Parties — On an application to a court under subsection (15) or (16),

(a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

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(20)	Powers of court — On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21)	Appraisers — A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22)	Final order — The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23)	Interest — A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24)	Notice that subsection (26) applies — If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25)	Effect where subsection (26) applies — If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)	retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26)	Limitation — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

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